AMENDED AND RESTATED
                          LEASE AND OPERATING AGREEMENT

                                     BETWEEN

                      PHILADELPHIA REGIONAL PORT AUTHORITY

                                       AND

                            HOLT CARGO SYSTEMS, INC.

                                       FOR

                          PACKER AVENUE MARINE TERMINAL

                                                                            Page
                                                                            ----
                               TABLE OF CONTENTS

ARTICLE I.     LEASE AND USE OF TERMINAL . . . . . . . . . . . . . . . .      4

               1.1           Grant . . . . . . . . . . . . . . . . . . .      4
               1.2           Appointment . . . . . . . . . . . . . . . .      4
               1.3           Independent Contractor  . . . . . . . . . .      4
               1.4           Use . . . . . . . . . . . . . . . . . . . .      5
               1.5           PRPA Field Representative . . . . . . . . .      6
               1.6           Operations to Maximize Use. . . . . . . . .      7
               1.7           Title; Quiet Enjoyment. . . . . . . . . . .      7
               1.8           Non-Disturbance . . . . . . . . . . . . . .      9
               1.9           Estoppel Certificates . . . . . . . . . . .     10
               1.10          Zoning and Other Permits. . . . . . . . . .     11
               1.11          DRPA Owned Areas. . . . . . . . . . . . . .     11

ARTICLE II.    EFFECTIVE DATE; TERM. . . . . . . . . . . . . . . . . . .     13

               2.1           Effective Date. . . . . . . . . . . . . . .     13
               2.2           Term. . . . . . . . . . . . . . . . . . . .     13
               2.3           Renewal Options . . . . . . . . . . . . . .     13
               2.4           Termination . . . . . . . . . . . . . . . .     18
               2.5           Surrender of Possession; Holdover . . . . .     18

ARTICLE III.   COMPENSATION . . . . . . .. . . . . . . . . . . . . . . .     22

               3.1           Base Compensation . . . . . . . . . . . . .     22
               3.2           Letter of Credit. . . . . . . . . . . . . .     31
               3.3           Records and Books . . . . . . . . . . . . .     36
               3.4           Reports . . . . . . . . . . . . . . . . . .     37
               3.5           Late Charges. . . . . . . . . . . . . . . .     38
               3.6           Certain Taxes . . . . . . . . . . . . . . .     38

ARTICLE IV.    MARKETING; COOPERATION . . .  . . . . . . . . . . . . . .     39

               4.1           Marketing . . . . . . . . . . . . . . . . .     39
               4.2           Transfer of Service.  . . . . . . . . . . .     39
               4.3           Intentionally Omitted . . . . . . . . . . .     44
               4.4           Definition of HOLT  . . . . . . . . . . . .     44
               4.5           Certain Operating Agreements  . . . . . . .     44
               4.6           Certain Tax Exemptions  . . . . . . . . . .     47
               4.7           Transportation Tolls  . . . . . . . . . . .     47

ARTICLE V.     INSURANCE; INDEMNIFICATION  . . . . . . . . . . . . . . .     48

               5.1           Property Insurance  . . . . . . . . . . . .     48
               5.2           Liability Insurance . . . . . . . . . . . .     49
               5.3           Worker's Compensation Insurance . . . . . .     50
               5.4           Automobile Insurance  . . . . . . . . . . .     50
               5.5           Waiver of Subrogation . . . . . . . . . . .     51
               5.6           Insurance General . . . . . . . . . . . . .     51
               5.7           Accident Reports  . . . . . . . . . . . . .     53
               5.8           Liability for Damage Caused by
                               Third Parties . . . . . . . . . . . . . .     53
               5.9           Event of Loss . . . . . . . . . . . . . . .     54
               5.10          Insurance Audit . . . . . . . . . . . . . .     55
               5.11          Indemnification . . . . . . . . . . . . . .     55

ARTICLE VI.    REPAIRS AND MAINTENANCE  . . .  . . . . . . . . . . . . .     57

               6.1           PRPA's Obligations  . . . . . . . . . . . .     57
               6.2           HOLT's Obligations  . . . . . . . . . . . .     60
               6.3           Wharf Structure   . . . . . . . . . . . . .     64
               6.4           Fire Systems  . . . . . . . . . . . . . . .     65
               6.5           Load Limits   . . . . . . . . . . . . . . .     66
               6.6           Maintenance and Servicing of Cranes   . . .     66
               6.7           Dredging  . . . . . . . . . . . . . . . . .     68
               6.8           Access  . . . . . . . . . . . . . . . . . .     70
               6.9           PRPA's Rights . . . . . . . . . . . . . . .     70

ARTICLE VII.   EQUIPMENT; CAPITAL IMPROVEMENTS . . . . . . . . . . . . .     71

               7.1           Provision . . . . . . . . . . . . . . . . .     71
               7.2           Required Equipment. . . . . . . . . . . . .     72
               7.3           HOLT Cranes . . . . . . . . . . . . . . . .     72
               7.3A          Purchase of Paceco Crane  . . . . . . . . .     75
               7.4           Ownership of HOLT Cranes and
                               Equipment . . . . . . . . . . . . . . . .     80
               7.5           Heavy Lift Crane  . . . . . . . . . . . . .     82
               7.6           HOLT's Improvements . . . . . . . . . . . .     83
               7.7           PRPA's Improvements . . . . . . . . . . . .     91
               7.8           Building 2A . . . . . . . . . . . . . . . .     95

ARTICLE VIII.  UTILITIES . . . . . . . . . . . . . . . . . . . . . . . .     96

               8.1           Utilities . . . . . . . . . . . . . . . . .     96

ARTICLE IX.    TAXES   . . . . . . . . . . . . . . . . . . . . . . . . .     96

               9.1           Taxes . . . . . . . . . . . . . . . . . . .     96
               9.2           Appeals . . . . . . . . . . . . . . . . . .     97

ARTICLE X.     ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . .     97

               10.1          Environmental Matters . . . . . . . . . . .     97
               10.2          Compliance With Law . . . . . . . . . . . .     98
               10.3          Site Contamination  . . . . . . . . . . . .    100
               10.4          Other Hazardous or Toxic Material   . . . .    101
               10.5          Disposal and Removal of Waste . . . . . . .    101
               10.6          Indemnification by HOLT   . . . . . . . . .    101
               10.7          PRPA Responsibilities . . . . . . . . . . .    102
               10.8          Inspections . . . . . . . . . . . . . . . .    103
               10.9          Remedies. . . . . . . . . . . . . . . . . .    103
               10.10         Survival. . . . . . . . . . . . . . . . . .    104

ARTICLE XI.    ASSIGNMENT AND LICENSING  . . . . . . . . . . . . . . . .    104

               11.1          Assignment and Subleasing;
                               Transfers of Stock  . . . . . . . . . . .    104
               11.2          PRPA's Assignment and Successors  . . . . .    109

ARTICLE XII.   SIGNS AND PUBLICITY . . . . . . . . . . . . . . . . . . .    109

               12.1          Signs . . . . . . . . . . . . . . . . . . .    109
               12.2          Publicity . . . . . . . . . . . . . . . . .    110

ARTICLE XIII.  DAMAGE TO THE TERMINAL . . . . .. . . . . . . . . . . . .    110

               13.1          Damage and Destruction  . . . . . . . . . .    110

ARTICLE XIV.   CONDITION OF TERMINAL AND PRPA CRANES . . . . . . . . . .    111

               14.1          Condition and Surrender of
                               Terminal  . . . . . . . . . . . . . . . .    111

 ARTICLE XV.   WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . .    113

               15.1          Waivers . . . . . . . . . . . . . . . . . .    113

ARTICLE XVI.   WAIVER OF CLAIMS; TERMINATION BY
                 REGULATORY AGENCY OR COURT DECREE . . . . . . . . . . .    114

               16.1          Waiver of Claims  . . . . . . . . . . . . .    114
               16.2          Termination by Regulatory Agency
                               or Court Decree . . . . . . . . . . . . .    114

ARTICLE XVII.  FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . .    115
               17.1          Force Majeure . . . . . . . . . . . . . . .    115

ARTICLE XVIII. HOLT'S COVENANTS . . . .  . . . . . . . . . . . . . . . .    117
               18.1          HOLT's Further Covenants  . . . . . . . . .    117
               18.2          Conditions . . . .. . . . . . . . . . . . .    118

ARTICLE XIX.   REMEDIES; ARBITRATION . . . . . . . . . . . . . . . . . .    119

               19.1          PRPA's Remedies . . . . . . . . . . . . . .    119
               19.2          Remedies Cumulative . . . . . . . . . . . .    124
               19.3          Expedited Proceedings . . . . . . . . . . .    124
               19.4          Notice and Grace Period. .  . . . . . . . .    124
               19.5          Arbitration . . . . . . . . . . . . . . . .    126

ARTICLE XX.    CONDEMNATION. . . . . . . . . . . . . . . . . . . . . . .    129

               20.1          Condemnation. . . . . . . . . . . . . . . .    129

ARTICLE XXI.   RAILROADS . . . . . . . . . . . . . . . . . . . . . . . .    131

               21.1          Railroad Tracks. . . . . . . . . . . . . .     131

ARTICLE XXII.  EMPLOYMENT PRACTICES. . . . . . . . . . . . . . . . . . .    132
               22.1          Fair Employment Practices . . . . . . . . .    132

ARTICLE XXIII. OPINION OF COUNSEL. . . . . . . . . . . . . . . . . . . .    132
               23.1          Opinion of HOLT's Counsel . . . . . . . . .    132
               23.2          Opinion of PRFA's Chief Counsel . . . . . .    133

ARTICLE XXIV.   ADDITIONAL PROPERTY. . . . . . . . . . . . . . . . . . .  133

                24.1         Delaware Avenue Parcel. . . . . . . . . . .  133
                24.2         Additional Parcels. . . . . . . . . . . . .  135

ARTICLE XXV.    PRPA'S RIGHT OF ACCESS TO THE TERMINAL. . . . .  . . . .  146

                25.1         Visitors . . . . . .  . . . . . . . . . . .  146
                25.2         Property and Cargo Under HOLT's
                               Control . . . . . . . . . . . . . . . . .  146
                25.3         Utility Lines and Easements . . . . . . . .  147
                25.4         Commonwealth  . . . . . . . . . . . . . . .  147

ARTICLE XXVI.   PUBLICKER PROPERTY . . . . . . . . . . . . . . . . . . .  148

                26.1          Publicker Site . . . . . . . . . . . . . .  148

ARTICLE XXVII.  REPRESENTATIONS AND WARRANTIES
                  OF HOLT AND PRPA . . . . . . . . . . . . . . . . . . .  148

                27.1          Authorization. . . . . . . . . . . . . . .  148
                27.2          Non-Conflict . . . . . . . . . . . . . . .  148
                27.3          Crane Relocation . . . . . . . . . . . . .  149

ARTICLE XXVIII. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  150

                28.1         Notices  . . . . .  . . . . . . . . . . . .  150
                28.2         Captions .  . . . . . . . . . . . . . . . .  151
                28.3         Terms Binding on Successors . . . . . . . .  151
                28.4         Applicable Law  . . . . . . . . . . . . . .  151
                28.5         Consent to Jurisdiction,
                               Service and Venue . . . . . . . . . . . .  152
                28.6         Limit on PRFA's Liability.  . . . . . . . .  152
                28.7         Certain Certificates. . . . . . . . . . . .  152
                28.8         Time of Essence . . . . . . . . . . . . . .  153
                28.9         Severability. . . . . . . . . . . . . . . .  153
                28.10        Entire Agreement. . . . . . . . . . . . . .  154
                28.11        No Third Party Beneficiaries. . . . . . . .  154
                28.12        Certain Payments at End of Term . . . . . .  154
                28.13        Releases. . . . . . . . . . . . . . . . . .  155
                28.14        Review of Operations. . . . . . . . . . . .  156
                28.15        Transfer Taxes .  . . . . . . . . . . . . .  156
                28.16        Refrigerated Warehouse Release. . . . . . .  156
                28.17        Counterparts. . . . . . . . . . . . . . . .  156(a)

SCHEDULE OF EXHIBITS:

 EXHIBIT A -   PACKER AVENUE MARINE TERMINAL SITE PLAN

 EXHIBIT B -   PLAN SHOWING THE MAIN TERMINAL AREA, THE
                 COMMONWEALTH AREA AND SHED C

 EXHIBIT C -   CONTAINER PICK RATE SCHEDULE

 EXHIBIT D -   COPY OF INITIAL LETTER OF CREDIT

 EXHIBIT E -   LIST OF MAJOR CRANE PARTS

 EXHIBIT F -   LOAD LIMITS

 EXHIBIT G -   HEAVY CRANE LIMIT

 EXHIBIT H -   PRPA CAPITAL IMPROVEMENTS

 EXHIBIT I -   HOLT CAPITAL IMPROVEMENTS

 EXHIBIT J -   NONDISCRIMINATION REQUIREMENTS; INTEGRITY
                 PROVISIONS

 EXHIBIT K -   LEASES AND OTHER AGREEMENTS AFFECTING THE
                 ADDITIONAL PARCELS

 EXHIBIT L -   CERTAIN TRACKAGE RIGHTS

 EXHIBIT M -   PLAN SHOWING THE ADDITIONAL PARCELS

 EXHIBIT N -   DEFERRED MAINTENANCE ITEMS

 EXHIBIT 0 -   CALCULATION OF BASE RENT UNDER SECTION 4.2(a)(ii)

 EXHIBIT P -   PAYMENT SCHEDULE REGARDING THE PACECO CRANE

                       DEFINITIONAL CROSS-REFERENCE SHEET

           Term                                          Section
           ----                                          -------
"Additional Parcels"                                     24.2
"Additional Parcel Fee"                                  24.2(a)(iv)
"Additional Parcels Termination Date"                    24.2(b)(iii)
"Additional Pick Fee"                                    3.1(c)
"Additional Pick Guarantee"                              3.1(c)
"Alternative Purchase Date"                              7.3A(b)
"Arbitrators"                                            2.3(c)
"Base Compensation"                                      3.1(f)
"Base Rent"                                              3.1(a)
"Base Rent Surcharge"                                    3.1(i)
"Berth 6"                                                6.2(a)(i)
"Best Efforts"                                           4.7
"Breakbulk Fee"                                          3.1(d)
"Breakbulk Capital Improvements"                         7.7(a)
"Breakbulk Guarantee"                                    3.1(e)
"Breakbulk Guarantee Deficiency"                         3.1(e)
"Building Six Extension"                                 Exhibit H
"Canopy Project"                                         Exhibit I
"Capital Improvements"                                   7.7(a)
"City"                                                   Preamble
"Commonwealth"                                           Preamble
"Commonwealth Area"                                      Preamble
"Commonwealth Sublease"                                  Preamble
"Completed"                                              3.1(b)
"Container Capital Tmprovement"                          7.7(a)
"Container Capital Improvements Completion Date"         3.1(a)(ii)
"Container Customer"                                     4.3
"Container Line"                                         4.2(b)(ii)
"Container Pick Fee"                                     3.1(b)
"Container Pick Rate"                                    3.1(b)
"Container Pick Guarantee"                               3.1(c)
"Contamination"                                          10.3(b)
"Cost-Plus Arrangement"                                  4.5
"Crane Rail Extension"                                   Exhibit H
"Crane Retrofit"                                         Exhibit H
"Cranes"                                                 6.7
"Crane Pick Credit"                                      4.2(b)(ii)
"Delaware Avenue Parcel"                                 24.1
"Demolition and Paving"                                  Exhibit H
"Development Fee"                                        24.2(b)(i)
"DRPA"                                                   1.11
"DRPA Area"                                              1.7
"DRPA Rent"                                              3.1(j)
"DRPA Parcel"                                            1.11
"DRPA Parcel Project"                                    Exhibit I

"Effective Date"                                         2.1
"Environmental Statutes"                                 10.2(a)
"Equipment Removal Period"                               2.5(b)
"Existing Gatehouse Project"                             Exhibit I
"Fill Project Reimbursement Amount"                      24.2(c)(ii)
"FMC"                                                    1.6
"Gatehouse Booth Project"                                Exhibit I
"General Cargo"                                          3.1(d)
"Gloucester Terminal"                                    7.3(a)
"Gloucester Cranes"                                      7.3
"Gloucester Reefer Plugs"                                7.3(c)
"Guarantee Period"                                       3.1(c)
"Hazardous Substances"                                   10.3(c)
"HOLT"                                                   Preamble
"HOLT Capital Improvements"                              7.6(a)
"HOLT Cranes"                                            7.3(b)
"HOLT Crane Removal Period"                              2.5(c)
"HOLT Management"                                        11.1(c)
"HOLT Proposal"                                          4.7
"ICTF"                                                   21.1(b)
"Imposition"                                             9.1
"Interest Rate"                                          24.2(c)(ii)
"Initial Letter of Credit"                               3.2(a)
"Lease Year"                                             3.1(a)
"Letter of Credit"                                       3.2(a)
"Main Terminal Area"                                     Preamble
"Major Development"                                      7.6(e)
"Major Improvements"                                     24.2(d)(i)
"Master Plan"                                            24.2(d)(ii)
"MLWD"                                                   6.7
"Moveable Capital Inventory"                             3.4
"NJEDA"                                                  27.2
"Paceco Crane"                                           7.3A
"Paceco Crane Lease"                                     7.3A(b)
"Paceco Crane Rent"                                      7.3A(b)
"PAMT"                                                   Preamble
"PASHA"                                                  24.2(b)
"PCBs"                                                   10.4
"Permanent Gate House"                                   Exhibit H
"Pick"                                                   3.1(b)
"Pick Credit"                                            4.2(b)(i)
"Plan"                                                   7.4
"Portside"                                               6.2(a)(i)
"Portside License"                                       Preamble
"PPC"                                                    Preamble
"PPC-HOLT Agreement"                                     Preamble
"Preliminary Lease Term"                                 24.2(d)(iv)
"Proposed Master Plan"                                   24.2(d)(i)
"PRPA"                                                   Preamble
"PRPA Capital Improvements"                              7.7(a)
"PRPA Cranes"                                            6.6(a)

"PRPA Field Representative"                              1.5
"PRPA Letter of Credit"                                  24.2(c)(iii)
"Purchase Date"                                          7.3A(a)
"Purchase Price"                                         7.3A(a)
"Railport"                                               24.1
"Reefer Plugs"                                           Exhibit H
"Refrigerated Warehouse"                                 6.2(a)(i)
"Remaining Purchase Price"                               7.3A(b)
"Removal Periods"                                        2.5(d)
"Renewal Period"                                         2.3
"Rent"                                                   3.1(f)
"Requesting Party"                                       1.9
"Required Equipment"                                     7.2
"Shed 1-1A Project"                                      Exhibit I
"Shed 3A Project"                                        Exhibit I
"Shed C"                                                 Preamble
"Shed 96"                                                24.2(a)(v)
"Shed 98"                                                24.2(a)(v)
"Shop Heaters Project"                                   Exhibit I
"Steel"                                                  3.1(d)
"Stock Transaction"                                      11.1(a)
"Striping and Signage Project"                           Exhibit I
"Substantially Completed"                                2.3(b)
"Term"                                                   2.2
"Terminal"                                               Preamble
"Terminal Lighting"                                      Exhibit H
"Third Crane Rail"                                       Exhibit H
"Transfer"                                               11.1(a)
"Transferee"                                             11.1(a)
"VARs"                                                   3.4
"Wharf Structure"                                        6.3

       THIS AGREEMENT is made this 30th day of December, 1990, by and between PHILADELPHIA REGIONAL PORT AUTHORITY ("PRPA"), a body politic and corporate and a public authority and instrumentality of the Commonwealth of Pennsylvania, and HOLT CARGO SYSTEMS, INC. ("HOLT"), a Delaware corporation.

                                   WITNESSETH:

       WHEREAS, the Philadelphia Port Corporation ("PPC") and HOLT entered into that certain Lease and Operating Agreement dated March 30, 1989, filed with the Federal Maritime Commission ("FMC") on March 31, 1989 and designated FMC Agreement No. 224-200233, as amended by the following certain agreements filed with the FMC: FMC Agreement Nos: 224-200233-01 and 224-200233-002, both effective May 12, 1989; Agreement No. 224-2O0233-003, effective May 16, 1989; Agreement No. 224-200233-004, effective June 28, 1989; and Agreement No. 224-200233-005, effective October 3, 1989; and

       WHEREAS, PPC and Portside Refrigerated Services, Inc. ("Portside") entered into a license agreement dated January 11, 1990, FMC Agreement No. 224-200-316 (the "Portside License"), with respect to a portion of PAMT, as hereinafter defined, which license agreement shall be terminated no later than the Effective Date hereof; and

       WHEREAS, by that certain Tripartite Agreement dated July 26, 1990 between PPC, PRPA and the City of Philadelphia (the "City"), PPC assigned to PRPA, and PRPA assumed from PPC, inter alia, certain of PPC's rights, title and interest in, to and under the said Lease and Operating Agreement and the Portside License from and after July 26, 1990, which assignment and assumption was confirmed by that certain Assignment Agreement between PPC and PRPA also dated July 26, 1990, filed with the FMC on July 30, 1990 and designated FMC Agreement No. 224-200233-006, effective July 30, 1990 (the Lease and Operating Agreement, as so amended and assigned prior to the date of this amendment and restatement is hereinafter referred to as the "PPC-Holt Agreement"); and

       WHEREAS, by that certain deed dated July 26, 1990 the City conveyed to PRPA all of the City's right, title and interest in and to those certain port facilities known as the Packer Avenue Marine Terminal ("PAMT") more fully described on Exhibit A, attached hereto and made a part hereof; and

       WHEREAS, PRPA owns in fee a certain portion of the PAMT (the "Main Terminal Area") as shown on Exhibit B, and PRPA and the Commonwealth of Pennsylvania (the "Commonwealth") own in fee as tenants in common a portion of PAMT described as part of Exhibit B (the "Commonwealth Area") (PRPA's and the Commonwealth's interest being 516/1000ths and 484/1000ths respectively); and

       WHEREAS, PRPA and the Commonwealth own in fee as tenants in common a portion of the PAMT commonly known as Shed C, as shown on Exhibit B ("Shed C") (PRPA's and the Commonwealth's interest being 32/1000ths and 968/1000ths respectively);

       WHEREAS, the Commonwealth, pursuant to that certain Sublease Agreement dated April 1, 1977, subleased its interest in PAMT to the City (the "Commonwealth Sublease"); and

       WHEREAS, by that certain Assignment Agreement dated July 26, 1990 the City assigned to PRPA, and PRPA assumed from the City, all of the City's right, title and interest in, to and under the Commonwealth Sublease; and

       WHEREAS, PRPA is authorized to enter into leases, operating agreements and other agreements with respect to the PAMT and to amend and modify existing leases, operating agreements and other agreements with respect to the PAMT; and

       WHEREAS, PRPA and HOLT desire to amend and restate the PPC-Holt
Agreement.

       NOW, THEREFORE, in consideration of the mutual terms, covenants, provisions and conditions herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                            LEASE AND USE OF TERMINAL

       1.1 Grant. PRPA hereby leases to HOLT, and HOLT hereby leases from PRPA, the entire PAMT (consisting of the Main Terminal Area, the Commonwealth Area and Shed C), the Additional Parcels (as hereinafter defined) (the Main Terminal Area, the Commonwealth Area, Shed C and the Additional Parcels are hereinafter collectively referred to as the "Terminal") and the PRPA Cranes (as hereinafter defined), all for the term and on the conditions set forth herein.

       1.2 Appointment. It is the intent of the parties that HOLT, subject to the terms and conditions hereof, shall be the exclusive public marine terminal operator at the Terminal, which shall be operated and used by HOLT in a competent, efficient and first-class manner, to accommodate shipping of containerized, bulk and breakbulk cargo through the Terminal by water, rail and truck.

       1.3 Independent Contractor. HOLT shall be an independent contractor in the performance of its obligations under this Agreement. Any employees of HOLT who perform terminal operations and/or stevedoring services or other services shall be the employees of HOLT solely, and PRPA shall not be a joint employer of any of HOLT's employees. In addition, any employees of any other terminal operator and/or stevedoring company contracted by HOLT to perform any services at the Terminal shall not be the employees of PRPA, and PRPA shall in no way be considered a joint employer of such employees. To that end, HOLT shall have the exclusive right and duty to supervise and direct the day-to-day activities of its employees, including without limitation, the responsibility to determine and pay their wages and any benefits, to fulfill all applicable requirements under any collective bargaining agreements and to pay all federal, state and local taxes or contributions imposed or required under unemployment, workers' compensation, social security, wage and income tax laws with respect to them. There shall be no direct or indirect participation by PRPA in any employee relations matter concerning those persons employed to perform terminal or stevedoring operations. Nothing herein shall be deemed to prohibit PRPA from participating in discussions or negotiations between labor and management in the interest of fostering labor relations.

       1.4 Use.

       (a) The primary use of the Terminal and to the extent applicable, the Cranes, as hereinafter defined, shall be as a marine terminal, which is hereby defined as a facility for: (1) the docking and mooring of vessels; (2) the receipt, assembling, distributing, moving, loading and unloading of merchandise, goods, and cargo in containers, bulk and breakbulk into and from such vessels; and (3) uses incidental thereto. Other permitted uses shall be the providing of berth space and/or terminal services to vessels of all kinds; the consolidating, stuffing and stripping, storing and warehousing of merchandise, goods and cargo; transferring merchandise, goods and cargo to, from and between cargo vessels of all kinds, trucks and railcars; ancillary office activities; and marine activities similar to the foregoing.

       (b) HOLT shall not use or permit the Terminal to be used in whole or in part during the Term of this Agreement for any purpose other than as hereinabove set forth, except with the prior written consent of PRPA. HOLT expressly agrees that it shall not use the Terminal for any use in violation of any present or future laws, orders, ordinances, judgments, decrees, general rules, regulations or the like of any public or federal, state or local governmental authority (other than PRPA) at any time applicable thereto, including but not limited to, the Commonwealth and the City, and including but not limited to laws, rules, regulations, statutes and ordinances relating to the public health, safety or welfare, or use of the Terminal. HOLT hereby expressly agrees at all times during the Term of this Agreement, at its own cost except as expressly provided in this Agreement, to operate the Terminal in compliance with any and all present and future laws, ordinances and general rules or regulations of any public or governmental authority (other than PRPA) now or at any time in force during the Term of this Agreement, and to pay and save PRPA harmless from all penalties, fines, damages or costs resulting from HOLT's failure to do so.

       1.5 PRPA Field Representative. PRPA shall have the right to have present at the Terminal at all times a field representative (the "PRPA Field Representative"). At no cost or expense to PRPA, HOLT shall provide the PRPA Field Representative with sufficient and secure office space (acceptable to PRPA) and access to restrooms at the Terminal to carry out his or her responsibilities. HOLT shall, at its sole cost and expense, provide in-terminal telephone service to the PRPA Field Representative. PRPA shall have the right to install and operate a telephone system and line upon the Terminal, at PRPA's sole cost and expense, for use by PRPA and the PRPA Field Representative. PRPA shall be responsible for the maintenance and repair of such telephone system and line.

       1.6 Operations to Maximize Use. HOLT agrees to conduct its operations at the Terminal at all times in such a commercially reasonable way as to maximize the use of the Terminal.

       1.7 Title: Quiet Enjoyment. PRPA represents and warrants that: the Commonwealth Sublease has not been modified or amended on the date hereof, and that a true and correct copy of the Commonwealth Sublease has been delivered to HOLT prior to the date hereof. PRPA represents and warrants that, subject only to the matters referred to in this Section 1.7 and Section 24.2, it has good and marketable fee title to the Main Terminal Area (except that certain area owned by DRPA (as hereinafter defined) as shown on Exhibit A (the "DRPA Area")), to its 516/1000ths interest in the Commonwealth Area, to its 32/1000ths fee interest in Shed C, to all fixtures and other property located at PAMT on the date hereof, including the PRPA Cranes (but excluding the Holt Cranes, as hereinafter defined, and further excluding all other container-handling equipment such as tractors, forklifts, chassis and top loaders owned by HOLT), to the Additional Parcels (except, with respect to all the foregoing, to the land extending from the low water mark to the pier head line of the Delaware River), and good and marketable title to its leasehold interest in the Commonwealth Area and Shed C. PRPA covenants that so long as HOLT observes and performs all of the covenants, terms and conditions to be observed and performed by HOLT under this Agreement, HOLT shall, subject to the matters referred to in this Section 1.7 and Section 24.2, peaceably and quietly hold and enjoy the Terminal pursuant to this Agreement for the term hereby demised. This Agreement and PRPA's interest in the Terminal are subject to (i) easements, agreements and restrictions of record; (ii) easements visible upon the ground; (iii) that certain Lease Agreement between PRPA, as lessor, and the Commonwealth, as lessee, and that certain Agreement of Sublease between PRPA, as sublessee, and the Commonwealth, as sublessor, both dated as of July 15, 1990 (collectively, the "Commonwealth Leases"); (iv) trackage rights of railroads as set forth on Exhibit L; (v) the leases and other agreements set forth on Exhibit K affecting portions of the Additional Parcels; (vi) that certain option agreement between PRPA and the City of Philadelphia dated

July 26, 1990, a copy of which has been delivered to HOLT; (vii) existing riparian and navigational rights of the United States, the Commonwealth and the public; and (viii) rights-of-way for public streets. PRPA represents and warrants that the matters set forth in Subsections (i) through (iv) and (vi) of the preceding sentence will not unreasonably interfere with the use or enjoyment of the Terminal as a marine terminal as contemplated by this Agreement, that the matters set forth in Subsection (v) of the preceding sentence will not unreasonably interfere with the use or enjoyment of portions of the Terminal other than the Additional Parcels as a marine terminal as contemplated by this Agreement, and that the matters set forth in Subsection (viii) of the preceding sentence will not unreasonably interfere with the use or enjoyment of the Terminal as a marine terminal as the contemplated by this Agreement except to the extent that streets shown on the City Plan and located within the Terminal are not vacated.

       1.8 Non-Disturbance. The Commonwealth, by joining in this Agreement for the limited purposes set forth on the signature page hereof, as part fee owner of the Commonwealth Area and Shed C, agrees that, notwithstanding any breach of default by PRPA under the Commonwealth Sublease or the Commonwealth Leases, or any termination or expiration of the Commonwealth Sublease or the Commonwealth Leases prior to the end of the Term hereof, provided that HOLT is not in default hereunder, the Commonwealth and its successors or assigns, shall not disturb HOLT's possession of the Terminal pursuant to the covenants, terms and conditions of this Agreement.

       1.9 Estoppel Certificates. Each of PRPA and HOLT, at any time from time to time upon the written request of the other of them (the "Requesting Party"), shall within fifteen (15) days of the date of such written request, execute and deliver to the Requesting Party a written statement:

       (a) confirming the commencement and expiration dates of this Agreement;

       (b) certifying that this Agreement is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated;

       (c) certifying that all conditions and agreements under this Agreement to be satisfied or performed by the Requesting Party have been satisfied and performed except as shall be stated;

       (d) certifying that the Requesting Party is not in breach or default under this Agreement and there are no defenses or offsets against the enforcement of this Agreement by the Requesting Party except as shall be stated;

       (e) stating the date through which the Base Compensation, as hereinafter defined, and all other sums payable hereunder have been paid; and

       (f) providing any other information which the Requesting Party shall reasonably request.

       1.10 Zoning and Other Permits. PRPA represents and warrants that the use of the Terminal as a marine terminal as contemplated by this Agreement is a permitted use of the Terminal pursuant to the Philadelphia Zoning Code. PRPA makes no other warranty or representation with respect to the use of the Terminal except as expressly stated herein.

       1.11 DRPA Owned Areas.

       (a) If the Delaware River Port Authority ("DRPA") leases the area identified as the "DRPA Parcel" on Exhibit A to PRPA, PRPA shall, by amendment to this Agreement, sublease the DRPA Parcel to HOLT for the shorter of the term of the DRPA-PRPA lease and the Term of this Agreement, and the DRPA Parcel shall be deemed a part of the Terminal, subject to the following terms and conditions and upon such other terms and conditions as the parties may agree:

       (i) HOLT shall assume all of the obligations, liabilities, terms, conditions and covenants, including without limitation the payment of any rent and other charges, of PRPA under the DRPA-PRPA lease. It is the intention of the parties that such sublease shall be triple net. To that end HOLT shall also agree to provide directly to DRPA any indemnifications required under the DRPA-PRPA lease, and to name DRPA as an additional insured on any insurance policy required to be maintained under the DRPA-PRPA lease.

       (ii) HOLT shall enter into an indemnification agreement with PRPA pursuant to which HOLT agrees to indemnify

PRPA with respect to any liability that it may incur under the DRPA-PRPA lease and with respect to the DRPA Parcel;

       (iii) PRPA shall not be deemed to have made any warranties or representations of any sort with respect to the DRPA Parcel, and, notwithstanding anything to the contrary contained herein, PRPA shall not have any maintenance, repair or other obligations of any sort hereunder with respect to the DRPA Parcel or any improvements that may be made thereon except for the maintenance and repair of those items for which it is responsible with respect to the Terminal pursuant to Section 6.1. HOLT shall have an opportunity to comment on the terms and conditions of the proposed DRPA-PRPA lease and, to the extent deemed necessary by PRPA, HOLT shall participate with PRPA in lease negotiations with DRPA. PRPA shall not enter into a lease with DRPA for the DRPA Parcel prior to HOLT's written approval of the terms and conditions thereof.

       (b) PRPA shall use its best efforts to cause DRPA to enter into a written agreement pursuant to which DRPA grants to PRPA, its lessees and their respective agents, employees and invitees, the right to use the DRPA Area for a period not less than the Term of this Agreement. HOLT's Base Compensation shall not be increased on account of such agreement.

                                   ARTICLE II

                              EFFECTIVE DATE; TERM

         2.1 Effective Date. This Agreement shall become effective on the last to occur of (i) January 1, 1991; (ii) the date on which an executed copy of this Agreement is submitted to the FMC for filing in accordance with the Shipping Act of 1984 (hereinafter the "Effective Date"); (iii) the date on which the Attorney General of the Commonwealth of Pennsylvania approves this Agreement; and (iv) the date on which the Commonwealth joins herein for the limited purposes set forth on the joinder attached to this Agreement. PRPA shall cause this Agreement to be submitted to the FMC for filing promptly following execution. The parties shall execute and deliver to one another a confirmation of the Effective Date promptly following the Effective Date.

         2.2 Term. This Agreement shall commence on the Effective Date and shall end, subject to Section 2.3 hereof, ten (10) years after the Effective Date (the "Term"), unless sooner terminated as hereinafter provided.

         2.3 Renewal Options.

             (a) HOLT shall have the option to extend the Term of this Agreement for two (2) consecutive additional periods of ten (10) years each (each of which periods is hereinafter referred to as a "Renewal Period"), provided that HOLT is not in default under this Agreement either at the time of exercising such option or at the commencement of the respective Renewal Period. HOLT shall exercise the aforesaid options to renew, in each instance, by giving PRPA written notice at least 180 days prior to the end of the Term or the last day of the Renewal Period then in effect, as applicable. Each Renewal Period shall begin on the day immediately following either the end of the Term or the last day of the prior Renewal Period, as applicable. In the event HOLT shall fail to exercise its option with regard to any Renewal Period in a timely manner, HOLT's rights hereunder with regard to such Renewal Period and any subsequent Renewal Period shall immediately and irrevocably terminate. The terms and conditions applicable in each Renewal Period shall be those specified for the Term of this Agreement, except for the compensation due from HOLT to PRPA for such Renewal Period and the amount of the Letter of Credit (as hereinafter defined) required to be delivered by HOLT, which items shall be established as set forth in subsection
(c) below, and except that upon the expiration of the second Renewal Period, HOLT shall have no further right to extend the Term unless HOLT has been granted additional renewal rights as set forth in Subsection 2.3(b).

             (b) At such time, if any, during the Term (including any Renewal Period) that the Major Development (as hereinafter defined) is substantially completed by HOLT in accordance with plans therefor approved by PRPA in accordance with Sections 7.6 and 24.2 hereof, then HOLT shall be granted two (2) additional options to renew for a period of ten years each (provided HOLT is not in default under this Agreement either at the time of exercising such option or at the commencement of the respective Renewal Period), each of which periods shall also be referred to as a "Renewal Period" hereunder. HOLT shall exercise the aforesaid options to renew, if at all, in each instance by giving PRPA written notice at least 180 days prior to the end of the last day of the Renewal Period then in effect. Each Renewal Period shall begin on the day immediately following the last day of the prior Renewal Period. In the event HOLT shall fail to exercise its option with regard to any Renewal Period in a timely manner, HOLT's rights hereunder with regard to such Renewal Period and any subsequent Renewal Periods shall immediately and irrevocably terminate. The terms and conditions applicable in each Renewal Period shall be those specified for the Term of this Agreement, except for the compensation due from Holt to PRPA for such Renewal Period and the amount of the Security Deposit and the Letter of Credit required to be delivered by HOLT, which items shall be established as set forth in Subsection (c) below, and except that upon expiration of the final Renewal Period, Holt shall have no further right to extend the Term. For the purposes of this Section 2.2.43(b) and Section 24.2, the Major Development shall be deemed "substantially completed" upon the first to occur of the completion of the construction or work in accordance with the plans therefor of 80% of the Major Improvements (as hereinafter defined), subject only to minor punch list items which can be completed without unreasonably interfering with HOLT's use of such improvements, or the commencement of HOLT's use of such improvements for their intended purpose without physical impediments significantly reducing potential volume or increasing costs compared to those that will obtain upon final completion. In the event that HOLT and PRPA fail to agree upon when a Major Development is substantially completed, the issue shall, at the request of either party, be determined by the Arbitrators (as hereinafter defined), whose decision shall be final and binding and, if necessary, may be enforced by appropriate judicial proceedings.

             (c) HOLT and PRPA shall negotiate in good faith the compensation to be paid by HOLT to PRPA with respect to a Renewal Period and the amount of the Security Deposit and the Letter of Credit to be delivered by HOLT prior to the commencement of such Renewal Period. In the event that HOLT and PRPA do not reach agreement on such matters at least ninety (90) days prior to the last day of the Term or the Renewal Period during which the option to renew was exercised, then the compensation due from HOLT to PRPA for such Renewal Period and the amount of the Letter of Credit and the Security Deposit shall be determined by the Arbitrators. The Arbitrators shall base their decision upon such factors as they deem commercially reasonable, including but not limited to rent being charged and security being required for comparable facilities located in the

Port of Philadelphia, and in other ports on the east coast of the United States of America, HOLT's costs incurred in providing services at the Terminal, PRPA's operational and capital costs (including capital funds of the Commonwealth) related to the Terminal, the fair market rental value of the Terminal if it were available for lease to other interested parties, and HOLT's costs incurred in connection with non-moveable capital improvements to and (provided HOLT submits the Moveable Capital Inventories as required by Section 3.4 hereof) moveable capital improvements at the Terminal. The Arbitrators shall request such information as they deem necessary to make their determination including without limitation the accumulated depreciation in respect to the Moveable Capital Inventories. Regardless of the fill or other improvements that HOLT may make to the Additional Parcels, the Arbitrators shall not reduce below zero either the Development Fee (as hereinafter defined) or the Additional Parcel Fee (as hereinafter defined), if applicable, with respect to the Additional Parcels, nor require any payment to HOLT by PRPA on account of such fill or other improvements. In the event HOLT has not received approval of a Master Plan (as hereinafter defined), then the Arbitrators, in determining the compensation for the Additional Parcels, may consider, among other factors, the possibility that HOLT may not enjoy possession of the Additional Parcels for the full Renewal Period then under consideration. In determining the compensation for the Additional Parcels, the Arbitrators shall value the Additional

Parcels independently from the remainder of the Terminal. If the Arbitrators have not rendered their decision by the commencement of the applicable Renewal Period, HOLT shall continue to pay compensation at the rates applicable during the Lease Year preceding such Renewal Period and the amount of the Letter of Credit shall remain at the amount for such preceding year until the Arbitrators have rendered their decision, and, within forty-five (45) days following such decision, HOLT shall pay to PRPA, or PRPA shall refund to HOLT, as the case may be, the amount by which compensation for the applicable Renewal Period has been underpaid or overpaid, and HOLT shall deliver the Letter of Credit in the amount determined by the Arbitrators.

             (d) In the event HOLT exercises a renewal option or options hereunder, "Term" as used in this Agreement shall be deemed to include such Renewal Period(s) unless the sense of this Agreement requires otherwise. The parties hereto shall undertake, prior to the commencement of any Renewal Period, to file with the FMC an amendment extending this Agreement for such Renewal Period.

         2.4 Termination. This Agreement is subject to the termination rights granted hereunder to PRPA and HOLT. No termination shall be effective until notice thereof has been filed with the FMC.

         2.5 Surrender of Possession; Holdover.

             (a) HOLT shall peaceably deliver up and surrender possession of the Terminal to PRPA at the expiration or termination of this Agreement. Except as otherwise provided in Subsections 2.5(b) and (c), HOLT shall not holdover in all or any part of the Terminal after termination or expiration of this Agreement without first obtaining the written approval of PRPA, which PRPA shall have no obligation whatsoever to grant. Any such holdover shall be deemed an extension of this Agreement on a month-to-month basis upon the same terms and conditions of this Agreement, except that HOLT shall pay to PRPA during each month of the holdover period an amount equal to the greater of (i) one-twelfth (1/12) of one hundred fifty percent (150%) of the Base Compensation, as hereinafter defined, payable for the twelve (12) months immediately preceding the inception of the holdover period, or (ii) an amount equal to the Base Compensation determined pursuant to the terms hereof with respect to operations during the holdover period. Nothing in this Section 2.5 shall be deemed to give HOLT any right to holdover or to prevent PRPA from evicting HOLT or pursuing other remedies in the event of such holdover.

             (b) Notwithstanding anything to the contrary contained herein, upon the expiration or termination of this Agreement HOLT shall be permitted, at its risk, to leave HOLT's equipment and cargo upon the Terminal at such area as PRPA reasonably determines (taking into consideration the reasonable needs for security), for a period not to exceed thirty (30) days (the "Equipment Removal Period"). PRPA shall at least twenty (20) days prior to the expiration or, if appropriate, the termination of this Agreement notify HOLT of such designated areas. HOLT, prior to the expiration or termination of this Agreement, shall move, at its sole cost and expense, all of its equipment and cargo to such designated area. HOLT shall be permitted access to those areas of the Terminal designated by PRPA at reasonable times and upon reasonable notice to remove such equipment and cargo during the Equipment Removal Period. During the Equipment Removal Period, PRPA shall be entitled to receive rent at a rate of ten cents ($0.10) per square foot per month for such area designated for cargo, and HOLT shall not be required to pay any holdover payment or charge for the storage of such equipment.

             (c) Notwithstanding anything to the contrary contained herein, in the event PRPA does not purchase all of the HOLT Cranes upon the expiration or termination of this Agreement, the HOLT Crane(s) not purchased by PRPA shall not be used for operations of the Terminal following such termination or expiration, and HOLT shall be permitted to leave upon the Terminal at a location on the crane rail to be determined solely by PRPA, for a period not to exceed one hundred fifty (150) days following the expiration or termination of this Agreement (the "HOLT Crane Removal Period"), the HOLT Crane(s) not purchased by PRPA. There shall be no Base Compensation, holdover payments or other charges due from HOLT on account of the HOLT Cranes during the HOLT Crane Removal Period. HOLT and its contractors shall be permitted access to the Terminal in accordance with the Plan, as hereinafter defined, to remove and dismantle such HOLT Crane(s) during the HOLT Crane Removal Period. If any such services are requested by HOLT, HOLT shall pay to PRPA all of PRPA's reasonable incremental out of pocket costs associated with or caused by such removal or dismantling such as, by way of example only, utility, security and labor costs. HOLT shall, at its expense, restore the Terminal and the crane rails to their condition prior to such removal.

             (d) The Equipment Removal Period and the HOLT Crane Removal Period are hereinafter occasionally referred to collectively as the "Removal Periods." During the Equipment Removal Period, and any subsequent holdover period, HOLT shall cause to be insured as set forth in Section 5.1(b) all of HOLT's equipment and cargo which remains on the Terminal beyond the expiration or termination of this Agreement. During the HOLT Crane Removal Period, and any subsequent holdover period, HOLT shall keep the HOLT Cranes which are not purchased by PRPA insured from "all risks" of direct physical loss on a replacement cost basis. In addition, during the Removal Periods, and any subsequent holdover period: HOLT shall continuously keep in effect the insurance set forth in Sections 5.2 through 5.6; HOLT's indemnification obligation under Section 5.11(a) shall continue in full force and effect (subject to Sections 5.11(c) and (d)); HOLT's representations, warranties, covenants and indemnification obligations in Sections 6.2(a)(ii), 10.1, 10.2, in the last sentence of Section 10.3(a), Sections 10.4, 10.5 (to the extent generated by HOLT), 10.6 and 24.2(a)(ii) shall continue in full force and effect; and all of PRPA's remedies in Sections 10.9 and 19.1 through 19.3 shall continue in full force and effect. HOLT shall further comply with the provisions set forth in Section 7.4 regarding the removal of the HOLT Cranes.

             (e) If HOLT fails to remove HOLT's equipment and cargo by the end of the Equipment Removal Period, or to remove the HOLT Crane(s) by the end of the HOLT Crane Removal Period, then PRPA shall give HOLT written notice of such failure. If HOLT fails to remove HOLT's equipment and cargo or the HOLT Cranes within 30 days after such notice, then PRPA shall have the right to remove the same to a reasonable location off the Terminal, in which event HOLT shall pay to PRPA on demand all moving and storage costs incurred by PRPA. Following such removal and notification to HOLT of the location to which such items were removed, PRPA shall have no obligations whatsoever with respect to such items.

                                   ARTICLE III

                                  COMPENSATION

         3.1 Base Compensation. As consideration to PRPA for HOLT's use of the Terminal and the PRPA Cranes, and for the benefits specified herein, HOLT shall during the Term hereof pay to PRPA in United States Dollars, on the fifteenth day of each month, without prior demand, set-off, or delay (but after having deducted any credits specifically authorized by this Agreement in the amounts and at the times so provided), at the offices of PRPA as set forth in Section 28.1 hereof or at such other place as PRPA may from time to time direct, compensation as follows:

             (a) Base Rent. (i) Commencing on the Effective Date and continuing thereafter until the expiration of the Term, an annual base rent (the "Base Rent"), in advance, in the amount set forth below in Schedule I for each respective Lease Year, as hereinafter defined. The Base Rent shall be due and payable during each respective Lease Year in twelve equal monthly installments as set forth below in Schedule I. If the Effective Date is a day other than the 15th of a calendar month, HOLT shall pay to PRPA on or before the Effective Date a pro rata portion of the Base Rent. If the last month of the Term ends on a day other than the 14th of a calendar month, Base Rent for the last month shall be prorated on a per diem basis.

                                   SCHEDULE I
         LEASE YEAR             ANNUAL BASE RENT        MONTHLY INSTALLMENT
         ----------             ----------------        -------------------

          91      1                 $  400,000              $ 33,333.33
          92      2                 $  425,000              $ 35,416.67
          93      3                 $  750,000              $ 62,500.33
          94      4                 $  825,000              $ 68,750.33
          95      5                 $1,025,000              $ 85,416.67
          96      6                 $1,150,000              $ 95,833.33
          97      7                 $1,300,000              $108,333.33
          98      8                 $1,370,000              $114,116.67
          99      9                 $1,425,000              $118,750.00
        2000     10                 $1,445,000              $120,416.67

A "Lease Year" as used in this Agreement shall mean a one year period, the first of which shall commence on the Effective Date.

             (ii) Notwithstanding anything to the contrary contained in this
Section 3.1(a), in the event that the Container Capital Improvements (as defined, in Section 7.7(a)) are not completed (as defined in 3.1(b)) or the repairs set forth on Exhibit N are not completed on or before the first day of the third Lease Year, then, as HOLT's sole remedy (provided that the failure to complete the Container Capital Improvements by such date is not due to PRPA's failure to proceed with due diligence to meet the respective target completion dates for each Container Capital Improvement as set forth in Exhibit H), the Base Rent shall remain at and be $425,000 until the earlier of the (A) date upon which the last Container Capital Improvement to be completed is completed and the repairs set forth on Exhibit N have been completed (the "Container Capital Improvements Completion Date"), and (B) the first day of the fifth Lease Year, when the Base Rent shall be increased to $525,000 and shall remain at such amount until the Container Capital Improvements Completion Date. Notwithstanding
Schedule I, the Base Rent shall be determined as follows: (x) in the event the Container Capital Improvements Completion Date occurs during the third Lease Year, the Base Rent due and payable for the period from the Container Capital Improvements Completion Date to the end of the third Lease Year shall be pro-rated on a per diem basis at the amount for the third Lease Year as set forth on Schedule I, and thereafter the Base Rent shall increase on each anniversary of the Effective Date to the amount set forth on
Schedule I for the next Lease Year; (y) in the event the Container Capital Improvements Completion Date occurs during the fourth Lease Year, the Base Rent due and payable for the period from the Container Capital Improvements Completion Date to the end of the fourth Lease Year shall be prorated on a per diem basis at the amount for the third Lease Year as set forth in Schedule I, and thereafter the Base Rent shall increase on the next anniversary of the Effective Date to the amount set forth on Schedule II for the fourth Lease Year and thereafter on each anniversary of the Effective Date to the amount set forth on Schedule II for the next Lease year; and (z) in the event the Container Capital Improvements Completion Date occurs on or after the first day of the fifth Lease Year, the Base Rent due and payable for the period from the Container Capital Improvements Completion Date to the end of the Lease Year in which such date occurs shall be prorated on a per diem basis at the amount for Lease Year #3 as set forth on Schedule II, and thereafter the Base Rent shall increase on the next anniversary of the Effective Date to the amount set forth on Schedule II for the fourth Lease Year and thereafter on each anniversary of the Effective Date to the amount set forth on Schedule II for the next Lease Year.

                                  SCHEDULE II

         LEASE YEAR               ANNUAL BASE RENT         MONTHLY INSTALLMENT
         ----------               ----------------         -------------------
              1                         N/A                         N/A
              2                         N/A                         N/A
              3                      $  850,000                $ 70,833.33
              4                      $  925,000                $ 77,083.33
              5                      $1,025,000                $ 85,416.67
              6                      $1,150,000                $ 95,833.33
              7                      $1,300,000                $108,333.33
              8                      $1,370,000                $114,116.67
              9                      $1,425,000                $118,750.00
             10                      $1,445,000                $120,416.67

             (b) Container Pick Fees. A container pick fee (the "Container Pick Fee") equal to the product of the applicable container pick rate ("Container Pick Rate") as set forth on Exhibit C, attached hereto and made a part hereof, multiplied by the number of moves of a container (loaded or unloaded) onto or off any and all vessels, excluding restows, which occurred at the Terminal during the preceding month (each such move is hereinafter referred to as a "pick"). No Container Pick Fee shall be due or payable by HOLT to PRPA until the Container Capital Improvements are completed. For the purposes of Section 3.1(a), this Section 3.1(b), Section 3.1(c), Section 6.2(a) and Section 7.3(a), the term "completed" shall mean the earlier of completion of the construction, demolition, renovation or other work, in accordance with the plans therefor, subject only to minor punch list items which can be completed without unreasonably interfering with HOLT's use and enjoyment of such improvements, or the commencement of HOLT's use of such improvements for their intended purpose without physical impediments significantly reducing potential volume or increasing costs compared to those that will obtain upon final completion. In the event that HOLT and PRPA fail to agree upon when the Container Capital Improvements are completed, the issue shall, at the request of either party, be determined by the Arbitrators, whose decision shall be final and binding and, if necessary, may be enforced by appropriate judicial proceedings.

             (c) Container Pick Guarantee. Commencing on the Container Capital Improvements Completion Date and continuing thereafter during the Term, HOLT guarantees to PRPA that HOLT shall handle at the Terminal 225,000 picks (the "Container Pick Guarantee") during each consecutive thirty-six (36) month period during the Term (the "Guarantee Period"), the first of which periods shall commence on the Container Capital Improvements Completion Date, with subsequent periods commencing every three years thereafter. In the event HOLT fails to meet the Container Pick Guarantee during any Guarantee Period, HOLT shall pay to PRPA within thirty (30) days of the end of such Guarantee Period a fee equal to the sum of Ten Dollars ($10.00) multiplied by the difference between 225,000 and the number of picks handled by HOLT during such Guarantee Period (the "Additional Pick Fee"). PRPA's sole remedy in the event that HOLT fails to meet the Container Pick Guarantee shall be its receipt of the Additional Pick Fee.

         (d) Breakbulk Cargo Fees. A breakbulk cargo fee (the "Breakbulk Fee") equal to the sum of (x) the product of $1.50 multiplied by the number of tons of temperature controlled breakbulk cargo moved onto or off any and all vessels at the Terminal during the preceding month, plus (y) the product of $.20 multiplied by the number of tons of breakbulk steel, iron, aluminum, zinc, copper and other metal ingots, sheets, rods, bars, coils and similar products ("Steel") moved onto or off any and all vessels at the Terminal during the preceding month, plus
(z) the product of $0.70 multiplied by the number of tons of all other types of breakbulk cargo ("General Cargo") moved onto or off any and all vessels at the Terminal during the preceding month. At such time, if any, that the Breakbulk Fee paid by HOLT with respect to a Lease Year equals the Breakbulk Guarantee (as herein defined), then any additional Breakbulk Fee due with respect to such Lease Year shall be determined based solely upon the tonnage of temperature controlled breakbulk cargo, with no additional Breakbulk Fee with respect to such Lease Year based upon Steel or General Cargo.

         (e) Breakbulk Cargo Guarantee. Commencing on the Effective Date and continuing thereafter during the Term, HOLT guarantees to PRPA that HOLT shall handle at the Terminal during each Lease Year an aggregate amount of breakbulk cargo that will generate Two Hundred Fifty Thousand Dollars ($250,000) in Breakbulk Fees (the "Breakbulk Guarantee"). In the event HOLT fails to meet the Breakbulk Guarantee during any Lease Year, HOLT shall pay to PRPA within thirty (30) days of the end of such Lease year a fee (the "Breakbulk Guarantee Deficiency") equal to the difference between Two Hundred Fifty Thousand Dollars ($250,000) and the total amount of Breakbulk Fees paid by HOLT to PRPA with respect to such Lease Year. PRPA's sole remedy in the event that HOLT fails to meet the Breakbulk Guarantee shall be its receipt of the Breakbulk Guarantee Deficiency. To the extent that HOLT fails to meet the Container Pick Guarantee and HOLT exceeds the level of the Breakbulk Guarantee over the three year period corresponding to that Guarantee Period, the Breakbulk Fees paid by HOLT to PRPA in excess of the Breakbulk Guarantee during such three year period corresponding to the Guarantee Period shall be applied by PRPA against the shortfall in the Container Pick Guarantee and toward HOLT's obligations in regard thereto.

         (f) Base Compensation Defined. The fees, charges and compensation payable by HOLT to PRPA under this Agreement, including without limitation the Base Rent, the Container Pick Fee, the Breakbulk Fee, the Base Rent Surcharge (as hereinafter defined), the DRPA Rent (as hereinafter defined), the Additional Pick Fee, the Breakbulk Guarantee Deficiency, the Development Fee (as hereinafter defined) and the Additional Parcel Fee (as hereinafter defined) are hereinafter collectively referred to as "Base Compensation." All amounts payable as Base Compensation and all other sums payable by HOLT hereunder shall be deemed to be "rent," and all remedies available at law or in equity for the collection of rent will be available to PRPA to collect the same.

         (g) Proration. If the last Guarantee Period of the Term (including all exercised Renewal Periods) is less than a full thirty-six (36) month period, the Container Pick Guarantee for such Guarantee Period shall be prorated on a per diem basis. On the fifteenth day of the first month after the end of the Term, HOLT shall pay to PRPA the balance of the Base Compensation due to PRPA with respect to the last Lease Year of the Term.

         (h) Bulk Cargo. Prior to any bulk cargos being handled at the Terminal HOLT and PRPA shall agree upon the method of handling the bulk cargo and the terms and conditions with respect thereto.

         (i) Base Rent Surcharge. Commencing on the first day of the seventh Lease Year, and each year thereafter during the initial Term, Holt shall pay a Base Rent Surcharge of $100,000 per year (the "Base Rent Surcharge"). The Base Rent Surcharge shall be due and payable during each of such Lease Years in advance in twelve equal monthly installments of $8,333.33 each. If the first day of the seventh Lease Year is a day other than 15th day of the calendar month, HOLT shall pay to PRPA on or before the first day of seventh Lease Year a pro rata portion of the Base Rent Surcharge, with subsequent payments to be made on the 15th day of each month together with payments of Base Rent. If the last month of the initial Term ends on a day other than the 14th day of a calendar month, the Base Rent Surcharge for the last month shall be prorated on a per diem basis.

             (j) DRPA Rent. Not later than five (5) days before the date that such payments are due under the DRPA-PRPA lease, HOLT shall pay to PRPA all rent and other charges required to be paid by PRPA under the DRPA-PRPA lease (the "DRPA Rent").

         3.2 Letter of Credit.

             (a) HOLT delivered to PPC, pursuant to the PPC-Holt Agreement, a letter of credit issued by Meridian Bank in the amount of One Million Dollars ($1,000,000), which letter of credit was transferred by PPC to PRPA, and a replacement letter of credit was subsequently issued by Meridian Bank to PRPA, as beneficiary (the "Initial Letter of Credit"), a copy of which is attached hereto as Exhibit D. As security for the payment of Base Compensation and its faithful performance of all covenants, terms and conditions of this Agreement, promptly following the Effective Date, HOLT shall cause the Initial Letter of Credit in the amount of One Million Dollars ($1,000,000) to be amended to: (i) refer to this Agreement rather than to the PPC-Holt Agreement; (ii) reduce the amount thereof to One Hundred Seventy-Five Thousand Dollars ($175,000); and
(iii) to have an expiration date of January 15, 1992, which amended letter of credit (the "Letter of Credit") shall be substantially in the same form as the Initial Letter of Credit, with only such modifications as are acceptable to PRPA in form and substance, issued or confirmed by a Philadelphia bank acceptable to PRPA, naming PRPA as beneficiary. PRPA shall cooperate with HOLT to make arrangements reasonably acceptable to PRPA by which PRPA shall surrender the Initial Letter of Credit to the issuing bank in order to permit such bank to issue the Letter of Credit in accordance with the terms of the preceding sentence and concurrently therewith the issuing bank shall deliver to PRPA the Letter of Credit. In the event HOLT fails to deliver to PRPA by January 15, 1991 such an amended Letter of Credit, PRPA may draw upon the Initial Letter of Credit up to the amount of $175,000 and deposit the proceeds thereof into an account to serve as security for HOLT's performance of the terms and conditions of this Agreement. Upon delivery to PRPA of the amended Letter of Credit, the proceeds so deposited, less any amounts properly retained by PRPA on account of breaches of this Agreement by HOLT, shall be paid to HOLT. Within ten
(10) days of the Container Capital Improvements Completion Date, HOLT shall at its option either cause the amount of the Letter of Credit to be increased by Three Hundred Twenty-Five Thousand Dollars ($325,000), to a total of Five Hundred Thousand Dollars ($500,000), and cause an amended Letter of Credit to be delivered in such increased amount to PRPA meeting the requirements of this
Section 3.2(a), or deliver to PRPA cash in the amount of Three Hundred Twenty-Five Thousand Dollars ($325,000) (the "Security Deposit"). For the purposes of this Agreement, any reference to the Letter of Credit shall be deemed to include and be a reference to the Security Deposit, and any right of PRPA to draw on the Letter of Credit shall be deemed to include the right to draw on the Security Deposit. The Security Deposit shall be deposited or invested by PRPA in any account or instrument in which PRPA may invest or deposit its funds pursuant to the Philadelphia Regional Port Authority Act, as directed from time to time in writing by HOLT. In the event HOLT does not provide PRPA with written directions regarding the investment of the Security Deposit, PRPA shall deposit or invest the Security Deposit in direct obligations of the United States Government, each having a maturity date of ninety (90) days or less. All interest accruing on the Security Deposit shall be for the account of HOLT. Interest accrued on the Security Deposit, if any, shall be distributed to HOLT by PRPA by check on March 1, June 1, September 1 and January 1 of each Lease Year (or if such date is a Saturday, Sunday or a holiday on the next business day). During the Term hereof HOLT shall cause the Letter of Credit to be renewed and replaced yearly, and HOLT shall cause to be delivered each replacement Letter of Credit on or before December 15 of each year of the Term. Each Letter of Credit shall have an expiration date of January 15 of the year which is two (2) years after the date on which it is delivered, except for the Letter of Credit to be delivered on December 15 of the last Lease Year of the initial term or the last Lease Year of any Renewal Period, which shall have an expiration date no earlier than February 15 of the year which is two years after the date on which such Letter of Credit is delivered. HOLT shall cause the Letter of Credit, in place at such time as this Agreement expires or is terminated to be extended to a date not earlier than one month after the end of the Removal Periods. In the event that at such time as this Agreement expires or is terminated an issue is pending before the Arbitrators, the determination of which could result in HOLT's owing sums to PRPA, HOLT shall cause the Letter of Credit in place at such time to be extended to a date not earlier than sixty days after the Arbitrator's determination of such issue. In the event HOLT fails to cause to be delivered any such replacement Letter of Credit to PRPA by December 15 of any year of the Term, or to cause to be extended the Letter of Credit as provided above, PRPA may draw upon the then current Letter of Credit to its full amount, and shall deposit the proceeds in an interest-bearing account in a bank, the accounts of which are federally insured, as security for the payment of Base Compensation and HOLT's faithful performance of all covenants, terms and conditions of this Agreement; upon delivery of such replacement or extended Letter of Credit to PRPA, the proceeds so deposited, less any amounts retained by PRPA on account of breaches of this Agreement by HOLT and any incidental costs related to such deposits, shall be paid to HOLT.

               (b) Subject to Section 19.1(d), if at the end of the Term of this Agreement or the sooner termination hereof any of the Base Compensation shall be overdue and unpaid, or any other sum payable by HOLT to PRPA hereunder shall be overdue and unpaid, then PRPA may, at its option, draw on the Letter of Credit and/or the Security Deposit for the payment of any such overdue Base Compensation or other sum in an amount equal to the amount by which such overdue Base Compensation and other sums exceeds undisputed amounts PRPA owes to HOLT. In the event of the failure of HOLT to keep and perform any of its other obligations under this Agreement, then PRPA, at its option, may draw on the Letter of Credit and/or the Security Deposit to the extent necessary to make PRPA whole and to compensate PRPA for any loss or damage sustained or suffered by PRPA due to such breach on the part of HOLT. If at any time PRPA should draw on the Letter of Credit and/or on the Security Deposit, HOLT shall, within sixty (60) days after written demand by PRPA, cause the Letter of Credit and/or the Security Deposit, as applicable, to be restored to its full required amount.

             (c) Should HOLT comply with all of said terms, covenants and conditions hereunder and pay all Base Compensation hereunder provided for, and pay all other sums payable by HOLT to PRPA hereunder, the Letter of Credit (or its replacement) and the Security Deposit shall be returned to HOLT on or before sixty (60) days after the later of (i) the end of the Term or the earlier termination of this Agreement, (ii) the end of the Removal Periods; (iii) the completion of all restorations or repairs to the Terminal required to be made by HOLT, including, if applicable, repairs or restorations necessitated by the removal of the HOLT Cranes; or (iv) the determination by the Arbitrators of any and all issues submitted to them the determination of which could result in HOLT's owing sums to PRPA. At such time, if any, after the end of the Term or the termination of this Agreement that such repairs or restorations are limited to reasonable punchlist items or other reasonably ascertainable amounts substantially less than the amount of the Letter of Credit, PRPA shall agree to the reduction of the aggregate amount of the Letter of Credit and the Security Deposit to an amount equal to one hundred fifty percent (150%) of the cost of such punchlist items or other ascertainable amounts, as reasonably determined by PRPA.

         3.3 Records and Books. HOLT shall keep complete and accurate books, records and accounts relating to all its operations upon the Terminal, including without limitation the number of containers handled, the number of picks, the tonnage of bulk and breakbulk (other than steel) cargo handled, the tonnage of steel handled, the hours of Crane usage, the number of moves through the Terminal gate, cargo storage and transshipment information, and vessel occupancy of the berths, and PRPA and the Commonwealth shall have the right and privilege through their representatives and at all reasonable times, upon one week's advance notice, to inspect and audit such books, records and accounts in order to verify the accuracy of the amounts of Base Compensation due and owing to PRPA hereunder. HOLT agrees that such books, records and accounts for each year shall be kept by HOLT for a ten (10) year period and shall be made available to PRPA and/or the Commonwealth in Philadelphia, Pennsylvania, upon written request. HOLT shall keep separate books and records for its operations at the Terminal and its other operations. If any audit conducted under this Section shows that HOLT has underpaid the Base Compensation due from it to PRPA under the terms of this Agreement, HOLT shall pay the shortfall upon demand, and in the event the amount of underpayment is in excess of three percent (3%) of the amount paid by HOLT with respect to the audited period, then HOLT shall pay all costs and expenses for the PRPA audit, if any. PRFA shall use its best efforts to coordinate any such audit with the Commonwealth. The duty to retain books, records and accounts imposed on HOLT and the right herein granted by HOLT to PRPA and the Commonwealth to inspect such books, records and accounts shall survive the expiration or termination of this Agreement.

         3.4 Reports. HOLT shall submit to PRPA, as soon as it is practicable, on a ship-by-ship basis written vessel activity reports ("VARs") in form satisfactory to PRPA, summarizing all vessel movements, all containers and cargo loaded, discharged or held at the Terminal, and the number of containers handled, both loaded and empty, the type of cargo (temperature controlled, steel, or other) and the tonnage of such cargo. To the extent necessary for PRPA to comply with all applicable laws and regulations, HOLT shall also submit to PRPA such other reports as reasonably requested in writing by PRPA from time to time. PRPA shall maintain the confidentiality of all information regarding HOLT's customers and all HOLT trade secrets contained in such reports (other than the VARs) to the extent permitted by law. On or before July 31 of each year, HOLT shall submit to PRPA an itemized inventory of all moveable capital equipment owned or leased by HOLT and used at the Terminal during the year ended July 1 of such year and of all moveable capital equipment owned or leased by HOLT and removed from the Terminal during such year ("Moveable Capital Inventory"). HOLT and PRPA shall investigate the possibility and feasibility of providing to PRPA on-line access to HOLT's computer system and programs in order for PRPA to review data therein contained in respect of the information required to be set forth in the VARs. Such access shall not unreasonably interfere with HOLT's use and operation of the computer system, and shall not permit PRPA access to any confidential information of HOLT not otherwise available to PRPA under this Agreement.

         3.5 Late Charges. As compensation to PRPA for costs and expenses involved in handling delinquent payments, all charges that remain due and unpaid for a period of ten (10) days after the date they are due shall be subject to a delinquency payment equal to one and one-half percent (1.5%) of said charges per month or fraction thereof from the end of the ten day period until the charges have been paid. Said delinquency payment is in addition to all other remedies that PRPA may have that are provided by this Agreement or otherwise by law to enforce payment of charges that have been incurred and have not been paid.

         3.6 Certain Taxes. If the Terminal or operations on the Terminal become subject to any taxes, assessments or charges which are not in effect on the date hereof and which will result in a significant increase in the tax burden of HOLT, then PRPA and HOLT will renegotiate the Base Compensation in an equitable manner taking into account such increase. In the event that HOLT and PRPA are unable to agree on an equitable adjustment to the Base Compensation, the matter shall be determined by the Arbitrators. Nothing in the preceding sentence shall be deemed to entitle HOLT to any renegotiation of the Base Compensation on account of any federal or state corporate income tax, or any change in the rates thereof.



                                   ARTICLE IV

                             MARKETING: COOPERATION

         4.1 Marketing. HOLT shall market its services offered at the Terminal and the Terminal itself in a professional, first class manner at least equivalent to the marketing efforts of similar terminals.

         4.2 Transfer of Service.

             (a) (i) Within a reasonable period of time after the execution of this Agreement, HOLT shall provide to PRPA evidence satisfactory to PRPA of commitments to call at the Terminal from various container lines acceptable to PRPA, in its sole discretion, and whose anticipated volume of container activity shall be acceptable to PRPA, in its sole discretion.

             (ii) Notwithstanding anything to the contrary contained in this Agreement, in the event that HOLT does not deliver the commitments required by Subsection 4.2(a)(i). Holt and PRPA, without the necessity of notice or opportunity to cure, shall engage in good faith negotiations with respect to what amendments, if any, should be made to this Agreement in view of the absence of such commitments, and from and after the date on which PRPA notifies HOLT that HOLT has failed to fulfill the requirements of Subsection 4.2(a)(i) until the earlier of (A) the expiration of the Term of this Agreement and (B) the filing with the FMC of an amendment to this Agreement specifically referring to this Subsection and setting forth the agreement of the parties with respect to the amendments, if any, to obtain for the balance of the Term, this Agreement shall be deemed automatically to have been amended to provide as follows:

         1. The Additional Parcels shall be excluded from the Terminal demised hereunder. Holt shall have no development or other rights with respect thereto, and the Development Fee and the Additional Parcel Fee shall be abated;

         2. Holt shall be granted only one ten year option to renew the Term;

         3. The last sentence of Subsection 3.1(d), capping a portion of the Breakbulk Fee under certain circumstances, shall be deemed deleted from the Agreement; and

         4. PRPA shall not be required to complete any of the PRPA Capital Improvements other than the Crane Retrofit; provided, however, that in the event the Container Capital Improvements are not completed by PRPA on or before the first day of the third Lease Year, Base Rent shall be calculated as set forth on Exhibit O.

In the event this Agreement is automatically amended as provided herein, the parties shall promptly execute and PRPA shall promptly file confirmation thereof with the FMC. Except as expressly provided in this Subsection, this Agreement shall be unamended and remain in full force and effect.

             (b) In recognition of certain costs associated with the transfer of certain customer operations and the Gloucester Cranes to the Terminal:

                 (i) subject to the provisions of this Subsection, HOLT shall be entitled to a Five Dollar ($5.00) credit against Base Rent for each pick of a container at the Terminal onto or off any vessel owned or chartered by any of the container shipping lines or groups which currently call at HOLT's Gloucester Terminal (each, a "Container Line") (the "Pick Credit") up to an aggregate maximum of Three Hundred Twenty Thousand Dollars ($320,000);

                 (ii) in the event both Gloucester Cranes are moved to the Terminal pursuant to Section 7.2, HOLT shall be entitled to a Five Dollar ($5.00) credit against Base Rent for each pick of a container at the Terminal onto or off a Container Line vessel or a vessel of any other new line introduced at the

Terminal by HOLT after the Effective Date hereof provided that such picks occur after the date on which the Gloucester Cranes are made operational at the Terminal, up to an aggregate maximum of One Hundred Eighty Thousand Dollars ($180,000) (the "Crane Pick Credit"); provided, however, that: during the first Lease Year the aggregate of Crane Pick Credits and Pick Credits shall not exceed $320,000; during the first Lease Year a container movement cannot earn both a Pick Credit and a Crane Pick Credit; and the aggregate maximum of Pick Credits and Crane Pick Credits shall never exceed $500,000. From and after the first anniversary of the Effective Date, a container movement can earn both a Pick Credit and a Crane Pick Credit.

                 (iii) Pick Credits and Crane Pick Credits shall be credited against the payment of Base Rent due on the 15th day of the month following the date on which such Pick Credits or Crane Pick Credits are earned, in an amount up to the amount of Base Rent due with respect to such month, with any unused portion of such Credits being carried forward to the succeeding month or months until HOLT has been able to utilize the full amount thereof.

             (c) HOLT hereby agrees to accommodate and handle at the Terminal during the Term (including all Renewal Periods) all new container business which HOLT secures for Delaware River marine terminal facilities. Notwithstanding the preceding sentence, HOLT may handle at the Gloucester Terminal (i) incidental containers on ships whose primary mission is not the transportation of containers and (ii) new container business in the event that
(A) the Terminal is unable to accommodate such containers due to the volume of cargo being handled at the Terminal, and (B) PRPA, within thirty (30) days following notice by HOLT to PRPA of the Terminal's inability to accommodate such container business, is unable to provide substantially equivalent alternate facilities at which HOLT can handle such container cargo at costs comparable to costs for similar container cargo incurred by HOLT at HOLT's Gloucester Terminal or is unable to provide alternative arrangements for some or all of HOLT's other activities at the Terminal in order to make space available at the Terminal to accommodate such new container business. HOLT shall not be required to accept such alternative arrangements unless the parties reach a mutually acceptable arrangement with respect to the adverse financial impact, if any, of such alternative arrangements on HOLT and/or its customers. For the purposes of this
Section 4.2(c) only, PRPA's marine terminal facilities at Tioga Avenue, Philadelphia shall be deemed comparable to the Terminal. HOLT shall consider in good faith any such alternative facility offered for HOLT's use by PRPA. HOLT shall provide, upon PRPA's request, all information relating to the costs incurred by HOLT at HOLT's Gloucester Terminal for container cargo similar to the proposed new container business. HOLT recognizes that such proposed alternative facilities and any use thereof by HOLT may be subject to the rights of other tenants or licensees of PRPA, but HOLT shall not be required to accept any alternative facilities if the exercise of such rights by others would unreasonably interfere with HOLT's operations. In the event HOLT and PRPA disagree as to whether the Terminal has the capacity to handle such new container business, whether an alternate facility proposed by PRPA is substantially equivalent, or whether an alternate arrangement has an adverse financial impact on HOLT or its customers, the issue shall be submitted to the Arbitrators whose decision shall be final. In the event any HOLT container customer does not wish to call at either PAMT or such alternative facility, and PRPA has been afforded a reasonable opportunity to participate with HOLT in discussions with such HOLT customer to persuade such customer to call at the Terminal or the alternative facility, then HOLT may accommodate such customer at the Gloucester Terminal.

         4.3 Intentionally Omitted.

         4.4 Definition of HOLT. For the purposes of Section 4.2, HOLT shall mean Holt Cargo Systems, Inc., its parent from time to time, and all present and future subsidiaries and affiliates, any Transferee (as hereinafter defined), and Thomas J. Holt and all members oil Thomas J. Holt's immediate family during the time they are employed by Thomas J. Holt or any of the entities described in this Section 4.4.

         4.5 Certain Operating Agreements. From and after the date hereof until the expiration or termination of this Agreement, PRPA shall not make or enter into any cost-plus arrangements (as hereinafter defined) with any terminal operators, stevedoring companies or other terminal lessees or licensees with respect to container cargo facilities owned, leased or operated by PRPA, except as permitted under this Section 4.5. The term "cost-plus arrangement" shall mean, with respect to terminal operations and/or stevedoring services, payment by PRPA of (or agreement to pay) all or any part of any terminal operating expense that is not paid by PRPA on behalf of HOLT under this Agreement, or payment by PRPA of a sum of money, or other comparable arrangement, not paid on behalf of HOLT (excluding for this purpose as a payment to HOLT any credits provided to HOLT by the terms of this Agreement). Payment by or on behalf of PRPA of capital costs in connection with any PRPA port facility shall not give rise to a cost-plus arrangement. PRPA shall not make or enter into any cost-plus arrangement with respect to container cargo facilities owned, leased or operated by PRPA prior to publicly soliciting responses to a request for proposals with respect to such facility. If, upon PRPA's exercise of its reasonable business judgment (which shall relate to the quality and cost of the service to be provided, the need therefor, and the desire to promote the PRPA's policies and objectives), PRPA makes or enters into a cost-plus arrangement at such container cargo facilities with a party other than HOLT, then PRPA shall notify HOLT that it has done so, and HOLT and PRPA shall negotiate in good faith for a period of up to thirty (30) days with respect to the reduction, if any, required to be made in the Base Compensation payable by HOLT to PRPA hereunder and other modifications, if any, required to be made to this Agreement in order to permit HOLT to compete on commercially reasonable terms for business with the intended recipient of the cost-plus arrangement. If at the expiration of such 30-day period HOLT and PRPA have not reached a mutually satisfactory agreement, then the issue, at HOLT's option and as HOLT's sole remedy, shall be submitted to the Arbitrators, whose decision shall be final, or by written notice to PRPA within 30 days of the expiration of such 30 day period, HOLT may terminate this Agreement. In the event the issue is submitted to the Arbitrators, the Arbitrators may consider all matters that may bear upon HOLT's ability to compete on commercially reasonable terms. Notwithstanding the foregoing, if an agreement for services at a container cargo facility owned, leased or operated by PRPA expires, is terminated by PRPA or is breached by the terminal operator, stevedoring company, lessee or licensee, then PRPA may make or enter into a cost-plus arrangement with respect to such services at such facility for a period not to exceed nine (9) months (including renewal periods) without thereby invoking the provisions of this Section 4.5. Nothing contained in this Section shall be deemed to restrict or prohibit PRPA from entering into a management agreement with a person or entity that manages and operates such facility for PRPA in consideration of a predetermined fee paid by PRPA which is not tied to and will not be adjusted by such person's or such entity's operating costs or results of operations, provided that any such person or entity and any of their affiliates will not also provide, directly or indirectly, stevedoring services or equipment at such facility. The exercise by any lessee or operator of a PRPA port facility of any right of renewal contained in an agreement filed as of the date hereof with the FMC shall not be deemed to invoke the provisions of this Section 4.5.

         4.6 Certain Tax Exemptions. PRPA shall use its best efforts to assist HOLT in qualifying for the same exemptions from Commonwealth of Pennsylvania and/or City of Philadelphia taxes related to HOLT's use and occupancy of the Terminal that are available to any other similarly situated lessee of PRPA.

         4.7 Transportation Tolls. PRPA shall use its best efforts to cause the DRPA to eliminate tolls for the movement of all containerized cargo shipped through the Ports of Philadelphia across the bridges under DRPA's control. For the purposes of this Section 4.7 and Section 4.6, "best efforts" shall mean meeting and discussing with appropriate governmental or DRPA staff or officials the subject matter of Sections 4.6 or 4.7, as the case may be; in no event shall PRPA be required to incur any costs in connection therewith.

                                   ARTICLE V

                           INSURANCE: INDEMNIFICATION

         5.1 Property Insurance.

             (a) PRPA shall keep the Terminal, including without limitation the pier and Wharf Structure, continuously insured from "all risk" of direct physical loss on a replacement cost basis during the Term. PRPA shall include HOLT as an additional insured as its interest may appear, including extra expense insurance in the amount of One Million Dollars ($1,000,000) from any one loss, with no monthly limitation.

             (b) HOLT shall keep the contents of the Terminal, including the property of others and cargo, improvements and betterments, and "contractor's equipment," continuously insured during the Term from "all risks" of direct physical loss, on a legal liability basis with respect to cargo and property of others, and an actual cash value basis with respect to all other contents, improvements and betterments and "contractor's equipment." HOLT shall include PRPA and the Commonwealth as additional insureds as their respective interest may appear.

             (c) HOLT shall keep the Cranes continuously insured from "all risks" of direct physical loss, including "mechanical breakdown" and removal of any boom warranty, on a replacement cost basis during the Term; provided, that if mechanical breakdown coverage for the PRPA Cranes is not available at rates mutually acceptable to HOLT and PRPA, then

HOLT shall have no obligation to obtain mechanical breakdown coverage for any of the Cranes. With respect to the Cranes, HOLT shall also maintain extra expense insurance and business interruption insurance in the combined amount of One Million Dollars ($1,000,000) from any one loss, with no monthly limitation. PRPA shall pay to HOLT an equitable percentage of the cost of such coverage allocable to the PRPA Cranes by crediting such amount to HOLT against Base Compensation owing by HOLT in the month immediately following HOLT's payment of a premium for such insurance. HOLT shall include PRPA and the Commonwealth as additional insureds, loss payees or mortgagees as their respective interests may appear.

             (d) PRPA shall provide comprehensive boiler and machinery coverage on insurable objects (excluding the Cranes) on a Repair or Replacement basis during the Term. PRPA shall include HOLT as an additional insured as its interest may appear, including extra expense insurance in an amount of Two Hundred Fifty Thousand Dollars ($250,000), for any one loss, with no monthly limitation.

         5.2 Liability Insurance. HOLT shall continuously keep in effect comprehensive general liability insurance of at least Ten Million Dollars ($10,000,000.00) as to personal injury, including bodily injury, sickness, disease or death, and property damage combined. HOLT shall cause the policies evidencing such insurance to name the Commonwealth and PRFA as additional insureds and to incorporate cross liability endorsement provisions substantially as follows:

         "Cross Liability - it is understood and agreed that the insurance afforded by this policy for more than one insured shall not operate to increase the limits of the Company's liability, but otherwise shall not operate to limit or void the coverage of any one insured with respect to claims against the said insured by any other insured or the employees of any such other insured."

         5.3 Worker's Compensation Insurance. HOLT itself shall maintain in full force and effect at all times during the Term of this Agreement, Statutory Worker's Compensation and Employers' Liability insurance, United States Longshoremens' and Harborworkers' Act insurance, Jones Act insurance, Occupational Disease Act insurance, and any disability benefits act insurance required by law, in appropriate statutory amounts under policies written by an insurance company authorized to engage in the insurance business in the Commonwealth of Pennsylvania or otherwise acceptable to PRPA, or HOLT in the event HOLT becomes an approved self insured. In the event HOLT becomes an approved self insured, it agrees to maintain excess insurance of the types enumerated above in this Section 5.3 in amounts not less than $10,000,000 for each accident or occupational disease.


         5.4 Automobile Insurance. HOLT shall continuously keep in effect comprehensive automobile liability insurance in the amount of $10,000,000 per each accident for bodily injury and property damage combined.

         5.5 Waiver of Subrogation. All casualty insurance (excluding that described in Section 5.3) and all property insurance policies carried by either party covering PRPA and HOLT as required by this Article V shall expressly waive any right on the part of the party carrying such insurance and its insurer against the other insureds; provided, however, that if there is an additional premium charge to obtain such waiver, then the party carrying such insurance may discontinue such waiver upon notice to the other party of an intent to discontinue such waiver, unless within thirty (30) days of the giving of such notice the other party agrees to pay such additional premium charge.

         5.6 Insurance General.

             (a) If either HOLT or PRPA fails to maintain any insurance required in this Agreement to be maintained by HOLT or by PRPA, the other party may procure same, wherever available, at the non-complying party's expense, and the non-complying party shall pay the cost thereof, and such other costs incurred by such party in connection therewith, including without limitation, its reasonable attorney's fees, on demand as compensation.

             (b) Every policy of insurance required by this Agreement to be maintained by HOLT or by PRPA shall contain a provision prohibiting cancellation thereof or changes therein without at least thirty (30) days prior written notice to HOLT or to PRPA, and to the Commonwealth at the address designated from time to time in writing by the Commonwealth. Prior to the

Effective Date and on each anniversary thereof, each party shall deliver to the other two copies of certificates evidencing each of the insurance policies that it is required to carry under this Article V, and shall upon the written request of the other party deliver two copies of such portions of each such policy providing the insurance herein required to the other party.

             (c) All policies required hereunder and any renewals thereof shall be in form satisfactory to PRPA, shall be issued by companies authorized to engage in the insurance business in the Commonwealth or otherwise satisfactory to PRPA, and shall be maintained in full force and effect. Other policies and coverages purchased by HOLT not specifically required by PRPA, including coverages carried in excess of the required minimum, shall be with companies as HOLT deems appropriate. Notwithstanding anything to the contrary in this Agreement, PRPA may satisfy any or all of its insurance coverage obligations herein contained through participation by PRPA in the Commonwealth's insurance or self-insurance programs, so long as the coverage provided thereby is not less than is required by this Agreement.

             (d) HOLT shall provide such additional types of insurance in such amounts as PRPA shall reasonably require with a view to a change in the nature of the Terminal, or the use to be made thereof by HOLT. In the event that any such additional insurance is required, HOLT shall deliver two certificates of each policy to PRPA and shall upon PRPA's written request deliver two copies of such portions of each policy providing such insurance to PRPA. PRPA shall investigate the possibility and feasibility of its obtaining for the account and at the expense of HOLT certain types of insurance required to be maintained by HOLT under this Agreement.

             (e) HOLT agrees not to use the Terminal in any manner that will result in the cancellation or increase in cost of any insurance policy that PRPA or HOLT is required to carry hereunder.

         5.7 Accident Reports. HOLT shall provide a report to PRPA, in writing, within seven (7) days after HOLT, its officers, or agents have knowledge of any accident or occurrence involving death of or injury to any person or persons, or damage in excess of Twenty Thousand Dollars ($20,000) to property (other than cargo) of any person other than HOLT and PRPA, occurring upon or about the Terminal. All such reports shall include, to the extent available and appropriate, (1) the names and address of the persons involved; (2) a general statement as to the nature and extent of the injury or damage; (3) the date and hour of the occurrence; (4) the names and addresses of witnesses; and (5) such other information reasonably requested by PRPA as may be known to HOLT, its officers or agents.

         5.8 Liability for Damage Caused by Third Parties. HOLT shall maintain the necessary security on the Terminal to assure that the Terminal is not being used by anyone not having the permission of HOLT or PRPA. HOLT is and shall be liable

(a) for all damage to the Terminal not insured against under Section 5.1 or with respect to which a waiver of subrogation is not being carried pursuant to
Section 5.5 and (b) for all damage to the Terminal up to the amount of any deductible of any insurance policy required to be maintained under Section 5.1, which damage is caused by third parties not authorized to be upon the Terminal, or by HOLT, HOLT's employees, agents, contractors, invitees, or licensees.

         5.9 Event of Loss. In the event of loss to the Terminal or the PRPA Cranes, HOLT shall give notice thereof as soon as practicable to PRPA, and PRPA may make proof of loss if not made promptly by HOLT; any adjustment of a proof of loss shall require the prior written consent of PRPA. Each insurance company issuing any property insurance policies in respect to the Terminal is hereby authorized and directed to make payment under such insurance directly to PRPA instead of to HOLT and PRPA jointly, and HOLT appoints PRPA, irrevocably, as HOLT's attorney-in-fact to endorse any draft therefor; provided, that notwithstanding the foregoing, proceeds of insurance required under Section 5.1(b) or Section 5.1(c) (except for proceeds of insurance for a loss to the PRPA Cranes), and extra expense insurance proceeds, shall be paid directly to HOLT. Such policies of property insurance and all renewals thereof are hereby assigned to PRPA as additional security for HOLT's performance of its obligations hereunder, and HOLT agrees that after default hereunder any values available thereunder upon cancellation or termination of any of said policies or renewals, whether in the form of return of premiums or otherwise, shall be payable to PRPA as assignee.

         5.10 Insurance Audit. On the second anniversary of the Effective Date and every three years thereafter during the Term and any Renewal Period, HOLT and PRPA shall cause an insurance audit to be conducted jointly by their respective insurance consultants to determine the adequacy and availability at commercially reasonable rates of the types of insurance and the amounts of coverages then being carried by either of them. In the event that PRPA's and HOLT's insurance consultants are unable to arrive at mutually agreeable recommendations as a result of the insurance audit required under this Section 5.10, the parties agree that they will submit such dispute to the Arbitrators, and the decision of the Arbitrators shall be final and binding upon the parties. HOLT and PRPA agree that promptly following such insurance audit or the resolution of any dispute, this Article V shall be amended to conform to the recommendations of the insurance audit, and PRPA and HOLT shall promptly obtain and maintain such insurance of such amounts as this Agreement, as so amended, shall require.

         5.11 Indemnification.

             (a) HOLT hereby covenants and agrees to indemnify, defend and hold PRPA and the Commonwealth harmless from any and all liability, loss, cost or expense, claims, and/or suits for, or by reason of, any injury, loss or damage to any person or property occurring on the Terminal from a condition caused by or for which HOLT is responsible under the terms of this Agreement, or arising out of HOLT's use of or operations at the Terminal, whether the loss, injury or damage be to the person or property of HOLT or any other person, except to the extent due to PRPA's failure to fulfill its obligations or responsibilities under this Agreement or to the negligence of PRPA, or the Commonwealth, and their respective agents, contractors, employees, lessees, invitees or licensees.

             (b) The indemnification obligations of HOLT under this Section 5.11 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for HOLT or any of its employees under workers' compensation acts, disability benefits acts or other employee benefits acts.

             (c) The provisions of Sections 5.11(a) shall not apply to any matter insured against under Section 5.1 and as to which a waiver of subrogation is in effect, or to any matters covered by the subject matter of
Article X.

             (d) The indemnifications given in this Section 5.11 shall survive the expiration or termination of this Agreement.

                                   ARTICLE VI

                             REPAIRS AND MAINTENANCE

         6.1 PRPA's Obligations.

             (a) PRPA shall maintain the structural integrity of and shall repair the roof, exterior walls, floors, foundations, pavements and pilings of all Terminal buildings and structures, maintain and repair the structural integrity of the Wharf Structure, as hereinafter defined, maintain and repair the mooring capstans and the fendering system, perform exterior painting required to preserve all such buildings and structures, perform any necessary maintenance and repairs to any perimeter fencing on the Terminal, and perform any required structural maintenance and repairs as distinguished from nonstructural maintenance and repairs, all when not caused by HOLT, its employees, agents, contractors, invitees or licensees (normal wear and tear excepted) and as PRPA reasonably shall determine, taking into account among other things, the operational needs of the Terminal. PRPA shall determine the type of fendering system to be employed at the Terminal. PRPA shall also perform structural maintenance of and repairs to the underground systems of water, sewer and electric utilities upon the Terminal. PRPA's obligations hereunder shall include maintenance and repairs of the scales and track, including switches, on the Terminal and the furnishing and maintenance of safe berths, including moorage and approaches to the berths as PRPA reasonably shall determine.

PRPA shall be responsible for any necessary repair or replacement of any electrical transformers on the portions of the Terminal other than the Additional Parcels. Notwithstanding anything to the contrary contained herein, neither HOLT nor PRPA shall be required to maintain, repair or replace the electrical transformers currently servicing Shed 98. Except as expressly provided in this Agreement, PRPA shall not be obligated to make any repairs, alterations, additions or betterments to the Terminal during the Term hereof. Subject to Section 14.1 hereof, PRPA's obligation to maintain and repair as described above shall be deemed to require PRPA to maintain and repair those portions of PAMT for which it is responsible in their "as is" condition as of the HOLT Possession Date or their repaired or upgraded condition with respect to those matters which are repaired or upgraded by PPC or by PRPA as a result of and following the survey referred to in Section 14.1, or the terms of this Agreement. Notwithstanding anything to the contrary contained herein, PRPA shall have no responsibility to maintain, repair or replace the Additional Parcels or any improvements thereon, other than any obligation of PRPA set forth in
Article X.

             (b) Upon completion of any of the Capital Improvements, PRPA shall maintain and repair those elements of the Capital Improvements set forth in Section 6.1(a) which have been completed in good condition, reasonable wear and tear excepted, but in any event in operable condition.

             (c) If PRPA fails to perform any of its obligations of maintenance, painting, or repair under this Section 6.1, then HOLT, at its option, if PRPA fails to perform or to commence in good faith to perform (and thereafter diligently to perform) any such obligation after having received, in the case of an emergency requiring prompt attention in order to prevent danger to life or serious property damage, 24 hours, and in the case of other matters, 72 hours written notice from HOLT, and if PRPA provides its written approval of the specific action proposed to be undertaken by HOLT, then HOLT shall be permitted but shall not be obligated to perform such maintenance, painting or repair, and HOLT shall be reimbursed for the reasonable cost thereof, provided that HOLT shall not be reimbursed for any such costs in excess at any time of $100,000. Costs incurred by HOLT and eligible for reimbursement hereunder shall be reimbursed as follows: HOLT shall be entitled to a credit in an amount up to fifty percent (50%) of all Base Compensation payable to PRPA by HOLT in that month, until such time as all amounts to which HOLT is entitled to reimbursement under this Section 6.1 have been repaid in full. Any notice or approval given pursuant to this Section 6.1(c) shall be delivered in accordance with the provisions of Section 28.1 in respect of emergencies. In the event that PRPA fails to provide HOLT notice of PRPA's approval or disapproval of any course of action proposed to be undertaken by HOLT pursuant to this Section, within, in the case of an emergency requiring prompt attention in order to prevent danger to life or serious property damage 24 hours, and otherwise 72 hours, of PRPA's receipt of HOLT's notice, PRPA's approval of such proposed course of action shall be deemed granted.

                (d) PRPA agrees that for the purposes of this Agreement, unless specifically stated otherwise, the duty to repair an item includes, in the event such item becomes inoperable, the duty to replace such item with an operable item of like kind.

         6.2 HOLT's Obligations.

             (a) (i) HOLT shall, at all times, keep the Terminal in a neat, clean and orderly condition. HOLT shall perform all nonstructural maintenance and repair, including without limitation sweeping, snow removal, trash removal, all interior painting, traffic or terminal striping, relamping of Terminal lights, replacing light bulbs, cleaning closed drains, daily janitorial service, storm, drain inlet maintenance and repair, rolling and sliding door maintenance and repair, Terminal electrical signage maintenance and repair (excluding electrical signs installed after the Effective Date by PRPA), Gatehouse equipment maintenance and repair, carpet, tile and vinyl floor replacement, and shall be responsible for security in and about the Terminal. HOLT shall be responsible for any necessary maintenance of all electrical transformers on the Terminal. HOLT shall use every reasonable precaution against fire. HOLT shall perform aboveground maintenance and repair (except the repair and replacement of electrical transformers on portions of the Terminal other than the Additional Parcels) of water, sewer and electric utilities upon the Terminal. Notwithstanding anything to the contrary contained herein, neither HOLT nor PRPA shall be required to maintain, repair or replace the electrical transformers currently servicing Shed 98. HOLT shall be liable, at its own expense, to make all repairs to windows, irrespective of cause. HOLT shall be responsible for and shall repair all damage to the Terminal within a reasonable period of time following the occurrence of damage. HOLT shall not be obligated to repair any damage to the Terminal caused by PRPA, its employees, agents, contractors, invitees, licensees, or lessees (other than HOLT). HOLT's obligations hereunder shall be to maintain and repair those elements of the Terminal for which it is responsible in the condition they were in at the commencement of HOLT's possession with respect to the applicable portion of the Terminal (the "HOLT Possession Date"); provided, that upon any repair or upgrading of such element by PPC or by PRPA following the survey referred to in
Section 14.1 or in accordance with Sections 7.6 or 7.7, HOLT shall maintain and repair such elements for which HOLT is responsible in their repaired or upgraded condition, reasonable wear and tear excepted. The HOLT Possession Date as used in this Agreement means April 1, 1989 with respect to PAMT (other than the premises licensed to Portside pursuant to the Portside License (the "Refrigerated Warehouse") and the Berth 6 area which was leased to HOLT by previous amendment to the PPC-Holt Agreement dated October 2, 1989 ("Berth
6")), October 3, 1989 with respect to Berth 6, and January 19, 1990 with respect to Refrigerated Warehouse, and the Effective Date with respect to the Additional Parcels. Notwithstanding anything to the contrary contained in this Section 6.2(a)(i), as to those items as to which HOLT has maintenance or repair obligations hereunder, HOLT shall not have any such obligation to maintain or repair any deferred maintenance item set forth on Exhibit N until the repair to such item to be undertaken by PRPA is completed; provided, however, HOLT shall be responsible for damage caused to such item by HOLT, its employees, agents, contractors, invitees or licensees, and HOLT's obligation to maintain or repair as to each such deferred maintenance item shall commence when the repair to such item has been completed. PRPA shall be responsible for replacing any exterior terminal lighting bulbs which burn-out during the period from the Effective Date to the date on which the Container Capital Improvement relating to terminal lighting is completed, and thereafter HOLT shall be responsible for replacing any such bulbs.

                 (ii) Notwithstanding anything to the contrary contained herein, except with respect to damage caused by HOLT, its agents or invitees, HOLT's maintenance and repair obligations with respect to the Additional Parcels shall be to maintain and repair the Additional Parcels to a level commensurate with the use thereof by HOLT, provided that in the event of such use such maintenance and repair shall always be performed to a level sufficient to comply with all applicable laws and regulations with respect to the health and safety of persons. HOLT shall indemnify, defend and hold PRPA harmless from and against any and all expense, loss, claim, suit or liability suffered by PRPA as a result of death or injury to person, or property damage occurring on or about the Additional Parcels, even if such death, injury or property damage is due in part to the negligence of PRPA with respect to the current or future condition of the Additional Parcels (except as to a future condition caused by an affirmative negligent act of PRPA), the negligence of the Commonwealth, or their respective agents, contractors, employees, lessees, invitees or licensees. The indemnification obligation of HOLT under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for HOLT or any of its employees under workers' compensation acts, disability benefits acts, or other employee benefits acts.

             (b) Upon the completion of each Capital Improvement, as hereinafter defined, HOLT shall maintain and repair those elements of such Capital Improvement set forth in Section 6.2(a) in good condition, reasonable wear and tear excepted, but in any event in operable condition.

             (c) In the event any alterations or improvements shall be made by HOLT which can easily be removed without damage to the Terminal, or trade fixtures installed by HOLT which can be removed without injury to the Terminal, such alterations, improvements or trade fixtures shall remain the property of HOLT, and upon the expiration or termination of this Agreement HOLT may remove the same within the HOLT Equipment Removal Period, provided that HOLT shall repair and restore any damage to the Terminal caused thereby. Any such alterations, improvements or trade fixtures which are not removed by HOLT from the Terminal within the HOLT Equipment Removal Period shall be and remain the property of PRPA. It is expressly agreed that the HOLT Cranes are fixtures, but HOLT shall nevertheless have the right and obligation to remove the HOLT Cranes after the termination of this Agreement as provided in Section 7.4. HOLT agrees that if and when any repairs, alterations, additions or betterments shall be made by it as provided in this
Section 6.2, it promptly shall pay for all labor done or materials furnished and shall keep the Terminal free of all liens and shall comply with the applicable provisions of Article VII.

             (d) HOLT agrees that for the purposes of this Agreement, unless specifically stated otherwise, the duty to repair an item includes, in the event such item becomes inoperable, the duty to replace such item with an operable item of like kind.

         6.3 Wharf Structure. Notwithstanding anything to the contrary in this Agreement, if damage to the Wharf Structure is caused by the acts of or failure to act by HOLT, its officers, employees, agents, contractors, invitees, or licensees, including persons performing work on the Terminal at the request or under the direction of HOLT, PRPA may make all necessary repairs and HOLT agrees to reimburse PRPA for all such costs incurred by PRPA upon presentation of supporting documentation by PRPA to HOLT to the extent such costs are not covered by insurance. For the purposes of this Agreement, the "Wharf Structure" shall mean and be defined as the beams, girders, subsurface support slabs, and prestressed concrete or wood piling located between the pier head line and the bulkhead line and any and all mooring dolphins that service the berths at the Terminal. The Wharf Structure shall not include the surface paving at the Terminal.

         6.4 Fire Systems. All fire protection sprinkler systems, fire hydrant systems, standpipe systems, fire alarm systems, portable fire extinguishers and other fire protective or extinguishing systems or appliances which have or may be installed on the Terminal shall be maintained and repaired by HOLT in an operational condition and in accordance with all applicable laws at all times, subject to Exhibit N. All repairs and servicing shall be made in accordance with all applicable laws, including without limitation, the City of Philadelphia Fire Code and the regulations of the Department of Licenses and Inspections of the City of Philadelphia and all additions, revisions and amendments thereto, and in accordance with the recognized standards relating thereto. HOLT shall cause a sprinkler system maintenance and inspection service, each as approved by the agency having jurisdiction over same and by PRPA, in its reasonable judgment, to carry out, respectively, systematic inspection, adjustment and maintenance, to the extent required by law, and to furnish reports of each such inspection to PRPA. At HOLT's sole cost and expense HOLT shall provide remote monitoring of the fire protection system. In the event the fire protection system must be replaced or overhauled in PRPA's reasonable judgment, or if the system must be replaced as a result of legislative action, PRPA shall, at its sole cost and expense, cause the system to be replaced or overhauled, as appropriate.

         6.5 Load Limits. HOLT shall not place loads on the Terminal in excess of the maximum load limits which are set forth in the certification of PRPA's engineer which are attached hereto as Exhibit F and made a part hereof, without the prior written consent of PRPA. HOLT acknowledges receipt of the Hudson Engineers report on the load capabilities of the Additional Parcels and agrees to consult with PRPA concerning uses that may adversely affect the structural integrity of the Additional Parcels.

         6.6 Maintenance and Servicing of Cranes.

             (a) During the Term hereof, HOLT shall at its own cost and expense provide crane operators to provide for the operation of the two (2) Kocks 45LT container cranes and one (1) Kocks combination heavy lift (385T) container crane located on the Terminal (collectively, the "PRPA Cranes") and the HOLT Cranes, as hereinafter defined (the PRPA Cranes and the HOLT

Cranes are occasionally referred to herein collectively as the "Cranes"), and HOLT shall contract with an independent crane maintenance contractor acceptable to PRPA, in its reasonable judgment, to maintain and service the Cranes or undertake such maintenance and service by itself, including without limitation the observance of the manufacturers' recommendations (except to the extent that HOLT demonstrates to PRPA's reasonable satisfaction that certain of such recommendations are inapplicable or have been satisfied by alternative measures) so as to keep them in the same operating condition they were in, as to the PRPA Cranes, on April 1, 1989 or as subsequently retrofitted by PRPA, and, as to the HOLT Cranes, at the date each such HOLT Crane was introduced into service at the Terminal, subject in all cases to ordinary wear and tear. (Notwithstanding anything to the contrary contained herein, PRPA and not HOLT shall be required to replace any major crane parts (as listed on Exhibit E), as needed, on any PRPA Crane (other than the heavy lift crane) until such PRPA Crane (other than the heavy lift crane) has been retrofitted by PRPA as provided herein, unless the need for such replacement is caused by HOLT's negligence or by HOLT's failure to perform its maintenance obligations set forth in this Section 6.6(a). Furthermore, PRPA and HOLT agree that with respect to diesels and generators for the PRPA Cranes, after the completion of the Crane Retrofit with respect to a PRPA Crane, the first time each diesel and generator with respect to such Crane needs to be replaced, HOLT shall bear the cost thereof to the extent that such replacement is not covered by insurance, up to $100,000, and PRPA shall pay the balance. Thereafter, each time such diesel and generator needs to be replaced, HOLT shall bear the full cost thereof (to the extent that such replacement is not covered by insurance)). Crane maintenance personnel shall be fully trained and qualified to perform such services. If requested by PRPA, maintenance reports shall be submitted to PRPA by HOLT not less frequently than quarterly. PRPA shall not be liable for the actions of any crane operator, crane maintenance contractor, or the employees of either of them.

             (b) PRPA shall not be liable for any claims, liabilities, costs and expenses, including, without limitation, consequential and incidental damages, arising out of or caused by a breakdown of the Cranes or their being out of service for any reason whatsoever (except to the extent caused by PRPA's failure to perform its obligations hereunder), and HOLT hereby releases PRPA from any such liability.

             (c) PRPA shall make crane parts available for purchase by HOLT from PRPA's spare parts inventory at the fair market value for such parts.

         6.7 Dredging.

             (a) During the Term hereof and any Renewal Period, PRPA shall, at its sole cost and expense, and at such times as it reasonably determines necessary taking into account the soundings referred to in Section 6.7(c), and upon its obtaining all necessary permits and approvals (which PRPA will


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pursue in a commercially reasonable manner), conduct maintenance dredging alongside Berths #1 and #2 at the Terminal to a depth of thirty-six (36) feet from Mean Low Water Datum ("MLWD"), alongside Berths #3, #4 and #5 to a depth of forty (40) feet from MLWD, and alongside Berth #6 to a depth of thirty-eight
(38) feet from MLWD. Upon the presentation by HOLT to PRPA of reasonable evidence illustrating a reasonable, current business need, PRPA shall, upon its obtaining all necessary permits and approvals (which PRPA will pursue in a commercially reasonable manner), dredge alongside Berths #1, #2 and #6, to the extent of such demonstrated need, to a depth of forty (40) feet from MLWD. PRPA shall conduct maintenance dredging to a depth of forty (40) feet from MLWD alongside any such Berth that PPC or PRPA previously caused to be dredged to such depth so long as a reasonable, current business need exists for such a depth to be maintained.

             (b) No later than the substantial completion of a Major Development contemplating the use of one or more of the berths on the Additional Parcels, PRPA shall, upon its obtaining all necessary permits and approvals (which PRPA will pursue in a commercially reasonable manner), dredge alongside such berths to the depths for which there is a demonstrated reasonable, current business need, and, upon its obtaining all necessary permits and approvals (which PRPA will pursue in a commercially reasonable manner), and so long as reasonable, current business needs exist for such depths to be maintained, PRPA shall conduct maintenance dredging of such berths to such depths.


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


             (c) During the Term of this Agreement, HOLT, at its cost and expense, shall cause a reputable engineering company to perform soundings alongside Berths #1 through #6 at PAMT and, following the dredging of such berths pursuant to Section 6.7(b), the berths at the Additional Parcels and shall make the results of such soundings available to PRPA. HOLT shall cause such soundings to be made periodically during the Term as HOLT determines is necessary, but in any event HOLT shall cause such soundings to be made at least once per year during the Term of this Agreement.

         6.8 Access. PRPA, its contractors, invitees and their respective employees shall have the right of access to the Terminal to perform their respective duties, responsibilities and jobs as contemplated under this Article VI and to determine the state of maintenance and repair. PRPA will schedule such access, to the extent, possible, so as to not unduly interfere with any terminal operations. PRPA shall, at its expense, make all improvements and repairs to the Terminal for which it is responsible within a reasonable period of time and shall be responsible for all damage to cargo, containers and all other property of others located on the Terminal when such repair is necessitated by or damage is caused by the negligent or wrongful acts of PRPA or its employees, agents, contractors, lessees, invitees, or licensees.

         6.9 PRPA's Rights. Should HOLT fail to make any repairs or perform any maintenance for which it is responsible,


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including without limitation any repair or maintenance to the Cranes, PRPA shall have the option to make or perform the same if HOLT fails to do so after having received thirty (30) days written notice from PRPA or immediately if in PRPA's reasonable business judgment the repairs required must be made to prevent further damage, injury or loss. Upon receipt of an invoice together with supporting documentation, as appropriate, from PRPA, HOLT shall promptly reimburse PRPA for the reasonable cost thereof. The making of such repairs by PRPA shall in no event be construed as a waiver of the duty of HOLT to make repairs as herein provided.

                                   ARTICLE VII

                         EQUIPMENT; CAPITAL IMPROVEMENTS

         7.1 Provision. Throughout the Term HOLT shall provide by lease or purchase, at its sole cost and expense, an IBM AS-400 computer or equivalent and appropriate software for monitoring and coordinating its operations conducted at the Terminal. HOLT shall provide the equipment necessary for the efficient operation of the Terminal, including without limitation all container handling equipment such as tractors, fork lifts, chassis, and top loaders, except the PRPA Cranes, which shall be provided by PRPA. HOLT shall, at its sole cost and expense, on or before the date that is thirty (30) days following the completion of the


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Container Capital Improvements either (i) purchase container handling equipment or (ii) move to the Terminal from the Gloucester Terminal such of HOLT's container handling equipment, in either case as may be necessary for efficient container operations at the Terminal.

         7.2 Required Equipment. Any modification, improvement, or addition to the Terminal (other than the Capital Improvements), and any equipment installation or system modification required by the Fire Department of the City of Philadelphia, Department of Licenses and Inspections of the City, Coast Guard, Environmental Protection Agency, or any other local, regional, state or federal agency ("Required Equipment") as a result of any modification, improvement, or addition to the Terminal (other than the Capital Improvements) or an equipment installation or system modification made by HOLT shall be constructed, installed or made at HOLT's sole cost and expense and in accordance with all rules of such requiring agency. Any Required Equipment necessitated by a change in the laws or regulations of such requiring agency or as a result of the construction of the Capital Improvements or as a result of any other improvements made by PRPA shall be constructed or installed at PRPA's sole cost and expense and in accordance with all rules of such requiring agency.

         7.3 HOLT Cranes.

             (a) HOLT shall use its best efforts to obtain on or before the date that is sixty (60) days following the

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Effective Date any and all approvals necessary from all governmental, quasi-governmental and private parties necessary to permit HOLT to move to the Terminal the two container cranes (the "Gloucester Cranes") currently located at HOLT's marine terminal in Gloucester, New Jersey (the "Gloucester Terminal"). If HOLT obtains all such approvals on or before June 16, 1994, HOLT shall cause, at its sole cost and expense, the Gloucester Cranes to be moved to, installed and made operational on the Terminal as promptly as reasonably possible, but in any event not later than ninety (90) days after the Third Crane Rail (as hereinafter defined) has been completed. The June 16, 1994 date set forth in the preceding sentence shall not be affected by any event of force majeure. HOLT shall use its best efforts to schedule barge service for the move of such cranes at a time that will permit HOLT to comply with the preceding sentence. If all such approvals have not been obtained within such sixty (60) day period following the Effective Date, which period shall not be affected by any event of force majeure, upon the demonstration of the need for an additional container crane at the Terminal, HOLT shall (unless it has, by the date such need is demonstrated, obtained such approvals and delivered to PRFA an opinion as contemplated by
Section 23.1, and thereafter installs the Gloucester Cranes on the Terminal), within 120 days following the latter of the end of the Lease Year in which such need is demonstrated and, if HOLT petitions the Arbitrators with respect to the demonstration of such need, the date of the decision of

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the Arbitrators with respect thereto, at its sole cost and expense, contract with a container crane manufacturer for the purchase, delivery and installation of a current model of a container crane suitable for use on the Terminal's crane rail system and of a quality and with specifications equal to or better than the Paceco Crane previously installed on the Terminal by HOLT and shall use its best efforts to cause such crane to be delivered, installed and operational on the Terminal on or before three hundred sixty (360) days from the date on which HOLT is required to order such crane or, if the crane manufacturer's then-current delivery schedule is longer than 360 days, in accordance with such schedule. For purposes of this Subsection, the need for an additional container crane shall be deemed to have been demonstrated when HOLT has performed one hundred thirty thousand (130,000) container picks or more in any Lease Year; provided, however, that HOLT may petition the Arbitrators not later than thirty (30) days following the end of such Lease Year if HOLT believes that such volume of picks is equal to one hundred ten percent (110%) or more of the reasonably anticipated level of container activity at the Terminal for each of the immediately following two (2) Lease Years. If the Arbitrators determine that such volume is equal to one hundred ten percent (110%) or more than the reasonably anticipated level of container activity at the Terminal for each of the immediately following two (2) Lease Years, then the need for the additional crane shall be deemed not to have been demonstrated. In the event that HOLT

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


has not obtained all approvals referred to in the first sentence of this Section 7.3(a) on or before June 16, 1994, HOLT may nevertheless, at its option, move the Gloucester Cranes to the Terminal, in which event PRPA shall proceed with the Third Crane Rail. At such time, if any, that both Gloucester Cranes are installed and made fully operational on the Terminal, HOLT's obligation to purchase an additional crane upon demonstration of the need therefor shall be deemed satisfied.

             (b) The Gloucester Cranes, upon their installation on the Terminal, the Paceco Crane presently on the Terminal (until such time, if any, that it is purchased by PRPA), and the Crane HOLT may be required to purchase pursuant to the preceding paragraph of this Section 7.3 are collectively hereunder referred to as the "HOLT Cranes". The HOLT Cranes shall be and remain at the Terminal until the expiration or termination of the Term and all exercised Renewal Periods subject to Section 2.5(c). If HOLT, during the Term of this Agreement or any renewals thereof, provides any additional or replacement container cranes to the Terminal, such cranes shall also be deemed to be HOLT Cranes and shall be subject to the same terms and conditions applicable to the HOLT Cranes as set forth herein.

         7.3A Purchase of Paceco Crane.

             (a) When HOLT moves the Gloucester Cranes to the Terminal as contemplated by Section 7.3(a), then PRPA shall purchase from HOLT (or the record title holder), within thirty (30) days of the date on which the Gloucester Cranes become

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


operational on the Terminal (the "Purchase Date"), the Paceco Crane (and the spreader and all other accessories and parts used in connection therewith, together with all warranties and service contracts related thereto) (collectively, the "Paceco Crane") currently located on the Terminal, free and clear of all liens, encumbrances and security interests, for a purchase price to be determined by an independent appraiser selected by the parties and on such other terms and conditions agreed to by the parties. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Agreement, in the event that on or before June 16, 1994, HOLT has not delivered to PRPA written notice of its intent to move the Gloucester Cranes to the Terminal and an opinion of HOLT's counsel as contemplated by Section 23.1, then PRPA shall not have any obligation to purchase the Paceco Crane from HOLT. The June 16, 1994 date set forth in the preceding sentence shall not be affected by any event of force majeure. In the event the parties are unable to agree on the selection of an appraiser, the selection of the appraiser shall be made by the Arbitrators. The appraiser shall determine the purchase price as an "in-place" item, giving value to the lead time that would otherwise be required for the delivery of a comparable crane (the "Purchase Price"). In the event that HOLT fails to cause the Gloucester Cranes to be moved to and installed and made operational on the Terminal as provided in Section 7.3(a), then PRPA shall have no obligation to purchase the Paceco Crane. At such time, if any, that PRPA purchases the Paceco

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


Crane, the Paceco Crane shall be deemed a PRPA Crane hereunder, and HOLT shall continue to be responsible for the maintenance, repair and operation of the Paceco Crane in the same operating condition it was in on the date the Paceco Crane was accepted from the manufacturer by HOLT, subject to ordinary wear and tear.

             (b) In the event that PRPA is not able to purchase the Paceco Crane on the Purchase Date, then HOLT shall lease to and PRPA shall lease from HOLT the Paceco Crane (the "Paceco Crane Lease"). The lease payments to be made by PRPA to HOLT shall be made in such amounts and at such times in order to enable HOLT to meet its scheduled principal and interest payments to the Export-Import Bank in such amounts and at such times as they become due as reflected on Exhibit P. The term of the Paceco Crane Lease shall commence on the Purchase Date and shall terminate on June 15, 1994. In the event the Purchase Date is a date other than a date on which a payment is scheduled to be made in accordance with Exhibit P, the initial lease payment to be made by PRPA to HOLT shall be pro-rated on a per diem basis. In addition to the above sums to be paid by PRPA to HOLT, there shall also be paid and included as lease payments to HOLT an amount equal to interest, at the Interest Rate (as hereinafter defined) on the difference between the Purchase Price and the outstanding principal due on the Purchase Date by HOLT to Export-Import Bank as reflected on Exhibit P. On June 15, 1994 (the "Alternate Purchase Date"), PRPA shall purchase the Paceco Crane from HOLT for a price equal to the difference between the

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


Purchase Price and the sum of the principal payments made by HOLT to the Bank, which principal payments were received by HOLT from and included in the lease payments by PRPA to HOLT ("Remaining Purchase Price").

             (c) In the event that PRPA is unable to purchase the Paceco Crane on the Alternate Purchase Date, then PRPA shall continue to lease the Paceco Crane from HOLT for an additional twenty-four (24) months for rent equal to One Million Dollars ($1,000,000.00) per year ("Paceco Crane Rent"), plus interest on the difference between the Remaining Purchase Price and Paceco Crane Rent paid to date by PRPA at a rate equal to the Interest Rate plus three (3%) percent, to be paid in twenty-four (24) equal installments of Paceco Crane Rent, plus interest as aforesaid, over the extended twenty-four (24) month term of the Paceco Crane Lease. At the end of the Paceco Crane Lease, PRPA shall purchase the Paceco Crane for a sum equal to the Remaining Purchase Price less fifty percent (50%) of the Paceco Crane Rent paid by PRPA. If PRPA is unable to purchase the Paceco Crane at the end of such additional twenty-four (24) month period, then PRPA's right to purchase the Paceco Crane shall terminate, and HOLT shall have the right to determine the disposition of the Paceco Crane thereafter.

             (d) PRPA may pay the unpaid portion of the Purchase Price or the Remaining Purchase Price in full at any time without penalty, except as set forth below, in which event PRPA shall be entitled to a credit against the Purchase Price in

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


an amount equal to the aggregate lease payments made by PRPA to HOLT which were applied toward payment of principal due to Export-Import Bank, or, if the prepayment occurs after the Alternate Purchase Date, in an amount equal to one-half (1/2) of the Paceco Crane Rent paid by PRPA. In the event PRPA purchases the Paceco Crane on a date after the Purchase Date, PRPA shall pay any prepayment penalty due under the Export-Import Bank loan.

             (e) HOLT covenants to comply with and perform all of its agreements, covenants and obligations under any document, instrument or agreement between HOLT and Export-Import Bank relating to the Paceco Crane, not to amend any of the foregoing without PRPA's written consent, and to remedy any default under any of the foregoing. Any default by HOLT under any such document, instrument or agreement shall be a default hereunder. In the event that Export-Import Bank proceeds to execute on its security interest in the Paceco Crane or otherwise exercises any remedy against HOLT to which it is entitled which may affect the title to the Paceco Crane, PRPA may terminate the Paceco Crane Lease, whereupon HOLT shall immediately reimburse PRPA all amounts that PRPA has paid to HOLT on account of the Purchase Price (including without limitation the portion of lease payments relating to the payment of principal to the Export-Import Bank) and Paceco Crane Rent. HOLT covenants that it shall not permit the Paceco Crane to be further encumbered or permit additional security interests to be granted with respect thereto, except as set forth in Subsection 7.3A.

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


             (f) Subject to the consent of PRPA, which shall not be unreasonably withheld, HOLT may refinance the Export-Import Bank loan, and in connection therewith grant a security interest in the Paceco Crane to the lender, provided that: (i) the Export-Import Bank loan is repaid in full and all security interests in connection therewith are terminated; (ii) the new loan is in an amount not greater than the then current principal balance of the Export-Import Bank loan; and (iii) the new loan is on terms and conditions (other than interest rate) not more onerous than those of the Export-Import Bank loan. In such event the provisions of Subsection 7.3A(e) shall apply with respect to such new loan. PRPA's payments with respect to the lease and/or purchase of the Paceco Crane shall not be affected by any such refinancing.

         7.4 Ownership of HOLT Cranes and Equipment. The HOLT Cranes and all other equipment provided by HOLT (including without limitation that equipment described in Sections 7.1 and 7.2) shall be and remain the property of HOLT. Upon the expiration or termination of this Agreement (except when (i) such termination results from HOLT's exercise of its termination rights set forth in
Section 4.5; or (ii) HOLT terminates this Agreement for cause and a court having jurisdiction has determined that PRPA, at the time of such termination, was in default of this Agreement beyond any applicable cure period) PRPA shall have the option to purchase any one or more of the HOLT Cranes at their fair market value and on other mutually agreeable

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


terms. In the event PRPA elects to purchase one or more HOLT Cranes pursuant to this Agreement, HOLT shall deliver good title to each such HOLT Crane, free and clear of all liens, encumbrances and security interests. PRPA shall exercise such option, if at all, by giving written notice thereof to HOLT not less than one hundred fifty (150) days prior to the end of the initial Term or the last Renewal Period as to which HOLT timely exercised its option to renew, or simultaneously with any notice to terminate this Agreement given by PRPA, as applicable. If HOLT and PRPA are unable to mutually agree upon the fair market value of and other terms relating to any HOLT Crane(s) which PRPA has notified HOLT of PRPA's desire to purchase in accordance with this Section 7.4, within thirty (30) days of PRPA's delivery of such notice to HOLT, then PRPA's option to purchase such HOLT Crane(s) shall terminate. To the extent that PRPA elects not to exercise its option to purchase any HOLT Crane, HOLT shall remove, at its sole cost and expense, any of the HOLT Cranes that PRPA did not elect to purchase. Immediately upon notification by PRPA of its election not to purchase any one or more of the HOLT Cranes, HOLT shall commence and diligently conduct the removal of any HOLT Crane not purchased by PRPA in accordance with this Section and Section 2.5. The parties shall cooperate with one another as promptly as possible after the parties have determined that the HOLT Cranes will be removed from the Terminal in arranging a mutually satisfactory schedule and plan (the "Plan") for the dismantling and removal of the HOLT Cranes during the

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HOLT Crane Removal Period. Such Plan shall take into account the interest of
PRPA in operating the Terminal to the maximum extent commercially reasonable and the interest of HOLT in removing the HOLT Cranes in as expeditious a manner as possible without incurring premium or extra costs. In the event the HOLT Crane removal schedule included within such Plan extends past the last date of the HOLT Crane Removal Period, such HOLT Crane Removal Period shall be deemed extended to the first day after the last work identified on such schedule is scheduled to be completed. In the event a notice to terminate is given less than one hundred fifty (150) days prior to the effective date of such termination, the HOLT Crane Removal Period shall be extended by the number of days by which the date of such notice was less than one hundred fifty (150) days prior to the effective date of such termination. If the parties cannot agree upon such a Plan within fifteen (15) days after it has been determined that one or more of the HOLT Cranes is to be removed, then they shall submit the matter to the Arbitrators, and the decision of the Arbitrators shall be final and binding upon the parties.

         7.5 Heavy Lift Crane. HOLT recognizes and acknowledges that the Kocks heavy lift (385T) crane is a unique and valuable asset of PRPA and the Port of Philadelphia. Accordingly, HOLT covenants that it shall accommodate all requests to use such heavy lift crane at commercially reasonable rates comparable to industry standards, to the extent that such requested use does not unreasonably interfere with HOLT's other

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


operations at the Terminal. The heavy lift crane shall be used in the heavy lift mode in only the area of the Terminal shown on Exhibit G attached hereto and made a part hereof.

         7.6 HOLT's Improvements.

             (a) Holt shall, at its costs and expense, subject to the provisions of this Section 7.6, construct or reconstruct the capital improvements set forth on Exhibit I (the "HOLT Capital Improvements") at the Terminal during the Term of this Agreement.

             (b) Approval of Plans. HOLT shall not construct any HOLT Capital Improvement or construct, effect major repairs or restorations of, alter or demolish any works, structures or other improvements upon the Terminal, including a change in the grade or filling of a berth thereof, without first submitting to PRPA a complete set of drawings, plans, and specifications and contracts and obtaining PRPA's written approval thereof, which approval shall not be unreasonably withheld, and any other approvals of the Commonwealth, to the extent required, and any approvals required by law. PRPA shall have the right to order charges in said drawings, plans and specifications for reasonable cause and HOLT shall make such changes at its own expense. HOLT shall keep records of all goods, material and labor employed in connection with any such construction and shall make the same available to PRPA at reasonable times upon prior written notice.

             (c) Compliance with Applicable Laws. Every work, structure or improvement constructed, or alteration or change of

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grade made by HOLT shall conform with the plans and specifications as approved by PRPA and any other entity or governmental agency whose approval is required, and shall conform in all respects to the applicable federal, state, regional, and local laws, statutes, ordinances, rules and regulations. The approvals given as provided in this Section 7.6 shall not constitute a representation or warranty as to such conformity and shall not relieve HOLT of its responsibilities with regard thereto.

             (d) Cost of Permits. HOLT, at its own expense, shall obtain all permits necessary for such construction and shall require by contract that its contractors and subcontractors comply with all applicable federal, state, and local statutes, ordinances, rules and regulations, and with the provisions of
Section 22.1. PRPA shall cooperate with HOLT with respect to obtaining necessary permits.

             (e) Cost of Construction. All construction by HOLT pursuant to this Section 7.6 shall be at HOLT's sole expense. Notwithstanding anything to the contrary contained in the preceding sentence, or in Section 7.6(d), PRPA agrees to reimburse HOLT in regard to each HOLT Capital Improvement for the actual costs incurred by HOLT in connection with such HOLT Capital Improvement up to the following maximum amounts:

                 (i) as to the Gatehouse Booth Project (as defined in Exhibit
I), Forty-Five Thousand Dollars ($45,000);

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                 (ii) as to the Shed 1-1A Project and the PRPA Parcel Project
(both as defined in Exhibit I), an aggregate amount of Two Million and Two Hundred Fifty Thousand Dollars ($2,250,000);

                 (iii) as to the Shop Heaters Project (as defined in Exhibit I), Sixty Thousand Dollars ($60,000);

                 (iv) as to the Striping and Signage Project (as defined in Exhibit I), Two Hundred Thousand Dollars ($200,000);

                 (v) as to the Shed 3A Project (as defined in Exhibit I), Three Hundred Thousand Dollars ($300,000), provided, however, that to the extent that the cost of the demolition of Shed 3A exceeds $300,000 as a result of environmental conditions, PRPA shall reimburse HOLT for the actual differential in costs attributable to such environmental conditions in an amount up to the difference between the total cost of the demolition and $300,000;

                 (vi) as to the Existing Gatehouse Project (as defined in Exhibit I), One Hundred Thousand Dollars ($100,000); and

                 (vii) as to the Canopy Project (as defined in Exhibit I), Four Hundred Fifty Thousand Dollars ($450,000); provided, however, that PRPA shall not be obligated to reimburse HOLT in any amount until the Canopy Project is incorporated into the Container Capital Improvement relating to the Permanent Gate

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


House or HOLT delivers the site for the Permanent Gate House as discussed in Exhibit H, whichever is earlier.

With respect to item (i) above, PRPA shall reimburse HOLT within ten (10) business days of PRPA's receipt from HOLT of an invoice for the purchase by HOLT of the booths. As to item (iii) above, PRPA shall reimburse HOLT within thirty
(30) days of the date on which the Shop Heaters Project is completed. In respect to items (ii), (iv), (v), (vi), and, subject to (vii) above, PRPA shall reimburse HOLT, from time to time, within ten (10) business days after PRPA's receipt from HOLT of an advance request. As to item (ii) above, PRPA shall pay to HOLT by check, within ten days after the Effective Date, $175,000 as an initial reimbursement to HOLT for HOLT's actual costs incurred to date in connection with the Shed 1-1A Project. If any reimbursement due pursuant to this Subsection has not been paid by PRPA within thirty (30) days of the date it is due, HOLT may take a credit against the next payment of Base Compensation up to the undisputed amount of such unpaid amount and may continue to do so until such unpaid amount is paid in full. Each advance request shall delineate the item against which the reimbursement shall be applied and shall be accompanied by (A) a certificate from HOLT's architect or consultant certifying that the work relating to such advance request has been completed in accordance with the plans therefor approved by PRPA; (B) copies of all invoices, statements and bills relating to any labor, material or other cost or expense to

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


which such advance request relates and proof of payment thereof by HOLT; and (C) an approval by PRPA's inspector of the requested advance. Reimbursement made by PRPA to HOLT pursuant to HOLT's request shall be limited to no more than one per calendar month, except as PRPA in its discretion may otherwise permit. The aggregate amount reimbursed by PRPA to HOLT in respect of any advance request for a HOLT Capital Improvement shall not exceed, in PRPA's opinion, the value of work done and materials physically incorporated into such HOLT Capital Improvement or delivered to and securely stored on the Terminal in connection with such HOLT Capital Improvement (except for the final reimbursement paid by PRPA to HOLT in respect of such HOLT Capital improvement). For the purposes of this Section 7.6(e) the phrase "actual costs" shall mean all out-of-pocket expenses for labor, services, materials, and permits and an overhead fee equal to ten percent (10%) of HOLT's direct labor costs and materials associated with such HOLT Capital Improvement. PRPA shall not be required to reimburse HOLT in respect of any HOLT Capital Improvement in an amount greater than the maximum amount therefor set forth above. PRPA agrees, however, if HOLT's actual costs in connection with a HOLT Capital Improvement exceed the maximum reimbursable amount for such HOLT Capital Improvement, as set forth above, to increase the reimbursement to HOLT up to the amount of the savings, if any, realized on other HOLT Capital Improvements, for application by HOLT against its actual costs in

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excess of the maximum reimbursable amount incurred in connection with the HOLT
Capital Improvements.

HOLT shall keep the Terminal free and clear of liens for labor and materials and shall hold PRPA and the Commonwealth harmless from any responsibility in respect thereto.

             (f) Notices. HOLT shall give written notice to PRPA, in advance, of the date it will commence any construction. Immediately upon the completion of the construction, HOLT shall notify PRPA of the date of such completion and shall, within thirty (30) days after such completion, file with PRPA a statement, verified by an appropriate officer of HOLT, setting forth the cost of the labor and material used. HOLT shall also file with PRPA, in a form acceptable to PRPA, a set of "as built" plans for such construction.

             (g) Ownership. All improvements, works and structures made or erected by HOLT upon the Terminal under this Section 7.6 shall be and become the property of PRPA, except as provided in Section 6.2.

             (h) Diligence. HOLT will proceed diligently to construct its improvements upon the Terminal without delay, and in a good and workmanlike manner, employing therefor workers and materials satisfactory in quantity and quality to PRPA. PRPA shall not be responsible for any delay in any construction schedule for any HOLT Capital Improvement except to the extent such delay is caused by any action or inaction by PRPA and such

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action or inaction is not remedied after notice and opportunity to cure as provided herein.

             (i) Inspections.

                 (i) HOLT will permit and assist PRPA or PRPA's representatives to make inspections of the Terminal and HOLT's improvements. Prior to the commencement of any construction by HOLT, HOLT shall provide to PRPA a construction schedule. HOLT and PRPA shall establish an inspection schedule setting forth reasonable and appropriate times for PRPA to make such inspections, although PRPA may choose to inspect more frequently. If upon any such inspection PRPA in writing reasonably rejects as unsound or improper and not in substantial compliance with the plans any portion of the improvements or any materials used or to be used therein, HOLT will promptly commence to remove from the Terminal or improvements (as the case may be) all rejected materials, and will take down and replace (or, at PRPA's option, repair) any portion of such improvements so rejected.

                 (ii) PRPA's inspections are solely for PRPA's benefit and no action or inaction by PRPA shall constitute any representation that such improvements comply with the respective plans or that such improvements are sound or free from defects in material, design or workmanship.

             (j) Commonwealth. The Commonwealth, by joining in this Agreement for the limited purposes set forth on the signature page hereof, as one of the fee owners of part of the

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Commonwealth Area and Shed C, consents to the specific construction, repairs, restorations, alterations, demolition and filling of berths by HOLT which PRPA has approved pursuant to this Agreement, and such other matters as PRPA may from time to time approve in the future under this Section 7.6, to the extent required under the Commonwealth Sublease, the Commonwealth Leases or in any other instrument, lease or agreement.

             (k) Mechanics' and Materialmen's Lien Waivers. Prior to the commencement of any construction or other performance by a contractor, subcontractor or materialman under a contract with HOLT for improvements at the Terminal, HOLT shall cause a waiver of mechanics' and materialmen's liens from all such contractors, subcontractors and materialmen to be filed in accordance with the Pennsylvania mechanics' lien law.

             (1) Contractors. In addition to the foregoing requirements, HOLT shall not construct, effect major repairs or restorations of, alter or demolish any works, structures or other improvements upon the Terminal without first obtaining PRPA's written approval of the identity of the contractor (unless HOLT or a HOLT affiliate acts as the general contractor), which approval shall not be unreasonably withheld. HOLT shall have the exclusive right to salvage any structural steel and other materials from any demolition on the Terminal and use such salvaged materials at that time or in the future in connection with improvements on the Terminal. HOLT hereby releases PRPA from any and all claims arising from or related to the condition

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of such salvaged materials or any contaminants or hazardous substances that may be contained therein.

         7.7 PRPA's Improvements.

             (a) PRPA Constructed Improvements. Subject to the provisions of this Section 7.7, the capital improvements set forth on Exhibit H (the "PRPA Capital Improvements") shall be constructed or reconstructed by PRPA at the Terminal during the Term of this Agreement. The provisions of Exhibit H, including the Comments sections thereof, are incorporated herein by reference and shall be given the same force and effect as if set forth in full in the main body of this Agreement. The term "Container Capital Improvements" shall mean those PRPA Capital Improvements designated as such on Exhibit H. PRPA shall not be required to expend on any PRPA Capital Improvement more than the maximum cost therefor set forth on Exhibit H. PRPA agrees, however, to use its best efforts
(i) to raise additional funds to complete the PRPA Capital Improvements if the maximum costs set forth on Exhibit H are insufficient, and (ii) if the maximum costs set forth on Exhibit H are exceeded in one or more of the PRPA Capital Improvements, to cause the savings, if any, realized on the other PRPA Capital Improvements to be made available to complete the PRPA Capital Improvements where such maximum costs were exceeded. PRPA represents that it has requested from the Commonwealth capital funds for its fiscal year 1990-1991 and 1991-1992 the total sum of Sixteen Million Seven Hundred Sixty-Seven Thousand Dollars ($16,767,000), which capital funds are to

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be used for the PRPA Capital Improvements. PRPA agrees that upon receipt of said capital funds, to the extent required, PRPA shall use said capital funds for the PRPA Capital Improvements. PRPA agrees that any portions of capital funds available to it under the capital budget of the Commonwealth and designated for the Terminal which are not spent in connection with the PRPA Capital Improvements shall, to the maximum extent permitted by law, be applied to other capital improvements at the Terminal. PRPA Capital Improvements and the HOLT Capital Improvements are occasionally hereinafter collectively referred to as the "Capital Improvements."

             (b) Timing of Improvements. PRPA will use its best efforts to cause the PRPA Capital Improvements to be constructed promptly and by the respective target completion dates set forth in Exhibit H. Notwithstanding the preceding sentence, PRPA shall not be obligated to commence the construction of the Third Crane Rail Project (as defined in Exhibit H) until PRPA has been provided with evidence satisfactory to PRPA that HOLT has obtained all necessary approvals and has full authority to move the Gloucester Cranes to the Terminal. If PRPA thereafter fails to proceed with due diligence to initiate and complete the Third Crane Rail, then HOLT may install the Third Crane Rail and recover its cost in connection therewith by credits against payments of Base Compensation due hereunder, may seek specific performance of this Agreement, and/or may seek any damages to which it may be legally

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entitled. In the event that on or before August 31, 1991, HOLT has not provided to PRPA such evidence, then thereafter the Third Crane Rail shall be deemed to have been completed for purposes of Article III. In the event that HOLT elects to move the Gloucester Cranes to PAMT after June 16, 1994 and provides to PRPA notice of such intent and an opinion of its counsel as contemplated by Section 23.1, PRPA shall be obligated to complete the Third Crane Rail within one hundred twenty (120) days after PRPA's receipt of such notice and opinion. In the event HOLT fails to move the Gloucester Cranes to the Terminal within ninety
(90) days after PRPA's completion of the Third Crane Rail, as the same may be extended by force majeure, whether before or after June 16, 1994, then HOLT shall within ten (10) business days of notice from PRPA reimburse PRPA for its actual costs incurred in connection with the Third Crane Rail. If HOLT elects to transfer the Gloucester Cranes after June 16, 1994 and PRPA fails to complete the Third Crane Rail Project within one hundred eighty (180) days, as the same may be extended by force majeure, after its receipt of HOLT's notice and the required opinion, then PRPA shall pay to HOLT as liquidated damages Fifty Thousand Dollars ($50,000).

             (c) Effect on HOLT's Operations. HOLT recognizes that its operations will be affected during the time construction or reconstruction of the Capital improvements is carried out. HOLT agrees that PRPA is not liable for damages resulting from delays in construction or from inability to construct the Capital

Improvements except to the extent such delay is caused by any action or inaction by PRPA and such action or inaction is not remedied after notice and opportunity to cure as provided herein. HOLT agrees the completion of the Capital Improvements is not a condition precedent to this Agreement's becoming effective or remaining in effect. PRPA shall use its best efforts to see that any work in respect of the PRPA Capital Improvements does not unreasonably interfere with any terminal operations; however, nothing in this Section 7.7(c) shall be deemed to require PRPA to conduct such work at night or at times other than normal business hours except on an occasional basis as necessary to prevent significant interference with terminal operations.

             (d) Supervision of Work. HOLT recognizes that PRPA and/or the Commonwealth reserve total control over the design of the Capital Improvements, award of any contracts, and supervision of contractors for work undertaken by PRPA, provided that PRPA shall consult with and take into account the advice of HOLT in the design of the Capital Improvements and the construction thereof. The foregoing sentence shall not be deemed to require PRPA to accept HOLT's advice. During construction of the Capital Improvements, HOLT shall give no orders to any contractors unless first requested or permitted in writing by PRPA to do so. HOLT agrees to cooperate fully with contractors in providing all necessary access to the Terminal and generally cooperating with contractors.

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

         (e) Commonwealth. The Commonwealth, by joining in this Agreement for the limited purposes set forth on the signature page hereof, as one of the fee owners of part of the Commonwealth Area and Shed C, consents to the construction, reconstruction and demolition by PRPA of certain improvements described in this Section 7.7, to the extent required under the Commonwealth Sublease, or any other instrument, lease or agreement.

         (f) Mechanics' and Materialmen's Lien Waivers. Prior to the commencement of any construction or other performance by a contractor, subcontractor or materialman under a contract with PRPA for improvements at the Terminal, PRPA shall cause a waiver of mechanics' and materialmen's liens from all such contractors, subcontractors and materialmen to be filed in accordance with the Pennsylvania mechanics' lien law. To the extent that PRPA's properties are exempt from mechanics' and materialmen's liens pursuant to applicable statute, PRPA may, at its option, elect not to cause such waivers to be filed.

         7.8 Building 2A. PRPA and HOLT acknowledge that it may be necessary in the future to discuss the demolition of Building 2A. PRPA and Holt agree to cooperate in assessing the need for such demolition and in accomplishing the same if it is necessary.

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

                                  ARTICLE VIII

                                    UTILITIES

         8.1 Utilities. Utility costs including costs of water, electricity, gas, propane, and sewer service and telephone service billed to the Terminal, will be borne by HOLT. HOLT shall pay any such utility costs for which it is responsible with respect to the Terminal when due and payable and prior to the imposition of any late charge or penalty by the supplier of the utility. HOLT shall be solely responsible for any such late charge or penalty.

                                   ARTICLE IX

                                      TAXES

         9.1 Taxes. HOLT covenants and agrees to pay all lawful taxes, assessments or charges which may be levied by any federal, state, county, city or any tax or assessment levying agency imposed upon HOLT in connection with HOLT's activities at the Terminal (collectively "Imposition"). HOLT shall not permit any tax lien, other than the lien of taxes not yet due and payable, to attach to the Terminal, PRPA's interest therein, the HOLT Cranes or any other property of HOLT on or about the Terminal.

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


         9.2 Appeals. HOLT shall have the right to contest or object to the amount or validity of any such Imposition by appropriate legal proceedings, but this shall not be deemed or construed in any way as relieving, modifying or extending the covenants of HOLT to pay any such Imposition at the time and in the manner provided in Section 9.1, unless HOLT shall have given prior written notice to PRPA of intent to so contest or object to an Imposition, and unless, at PRPA's sole option, (i) HOLT shall demonstrate to PRPA's satisfaction that the legal proceeding shall operate conclusively to prevent the placing of a lien on the Terminal, or any part thereof, to satisfy such Imposition prior to final determination of such proceedings; or (ii) HOLT shall furnish a good and sufficient bond or surety as requested by and satisfactory to PRPA; or (iii) HOLT shall have provided PRPA with a good and sufficient undertaking as may be required or permitted by law to accomplish a stay of such proceedings.

                                    ARTICLE X

                              ENVIRONMENTAL MATTERS

         10.1 Environmental Matters. HOLT represents, warrants and covenants that it shall comply at all times with the following terms of this Agreement relating to environmental matters. HOLT shall not, however, be responsible for any noncompliance to the extent attributable to contamination already existing on the applicable HOLT Possession Date; or (ii)

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contamination caused by PPC or PRPA after the applicable HOLT Possession Date.
Nothing herein shall be deemed to impair HOLT's right to contest any governmental agency's orders or directives with respect to environmental matters.

         10.2 Compliance With Law.

             (a) HOLT shall conduct all of its activities at the Terminal in compliance with all statutes, ordinances, regulations, orders, and requirements of common law concerning (i) those activities, (ii) repairs or construction of any improvements, (iii) handling of any materials, (iv) discharges to the air, soil, the Delaware River, or other surface water or groundwater, and (v) storage, treatment, or disposal of any waste at or connected with any activity at the Terminal ("Environmental Statutes"). HOLT shall obtain all permits, licenses, or approvals and shall make all notifications and registrations required by Environmental Statutes with respect to operation of the Terminal and its activities at the Terminal. PRPA shall cooperate with HOLT in obtaining such permits, licenses or approvals; such cooperation shall include the provision to HOLT of information in PRPA's control or possession. HOLT shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications, or registrations.

             (b) HOLT shall provide to PRPA copies of all of the following, to the extent they pertain to HOLT's operation of or its activities at the
Terminal:

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


                    (i) applications or other materials submitted to any
               governmental agency in compliance with Environmental Statutes;

                    (ii) any notification submitted to any person pursuant to
               Environmental Statutes;

                    (iii) any permit, license, approval, or amendment or
               modification thereto granted pursuant to Environmental Statutes;

                    (iv) any record or manifest required to be maintained
               pursuant to Environmental Statutes; and

                    (v) any correspondence, notice of violation, summons, order, complaint, or other document received by HOLT pertaining to compliance with Environmental Statutes.

             (c) HOLT shall promptly comply with any request by PRPA that HOLT:

                    (i) provide information or access to the Terminal reasonably necessary to enable PRPA to demonstrate to a third person or governmental agency that no violation of Environmental Statutes or contamination as defined in this Article X has existed or does exist at the Terminal; or

                    (ii) provide signatures, acknowledgments, affidavits, or
               otherwise cooperate in a reasonable manner to reasonable requests by PRPA to obtain any governmental approvals necessary under Environmental Statutes to transfer any interest in the Terminal or to transfer any permit or approval held by PRPA under Environmental Statutes.

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         10.3 Site Contamination.

             (a) HOLT shall not cause or suffer contamination of the Terminal, provided, however, that nothing herein shall be deemed to create an obligation on the part of HOLT with respect to (i) contamination already existing before the applicable HOLT Possession Date; or (ii) contamination caused by PPC or PRPA or their respective agents, licensees, lessees or invitees (other than HOLT and Portside) after the applicable HOLT Possession Date. HOLT shall at all times handle hazardous substances and cause hazardous substances to be handled in a manner which will not cause an undue risk of contamination of the Terminal or the surrounding waters.

             (b) For purposes of this Article X and the Agreement, the term "contamination" shall mean the uncontained presence of hazardous substances at the Terminal, or arising from the Terminal which may require remediation under any applicable law.

             (c) For purposes of this Article X and the Agreement, "hazardous substances" shall mean "hazardous substances" as defined pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, "regulated substances" within the meaning of Title I of the federal Resource Conservation Recovery Act, "hazardous substances" or "contaminants" as defined pursuant to the Pennsylvania Hazardous Sites Cleanup Act, "hazardous waste" as defined pursuant to the Pennsylvania Solid Waste Management Act,

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


or any other substances which may be the subject of liability pursuant to the Pennsylvania Clean Streams Law.

         10.4 Other Hazardous or Toxic Material. HOLT shall not handle or permit the introduction of polychlorinated biphenyls ("PCBs"), as defined pursuant to the federal Toxic Substances Control Act, substances containing PCBs, asbestos, or materials containing asbestos, on or onto the Terminal. Should HOLT discover the presence of asbestos or PCBs which were not present prior to the applicable HOLT Possession Date, HOLT shall take all steps necessary promptly to remove and to dispose of those materials in compliance with law. Should HOLT discover the presence of asbestos or PCBs on the Terminal which were present prior to the applicable HOLT Possession Date, it shall notify PRPA and the parties shall reach agreement on a remediation plan. PRPA shall bear the cost of implementing any such remediation plan.

         10.5 Disposal and Removal of Waste. HOLT shall, at its sole cost, through its own forces (if no license is required or if HOLT is properly licensed) or through contract with a reputable, private licensed refuse removal firm, remove and dispose of any waste generated at the Terminal, and for which HOLT is responsible under this Article X, in accordance with all Environmental Statutes.

         10.6 Indemnification by HOLT. HOLT hereby agrees to indemnify, defend and hold PRPA and PPC harmless of, from, and against any and all expense, loss, or liability suffered by PRPA

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


or PPC by reason of (a) HOLT's generation, manufacture, introduction, use, handling, transportation or disposal of hazardous substances, or (b) HOLT's breach of any of the provisions of this Article X, including (but not limited to) (i) any and all expenses that PRPA of PPC may incur to comply with any Environmental Statutes; (ii) any and all costs that PRPA or PPC may incur in studying or remedying any contamination at or arising from the Terminal; (iii) any and all costs that PRPA or PPC may incur in studying, removing, disposing, or otherwise addressing any materials which are the subject of this Article X;
(iv) any and all fines, penalties, judgments or other sanctions assessed upon PRPA or PPC by reason of a failure of HOLT to have complied with Environmental Statutes; (v) any and all loss of value of the Terminal by reason of (A) a failure of HOLT to have ensured compliance with Environmental Statutes, (B) contamination of the Terminal, or (C) the presence on the Terminal of any other hazardous or toxic materials which are the subject of this Article X; and (vi) any and all legal and professional fees and costs incurred by PRPA or PPC in connection with the foregoing.

         10.7 PRPA Responsibilities. PRPA hereby agrees to be responsible for and, if required by the Environmental Statutes referred to in Subsections 10.2(a)(iii)-(v) or if it unreasonably interferes with HOLT's use or operation of the Terminal, to promptly remedy (a) any failure by any party to have complied with any Environmental Statutes at or with respect to the Terminal before the applicable HOLT Possession Date, (b) the

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disposal of hazardous substances by or on behalf of PRIPA or PPC, (c)
contamination of the Terminal which existed prior to the applicable HOLT Possession Date, and (d) contamination of the Terminal caused after the HOLT Possession Date by or on behalf of PRPA or PPC. In addition, PRPA agrees that in connection with all new construction and all repairs for which it is responsible, it shall comply with all Environmental Statutes. In the event PRPA breaches the covenants set forth in the Section 10.7, HOLT may, in addition to other damages to which it may be entitled, recover its reasonable attorney's fees attributable to such breach.

         10.8 Inspections. PRPA and the Commonwealth and their agents may, at reasonable times but without the necessity of notice, enter the Terminal to conduct reasonable inspections, tests, samplings, or other investigations to satisfy itself that HOLT has complied with the provisions of this Article X.

         10.9 Remedies.

         (a) Upon material breach by HOLT of any provision of this Article X, or upon a pattern of less significant breaches, PRPA may at its sole discretion terminate this Agreement by written notice to HOLT, whereupon HOLT shall immediately vacate the Terminal. No breach of any provision of this Article X shall be grounds for termination of this Agreement unless (i) HOLT has received notice of said breach and (ii) after such notice, HOLT is not proceeding in good faith with all due

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diligence to bring itself into compliance with this Agreement and to cure any past noncompliance.

         (b) The parties recognize that no adequate remedy at law may exist for a breach of this Article X. Accordingly, PRPA may obtain specific performance of any provision of this Article X.

         (c) This paragraph shall not be construed to limit any other remedies which PRPA may have against HOLT hereunder, at law or in equity for a breach of this Article X.

         10.10 Survival. The provisions of this Article X shall survive the expiration or termination of this Agreement. No subsequent modification or termination of this Agreement by agreement of the parties or otherwise shall be construed to waive or to modify any provisions of this Article X unless the termination or modification agreement or other document expressly states in writing.


                                   ARTICLE XI

                            ASSIGNMENT AND LICENSING

         11.1 Assignment and Subleasing: Transfers of Stock.

             (a) HOLT shall not assign, hypothecate, encumber or transfer this Agreement or any interest herein, in whole or in part, or sublease its interest in the Terminal, in whole or in part (each a "Transfer"), to any person or entity (each a

 Transferee"), nor shall HOLT effect or permit the shareholders of HOLT to effect an issuance, trade, sale, pledge, hypothecation, assignment, or transfer of the capital stock of HOLT (each such transaction is herein call a "Stock Transaction") except as specifically permitted hereunder. Except as provided in
 Section 11.1(d), no Transfer shall be permitted if the Transferee is, and no Stock Transaction shall be permitted if, as a result thereof, the holder of any capital stock of HOLT would be, one or more of the following:

          (1) a reputed member of or associated with organized crime or a criminal syndicate, a convicted felon, a racketeer, or similar disreputable persons or entities which in PRPA's reasonable opinion would tend to cause a substantial number of persons not to want to deal with PRPA or use the Terminal;

          (2) a party that has breached a material obligation with PRPA, PPC, or the Commonwealth;

          (3) a person or entity with which the Commonwealth declines to deal as a matter of an authorized Commonwealth public policy as a result of such person's or entity's affiliation with a foreign government; or

          (4) in the reasonable opinion of PRPA, as to Transferees only:

               (A) not financially and otherwise capable of carrying out in a satisfactory and timely manner all of HOLT's obligations hereunder,

               (B) suspect in its capability, willingness or desire to conduct its operations at the Terminal in such a fashion as to maximize the use of the Terminal as set forth in Section 1.6 hereof.

             (b) HOLT shall not effect or permit to be effected any Transfer or Stock Transaction without providing PRPA with prior written notice thereof. No such Transfer or Stock Transaction may be effected during the twenty (20) day period following the giving of such notice. If at or before the end of the twenty (20) day period PRPA informs HOLT that, in PRPA's opinion, such Transfer or Stock Transaction will not violate the requirements set forth above, or if PRPA fails to notify HOLT at the end of such twenty (20) day period that such Transfer or Stock Transaction, in PRPA's opinion, would violate such requirements, then HOLT may close the Transfer or Stock Transaction within the next one hundred twenty (120) or one hundred eighty (180) days, respectively. If the Transfer or Stock Transaction is not closed within such one hundred twenty
(120) or one hundred eighty (180) day period, as the case may be, then HOLT shall be required to comply in full with the provisions of this Section prior to closing such Transfer or Stock Transaction. If PRPA notifies HOLT on or before the end of the twenty (20) day period that the intended Transfer or Stock Transaction, as the case may be, in PRPA's opinion, would violate such requirements along with the reason therefor, then HOLT will not close or permit the closing of the Transfer or Stock

Transaction for an additional ten (10) days following such notice from PRPA. Nothing herein contained shall be deemed to give PRPA the right to prohibit the closing of any intended Transfer or Stock Transaction which satisfies all of the requirements and other provisions of this Section 11.1.

             (c) Notwithstanding that one or more permitted Transfers or Stock Transactions may have occurred, if the Terminal shall cease to be managed by Holt Management at any time during the Term hereof, such an event shall constitute a material breach of this Agreement. As used in this Section "Holt Management" shall mean:

                    (1) for so long as he is in good health and sixty-five (65)
               years of age or less, Thomas J. Holt; or

                    (2) one or more of Thomas J. Holt, Jr. and Leo Holt or such other member of the immediate family of Thomas J. Holt which other member may be approved for such purpose by PRPA by entering into a formal amendment to this Agreement; or

                    (3) an adequate, competent staff of other management
               personnel which in PRPA's reasonable judgment is comparable in knowledge and skill to the existing management personnel of HOLT at the execution of this Agreement.

             (d) The provisions of this Section 11.1 shall not apply to (i) any Stock Transaction which is incident to a sale of any of the common stock of HOLT to not less than 100 purchasers in a public offering pursuant to a registration statement filed with the Securities and Exchange Commission and any subsequent resales of such stock on a public market or exchange, or sales of common stock permitted by Rule 144 or any comparable rule of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended, or (ii) any Stock Transaction involving securities which are non-voting (except as a class in matters required by law to be voted upon by the class, and except for voting rights permitted upon the occurrence of a certain event or set of facts which constitute a failure of HOLT to meet certain financial obligations).

             (e) HOLT has in formed PRPA that it contemplates assigning all of its interest in, to and under this Agreement to Portside or another designee selected by HOLT. In the event HOLT desires to so transfer its interest, HOLT agrees that it shall, in addition to the other requirements of this Section 11.1, guarantee and become a surety to PRPA, under terms and conditions acceptable to PRPA, for the performance by Portside or such other designee of all of the agreements, covenants and obligations hereunder. Such guarantee by HOLT of all obligations of Portside or such other designee shall be deemed to satisfy the requirements of Subsection 1-1.1(a)(4)(A) with respect to such party.

             (f) HOLT has informed PRPA that it intends to sublease the Refrigerated Warehouse to Portside effective as of the Effective Date. PRPA consents to such sublease, provided

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


that such sublease shall not diminish in any respect HOLT's obligations hereunder.

         11.2 PRPA's Assignment and Successors. PRPA shall have the right to assign, hypothecate, or transfer this Agreement, its interest in and to the Terminal, or any interest in either of the foregoing in whole or in part.

                                   ARTICLE XII

                               SIGNS AND PUBLICITY

         12.1 Signs. No signs or placards of an advertising or promotional nature shall be painted, inscribed or placed in or on the Terminal or any building or structure located thereon without the prior written consent of PRPA, which shall not be unreasonably withheld. HOLT shall be permitted to paint, at its cost and expense, the HOLT logo and corporate name, along with PRPA's logo and corporate name, on the roofs of the sheds, on the gatehouse, and on the Cranes. PRPA agrees promptly to remove or repaint at its cost any sign (other than a sign painted on or attached to a roof of any building, the gatehouse or any Crane at the Terminal) not painted over by HOLT. HOLT agrees to remove promptly and to the satisfaction of PRPA, at the cost and expense of HOLT, upon the expiration or the earlier termination of this Agreement, any and all signs and placards placed by it upon the

Terminal. PRPA agrees that HOLT may display the sign currently located on the Gatehouse.

         12.2 Publicity. HOLT and PRPA agree to cooperate with each other in advertising, promotion and marketing activities for the Terminal and the Port of Philadelphia.

                                  ARTICLE XIII

                             DAMAGE TO THE TERMINAL

         13.1 Damage and Destruction.

             (a) In the event the Terminal or any part thereof, or any PRPA Crane, is damaged or destroyed by fire or other casualty, provided that HOLT is not in default of this Agreement and that no event, occurrence, action or inaction which with the passage of time or giving of notice, or both, would render HOLT in default of this Agreement has occurred and is continuing, PRPA shall, promptly and diligently restore, rebuild and repair the Terminal or the PRPA Crane, as the case may be, to the extent of available insurance proceeds, as nearly as practicable to the condition existing immediately prior to such casualty.

             (b) Intentionally omitted.

             (c) In the event one of the HOLT Cranes, or any part thereof is damaged or destroyed by fire or other casualty, HOLT shall, with reasonable promptness and diligence, restore,

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rebuild and repair the damaged HOLT Crane to the extent of available insurance proceeds in such a manner to enable the HOLT Crane to operate substantially the same as it operated immediately prior to such damage or destruction.

             (d) and (e) Intentionally omitted.

             (f) HOLT shall be entitled to an equitable reduction of the Base Compensation during any period in which the Cranes or the Terminal or any portion thereof is not useable by HOLT due to damage or destruction caused by a fire or casualty to which this Article XIII applies.

                                   ARTICLE XIV

                      CONDITION OF TERMINAL AND PRPA CRANES

         14.1 Condition and Surrender of Terminal. Except to those items of repair and construction that PRPA herein expressly agrees to undertake, and except as to latent structural defects, HOLT accepts PAMT in its "as is" condition, without any representation or warranty by PRPA. HOLT has conducted such inspections of the Additional Parcels and the DRPA Parcel as HOLT deems necessary or advisable and PRPA has provided to HOLT a copy of a report regarding the Additional Parcels, and HOLT has elected to occupy and accept the Additional Parcels and the DRPA Parcel in their "as is" condition without any warranty or representation whatever by PRPA with respect to the condition

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


thereof (including but not limited to warranties or representations with respect to latent structural defects, as to which HOLT agrees that PRPA shall have no liability or responsibility). PRPA represents and warrants as of April 1, 1989 that there had been no material adverse changes to the condition of PAMT (excluding the Refrigerated Warehouse and Berth 6) from that condition shown in the report prepared by Day and Zimmerman, Inc. and previously delivered to HOLT. PRPA agrees to complete the deferred maintenance items to the Terminal set forth on Exhibit N hereto, within the times set forth therein. HOLT and PPC caused to be completed a joint survey of PAMT (other than the PRPA Cranes, Berth 6 and the Refrigerated Warehouse) on April 1 and 2, 1989, which survey reflects the state and condition of such portions of PAMT, including the improvements, at the inception of the PPC-Holt Agreement. Holt and PPC caused a videotape of such survey to be prepared by Lawyers' Video Service Inc. HOLT covenants and agrees that at the expiration of the Term or earlier termination of this Agreement, it will quit and surrender the Terminal with all the improvements thereon in as good state and condition as the same were on the applicable HOLT Possession Date, excepting reasonable wear and tear.

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                                   ARTICLE XV

                                     WAIVER

         15.1 Waivers. No waiver by either party at any time of any of the terms, conditions, covenants or agreements of this Agreement shall be deemed or taken as a waiver at any time thereafter of the same or any other term, condition, covenant or agreement herein contained, nor of the strict and prompt performance thereof by the proper party. No delay, failure or omission of either party to exercise any right, power, privilege or option arising from any default, nor subsequent acceptance of guarantee then or thereafter accrued, shall impair any such right, power, privilege or option, or be construed to be a waiver of any such default or relinquishment thereof, or acquiescence therein, and no notice by either party shall be required to restore or revive time as of the essence hereof after waiver by the other party of default in one or more instances. No option, right, power, remedy or privilege of either party shall be construed as being exhausted or discharged by the exercise thereof in one or more instances. It is agreed that each and all of the rights, powers, options or remedies given to PRPA or HOLT by this Agreement are cumulative, and no one of them shall be exclusive of the other or exclusive of any remedies provided by law, and that the exercise of one right, power, option or remedy by PRPA or HOLT shall not impair its rights to any other right, power, option or remedy.

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                                  ARTICLE XVI

                        WAIVER OF CLAIMS; TERMINATION BY
                       REGULATORY AGENCY OR COURT DECREE

         16.1 Waiver of Claims. HOLT hereby waives any claim against PRPA, the Commonwealth, PPC and their officers, attorneys, agents or employees for damage or loss caused by any suit or proceedings initiated by any third parties directly or indirectly attacking the validity of the PPC-Holt Agreement or this Agreement, or any part thereof, or by any judgment or award in any suit or proceedings declaring the PPC-Holt Agreement or this Agreement null, void or voidable, or preventing or delaying the same, or any part thereof, from being carried out. PRPA and HOLT agree to cooperate in good faith in the defense of any such suit or proceeding. Nothing contained in the foregoing shall be deemed to permit any breach by PRPA of its representation and warranty in the first two sentences of Section 1.7.

         16.2 Termination by Regulatory Agency or Court Decree. If a regulatory agency or a court of competent jurisdiction renders a decision which has become final and which will prevent the performance by PRPA or by HOLT of their respective material obligations under this Agreement (other than any obligation of HOLT relating to the Gloucester Cranes or to HOLT's customers currently calling at the Gloucester Terminal), then either PRPA

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


or HOLT may terminate this Agreement by written notice; thereafter all rights and obligations hereunder (with the exception of any undischarged rights and obligations that accrued prior to the effective date of termination and except as otherwise stated herein) shall terminate.

                                  ARTICLE XVII

                                  FORCE MAJEURE

         17.1 Force Majeure.

             (a) Neither party hereto shall be deemed to be in breach of this Agreement by reason of failure to perform any of its obligations hereunder, if and to the extent that such failure is caused by a force majeure, which is a cause beyond the control of such party, such as an act of God, fire, flood, explosion, acts of war, riot, civil disorder, casualty caused by third parties not under the control of the party seeking to invoke the application of this Section, strikes or work stoppages (except such strikes or work stoppages resulting from such party's "unfair labor practices," as that term is used in the National Labor Relations Act) or governmental action. (Strikes or work stoppages shall be deemed not to have resulted from a party's unfair labor practices until such time, if any, that there is a final administrative or judicial determination, and no appeal is pending and the time for any such appeal has expired, that the

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


conduct that caused such strike or work stoppage was an unfair labor practice, in which event any reduction in Base Compensation pursuant to Subsection 17.1(b) attributable to the strike or work stoppage caused by such unfair labor practice shall be paid by HOLT to PRPA within thirty (30) days of such determination. If the parties cannot agree upon the amount due pursuant to the preceding sentence, the matter shall be submitted to the Arbitrators, whose decision shall be binding.)

             (b) The amount of Base Compensation payable by HOLT hereunder and HOLT's Container Pick Guarantees and Breakbulk Guarantee shall not be affected by an event of force majeure except that if and to the extent that an event of force majeure materially adversely affects the ability of HOLT to conduct maritime operations at the Terminal or the ability of a normal volume of vessels to use the Terminal, the Container Pick Guarantees and the Breakbulk Guarantee shall be equitably reduced and, in recognition of PRPA's reliance on the payment of such sums to meet its operating budget, the Base Rent and Base Rent Surcharge shall be reduced by fifty percent (50%) of what would, in the absence of this Subsection, be an equitable reduction. If the parties cannot agree upon the reductions, if any, pursuant to this Subsection, the matter shall be submitted to the Arbitrators, whose decision shall be binding.

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


                                  ARTICLE XVIII

                                HOLT'S COVENANTS

         18.1 HOLT's Further Covenants. HOLT further covenants that HOLT shall:

             (a) Conduct all operations of HOLT at the Terminal in accordance with Section 1.4, including without limitation, the guidelines of the United States Coast Guard, if any, and the Fire Department of the City of Philadelphia;

             (b) Cause a boiler and machinery inspection service approved by the agency having jurisdiction over same, to make such inspections and certifications as are required by the Boiler and Unfired Pressure Vessel Regulations of the Pennsylvania Department of Labor and Industry, and furnish all reports of such inspections and all certifications resulting therefrom to PRPA;

             (c) Not remove, attempt or manifest any intention to remove any property from the Terminal other than in the ordinary course of business;

             (d) Not vacate or permit the Terminal (other than the Additional Parcels pending approval of a Proposed Master Plan) to be abandoned, nor cease operation of its business at the Terminal (other than the Additional Parcels pending approval of a Proposed Master Plan); and

             (e) Not permit to remain, and promptly discharge (in no event later than thirty (30) days following the earlier of

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


notice of filing by lien or any notice from PRPA), at its cost and expense, all liens and charges upon the Terminal or any part thereof arising by reason of any labor or materials furnished or claimed to have been furnished to or on behalf of HOLT (except if furnished by PRPA), its employees, agents, contractors, invitees or licensees (except other stevedoring companies) or by reason of any construction, alteration, addition, repair or demolition of any part of the Terminal by or at the direction of HOLT, its employees, agents, contractors, invitees, or licensees. PRPA shall have, and is hereby given, authority to enter upon the Terminal at any reasonable time to post any notices in a reasonable manner and at reasonable places which in its opinion shall be necessary to hold PRPA and the Commonwealth harmless from any claim or liability arising out of any work done on the Terminal by HOLT or at HOLT's direction. Notice is hereby given that PRPA and the Commonwealth will not be liable for any labor, services or materials furnished or to be furnished by HOLT, or to any one holding the Terminal through or under HOLT, and that no mechanic's or other such lien for any such labor or materials shall attach to or affect the interest of PRPA in and to the Terminal.

         18.2 Conditions. All of HOLT's covenants, agreements and provisions contained in this Agreement shall be deemed to be conditions of this Agreement, subject to applicable periods of grace and for cure.

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


                                   ARTICLE XIX

                              REMEDIES: ARBITRATION

         19.1 PRPA's Remedies. If HOLT fails to pay in full when due any installment of Base Compensation or any other charge, expense or cost to be paid by HOLT under this Agreement, or otherwise fails to perform, violates or otherwise breaches any covenant or condition of HOLT in this Agreement, or fails to comply with any notice given under the terms of this Agreement, then, subject to Section 19.1(d) below:

             (a) This Agreement, and the term hereby created, shall at the option of PRPA terminate and become absolutely void without any right on the part of HOLT to save the forfeiture by payment of Base Compensation due, or by other performance of the condition violated. When the Agreement shall be so determined, and also, when and as soon as the term hereby created shall have expired, shall be lawful for any attorney, as attorney for HOLT, to sign an agreement for entering in any competent court an amicable action and judgment in ejectment, without any stay of execution or appeal, against HOLT and all persons claiming under HOLT for the recovery by PRPA of possession of the Terminal, for which this Agreement or a copy hereof shall be a sufficient warrant, whereupon, if PRPA so desires a writ of possession may issue forthwith without any prior writ or proceedings whatsoever. And, if for any reason after such action has been commenced, the


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


same shall be discontinued and possession of the Terminal remain in or be restored to HOLT, PRPA shall have the right in any subsequent defaults to bring one or more further amicable actions in the manner and form as hereinbefore set forth, to recover possession of the Terminal for such subsequent default. No such termination of this Agreement nor recovering possession of the Terminal shall deprive PRPA of any remedies or action against HOLT for all arrears of Base Compensation or for damages for the breach of any covenant herein contained, nor shall the bringing of any such action for Base Compensation, or breach of covenant, nor the resort to any other remedy herein provided for the recovery of Base Compensation and of other monies due hereunder or for damages for breach of covenant be construed as a waiver of the right to insist upon the forfeiture and to obtain possession in the manner herein provided.

             (b) PRPA may, at its option, sublease the Terminal as agent of HOLT for the balance of the Term of this Agreement and receive the Base Compensation therefor and apply the same to the payment of any Base Compensation or damage for breach of covenant due by HOLT to PRPA under the terms hereof.

             (c) In addition to the foregoing remedies, PRPA cumulatively shall have all rights, remedies, powers and privileges afforded from time to time by law or in equity.

             (d) in the event of any default or breach of covenant by HOLT, PRPA shall, except as provided in the following sentence, give written notice thereof to HOLT, and HOLT shall


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


have a period of ten (10) days after receipt of such written notice to cure any monetary breach, including but not limited to replenishment of the Letter of Credit or the Security Deposit, and HOLT shall have a period of thirty (30) days after receipt of such written notice to cure any other alleged default or breach of this Agreement. PRPA agrees that it will not exercise any remedy for default or breach hereunder, including applying any portion of the Letter of Credit or the Security Deposit described in Section 3.2 hereof in respect thereof, until after the expiration of the appropriate period, and further agrees that it will not exercise any such remedy against HOLT if within the appropriate period HOLT
(i) cures the default or breach, or (ii) with respect to defaults or breaches other than the nonpayment of Base Compensation and the failure to replenish the Letter of Credit or the Security Deposit, commences action in good faith within said thirty (30) day period to cure the default or breach of covenant and proceeds diligently and within a reasonable period of time to effect and complete a cure; provided, however, that PRPA shall not be required to provide any notice or cure period for monetary default more than three (3) times in any twelve (12) month period.

             (e) In exercising any power conferred under this Agreement, either by the entry of an appearance, amicable action or by the entry of judgment in ejectment by confession, HOLT agrees that if a true and correct copy of this Agreement be filed in such proceeding, it shall not be necessary to file the


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


original as a warrant of attorney, any law or rule of court to the contrary notwithstanding.

             (f) Any power herein given to enter an amicable action or to appear for and confess and enter judgment in ejectment against HOLT shall be exercisable any number of times and shall not, under any circumstances, be exhausted by one or more uses thereof. Such power may be exercisable on behalf of any assignee of PRPA.

             (g) HOLT hereby waives, to the extent any such right may be applicable, the right to three (3) months and fifteen (15) or thirty (30) days notice required under certain circumstances by the Pennsylvania Landlord and Tenant Act of 1951, as amended, and the benefit of all laws now or hereafter in force with respect to notices to be provided under this Agreement and hereby agrees that the respective notice periods provided for in this Agreement shall be sufficient in any such case.

             (h) In creating the warrant of attorney to confess judgment in ejectment, HOLT represents and warrants that it knowingly, intentionally and voluntarily, and on the advice of its separate counsel, has agreed to such remedy and any rights granted thereby to PRPA.

             (i) For purposes of the remedies under this Agreement, the term "amicable action" shall include the procedure for complaint in confession of judgment in ejectment and other procedures for entering judgment by confession in ejectment under Pennsylvania Rules of Civil Procedure.


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


             (j) If at such time, if any, that PRPA elects to exercise any right that it may have to terminate this Agreement PRPA owes to HOLT any reimbursement amounts pursuant to Section 7.6(e), PRPA shall, as a condition to HOLT's vacating (either voluntarily following such termination or as a result of judicial process) the Terminal as a result of such termination, at PRPA's option either pay HOLT such reimbursement amounts, less any amounts due to PRPA hereunder, or deliver to HOLT a letter of credit issued by a bank and in a form reasonably acceptable to HOLT in an amount equal to the reimbursement amounts outstanding and owing by PRPA to HOLT, less any amounts due to PRPA hereunder. In the event that the parties cannot agree on a bank or the form of the letter of credit, the issue shall be submitted for decision to a commercial arbitrator selected by the American Arbitration Association under the then prevailing rules of such Association. Following PRPA's termination of this Lease and HOLT's vacation and surrender of the Terminal, PRPA, if it has delivered a letter of credit rather than paying in cash the reimbursement amounts discussed above, shall pay to HOLT the Section 7.6(e) reimbursement amounts outstanding and owing by PRPA to HOLT, less any amounts due to PRPA hereunder, in twelve equal consecutive monthly installments. In the event PRPA fails to make such a monthly installment by the tenth day of any month, then HOLT, after notice and opportunity to cure, may draw on the letter of credit referred to in first sentence of this Subsection 19.1(j) to the extent of such missed installment.

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


         19.2 Remedies Cumulative. All of the remedies herein given to PRPA and all rights and remedies given to it by law, shall be cumulative and concurrent. No termination of this Agreement or the taking or recovering of the Terminal shall deprive PRPA of any of its remedies or actions against HOLT for all arrears of Base Compensation or for damages, or for the breach of any covenant herein contained, nor shall the bringing of any action for arrears of Base Compensation or breach of covenant, or the resort to any other remedy herein provided for the recovery of arrears of Base Compensation be construed as a waiver of the right to obtain possession of the Terminal.

         19.3 Expedited Proceedings. Each of PRPA and HOLT agree that, if any action is commenced under this Agreement, it will join with the other party in a motion for the imposition of expedited schedules, including without limitation expedited discovery not subject to the customary time periods for responding to discovery requests and for an expedited hearing on the merits, and that it will not oppose any motion by the other party for the imposition of expedited schedules for the disposition of the action, provided that all substantive rights shall be retained.

         19.4 Notice and Grace Period.

             (a) In the event of any default or breach of covenant or condition of this Agreement by PRPA, HOLT shall give written notice thereof to PRPA, and PRPA shall have a period of ten (10) days after receipt of such written notice to cure any

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


monetary breach, and PRPA shall have a period of thirty (30) days after receipt of such written notice to cure any other alleged default or breach of this Agreement. HOLT agrees that it will not exercise any remedy for default or breach of this Agreement by PRPA until after the expiration of the appropriate period, and further agrees that it will not exercise any remedy against PRPA if within the appropriate period PRPA (i) cures the default or breach, or (ii) with respect to defaults or breaches other than the nonpayment of money, commences action in good faith within said thirty (30) day period to cure the default or breach and proceeds diligently and within a reasonable period of time to effect and complete a cure; provided, however, that HOLT shall not be required to provide any notice or cure period for monetary default more than three (3) times in any twelve (12) month period, and provided further that, notwithstanding anything to the contrary in this Section 19.4(a), notices to PRPA and opportunities to cure in the event of certain wrongful evictions of HOLT by PRPA shall be governed by Section 19.4(b).

             (b) In the event of wrongful eviction of HOLT from all or a portion of the Terminal by reason of (i) the willful act of PRPA, or (ii) the quality of PRPA's title in and to the Terminal being other than as set forth in this Agreement, notices to PRPA and opportunities to cure shall be governed by this
Section 19.4(b). In the event of such a wrongful eviction, HOLT agrees that it shall not terminate this Agreement unless PRPA, within thirty days after notice, fails to cure or, in the

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


event of a wrongful eviction that does not materially interfere with HOLT's operations at the Terminal, commence and proceed diligently and within a reasonable period of time to effect and complete a cure. In the event PRPA willfully and wrongfully evicts HOLT from the entire Terminal or substantially the entire Terminal, HOLT may pursue all remedies available to it (other than termination, which is subject to the second sentence of this Section 19.4(b)), provided HOLT has given PRPA prior or concurrent telephonic notice. In the event of any other wrongful eviction described in the first sentence of this Section 19.4(b), HOLT may pursue all remedies available to it (other than termination, which is subject to the second sentence of this Section 19.4(b)), provided HOLT has given PRPA not less than two (2) hours prior telephonic notice.


        19.5 Arbitration.

             (a) For disputes subject to arbitration under this Agreement that are not resolved by the parties within five (5) days after either party gives notice to the other of its desire to arbitrate such dispute, the dispute shall be submitted to a panel of three independent individuals knowledgeable in the operation of a marine terminal facility (the "Arbitrators"). Within thirty (30) days of the Effective Date HOLT and PRPA shall each submit to the other the name and address of the person designated by it to act as an Arbitrator. The two Arbitrators so chosen shall promptly following the submission of a dispute to them select a third Arbitrator. In the event that they are

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


unable to agree upon such appointment within thirty (30) days, or in the case of a dispute which must be decided within thirty (30) days of its submission pursuant to the terms of this Agreement, within five (5) days after the submission of such dispute, then either party, on notice to the other, may request such appointment by the American Arbitration Association (or any organization successor thereto) in accordance with its rules then prevailing, or if the American Arbitration Association (or such successor organization) shall fail to appoint said third arbitration within fifteen (15) days after such request is made, then either party may apply, on notice to the other, to the president judge of the Court of Common Pleas of Philadelphia (or any other court having jurisdiction or exercising functions similar to those now exercised by said court) for the appointment of such third Arbitrator. Any dispute submittee to the Arbitrators shall be settled by binding arbitration in accordance with the then prevailing rules of the American Arbitration Association. The decisions and determinations of the Arbitrators shall be binding upon the parties, and may be enforced by appropriate judicial action. Neither party shall challenge any decision or determination of the Arbitrators in any judicial or administrative forum, including without limitation the FMC, either by complaint, petition for investigation or otherwise.

             (b) In deciding any issues presented to them, the Arbitrators shall obtain such information as they deem necessary to determine the question at issue, pursuant to such rules and

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


procedures as the Arbitrators shall determine with respect to such question (provided that such rules and procedures are not inconsistent with the then prevailing rules of the American Arbitration Association), on a case by case basis. In addition, the Arbitrators shall obtain such information and consider such factors as required pursuant to other provisions of this Agreement which discuss specific issues being submitted to the Arbitrators. In deciding any issues presented to them, the Arbitrators shall consider the positions of both parties, and may hear such testimony and argument as they deem advisable and may request written submissions from the parties. The Arbitrators shall determine each such questions submitted to them with all possible speed, and in any event within thirty (30) days following submission to them of such dispute or, within such shorter period of time as may be required pursuant to other provisions of this Agreement, and shall give written notice to the parties of such determination. The arbitration hearings shall be held in Philadelphia, Pennsylvania as frequently as necessary to arrive at a decision within thirty
(30) days from the date on which such dispute is submitted to the Arbitrators (or such shorter period as may be required under this Agreement).

             (c) Each party shall pay the fees and expenses of the Arbitrator appointed by such party and the fees and expenses of the third Arbitrator and all other expenses (not including attorney fees, witness fees and similar expenses of the parties

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


which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

             (d) Either party may appoint a successor or replacement Arbitrator for such party upon ten days prior written notice to the other party; provided, however, that unless the Arbitrator such replacement Arbitrator replaces has resigned or is unable to participate, no such successor or replacement Arbitrator shall participate in any matter or dispute which is then currently before the Arbitrators for decision. In the event the third appointed Arbitrator resigns or is otherwise unable to participate in future arbitrations, a replacement third Arbitrator shall be selected in the same manner as provided for the selection of the initial third Arbitrator. Any arbitrator shall be an independent party not affiliated in any way with either HOLT or PRPA.

             (e) Any fee, obligation or determination of fact dispute decided by the Arbitrators shall relate back to the date determined by the Arbitrators.


                                   ARTICLE XX

                                  CONDEMNATION

         20.1 Condemnation.

             (a) If the entire Terminal is permanently taken under the power of eminent domain, each of PRPA and HOLT shall be

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


entitled to that portion of payment or award, whether in condemnation or amicable proceeding in lieu of condemnation, allocated to their respective leasehold interests, and each shall be entitled to its respective relocation benefits. Subject to the preceding sentence, either party may terminate this Agreement upon a total taking of the Terminal.

             (b) If a portion of the Terminal is permanently taken under the power of eminent domain, and upon such partial taking, the Terminal is unsuitable for use as a marine terminal, either party may terminate this Agreement upon such taking. if neither party terminates under the immediately preceding sentence, or if upon such partial taking the Terminal remains suitable for use as a marine terminal, then the Base Compensation shall be equitably adjusted by HOLT and PRPA and HOLT and PRPA shall further modify this Agreement as appropriate. Disputes under this Subsection 20.1(b) shall be submitted to the Arbitrators.

             (c) Promptly after the execution of this Agreement, PRPA and HOLT agree to use their best efforts to have the Commonwealth agree to value for purposes of condemnation HOLT's leasehold interest under this Agreement independent and separate from PRPA's leasehold interest in the Commonwealth Area and Shed C, as though HOLT's leasehold interest under this Agreement had been created pursuant to a direct lease between the fee owners of the Terminal and HOLT, and that upon any

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


condemnation HOLT shall be entitled to an award based upon such value.

             (d) PRPA hereby waives its right to condemn HOLT's interest in the Terminal.

                                   ARTICLE XXI

                                    RAILROADS

         21.1 Railroad Tracks.

             (a) HOLT and PRPA agrees that any railroad tracks upon the Terminal shall be operated on the Belt Line principle, i.e., all railroads shall have the right to deliver and receive cars to and from the Terminal.

             (b) HOLT shall permit railroad service to and from any adjacent or proximate intermodal container transfer terminal ("ICTF") over and through the Terminal; provided, however, that (i) HOLT shall cooperate in the scheduling of such service with shippers and the operator of the ICTF, and (ii) no such railroad service shall unreasonably interfere with HOLT's operations on the Terminal.

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


                                  ARTICLE XXII

                        EMPLOYMENT PRACTICES: INTEGRITY

         22.1 Fair Employment Practices.

             (a) HOLT agrees to provide equal employment opportunities in connection with the operation of the Terminal. HOLT further agrees to comply with PRPA's nondiscrimination and integrity policies attached hereto and made a part hereof as Exhibit J.

             (b) HOLT agrees that any failure to comply with any of the foregoing requirements shall constitute a substantial breach of this Agreement.

                                  ARTICLE XXIII

                               OPINION OF COUNSEL

         23.1 Opinion of HOLT's Counsel. At the time of the execution of this Agreement, and as a condition to PRPA's obligations hereunder, HOLT shall deliver to PRPA an opinion of John Evans, Esquire, or other counsel acceptable to PRPA, stating that HOLT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing to do business in the Commonwealth of Pennsylvania, and that this Agreement has been duly authorized, executed and delivered by HOLT. In addition, at the

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

request of PRPA HOLT shall deliver to PRPA an opinion of John Evans, Esquire, or other counsel acceptable to PRPA, to the effect that any sale of equipment to PRPA or transfer of equipment to the Terminal as contemplated herein shall not violate any agreement, other instrument, judgment, or decree to which HOLT is a party or by which it or such equipment is bound, and that HOLT's performance in connection therewith shall not in any way interfere with the performance of its obligations hereunder.

         23.2 Opinion of PRPA's Chief Counsel. At the time of the execution of this Agreement, and as a condition to HOLT's obligations hereunder, PRPA shall deliver to HOLT an opinion of counsel stating that PRPA is a body politic and instrumentality of the Commonwealth of Pennsylvania, and that this Agreement has been duly authorized, executed and delivered by PRPA.



                                  ARTICLE XXIV

                               ADDITIONAL PROPERTY

         24.1 Delaware Avenue Parcel. PRPA will support the efforts of Railport Inc. ("Railport"), a Pennsylvania corporation, to lease certain land along Delaware Avenue in the City of Philadelphia (the "Delaware Avenue Parcel"), owned by the Commonwealth (Department of Transportation), the City and others, in connection with Railport's construction thereon of an interim

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


regional intermodal transfer facility, provided that such lease will provide access acceptable to PRPA in its reasonable discretion over and across the Delaware Avenue Parcel for ingress and egress by all transportation modes to and from the Terminal and other maritime facilities by PRPA, its lessees, licensees, the owners and occupiers of such other maritime facilities, and its and their invitees. PRPA agrees to consult with HOLT concerning the adequacy of such access. In no event shall PRPA have any obligations as to the lease, construction, maintenance or repair of such interim regional intermodal transfer facility, and nothing contained in this Agreement shall prohibit PRPA from participating in the development, construction or operation of an intermodal transfer facility. If PRPA develops such a facility, PRPA shall provide Railport with an opportunity to negotiate with PRPA concerning the operation of such facility on an equal basis with other prospective operators. PRPA acknowledges and agrees that in no event shall its participation in the development, construction or operation of any such facility cause a delay or reduction in any financial commitment by PRPA with respect to the Capital Improvements or deferred maintenance items described on Exhibits H, I or N. PRPA agrees that during the ten-year period commencing on the Effective Date it shall not lease or attempt to lease the Delaware Avenue Parcel without the prior written consent of either HOLT or Railport. The Delaware Avenue Parcel refers to that area of land extending generally from the southerly boundary of the Packer Avenue Marine Terminal north to

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the boundary of the northerly side of Porter Street and extending one hundred fifty (150) feet west from the existing fence lines of those properties along Old Delaware Avenue for the entire length of the area as described.

         24.2 Additional Parcels.

         (a) (i) As of the Effective Date, Pier 96 South, Pier 98 South, and Pier 100 South (the "Additional Parcels"), as described on Exhibit M hereto, shall be included in and shall become a part of the Terminal, subject to the terms and conditions of this Agreement and subject to PRPA's termination rights as to the Additional Parcels as set forth below in Section 24.2(b).

             (ii) HOLT acknowledges that PRPA has advised HOLT that the Additional Parcels are subject to the leases and other agreements set forth on Exhibit K, copies of which have been provided to HOLT. HOLT agrees that all rent and other payments due to PRPA under such agreements shall continue to be paid to PRPA directly, that HOLT shall not attempt to exercise any rights of landlord under any of such agreements, that HOLT shall conduct all of its operations on the Additional Parcels in conformity with and so as not to violate any of the provisions of any of such agreements or the rights of any tenants or licensees thereunder, and that HOLT shall indemnify, defend and hold PRPA harmless from and against any and all expense, loss, claim, suit or liability suffered by PRPA as a result of HOLT's failure to comply with the covenants contained in this Section.

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             (iii) During the Term hereof, PRPA may lease to third parties all or part of any Additional Parcel for a term of six (6) months or less (assuming that all rights to renew or extend are exercised), upon HOLT's prior consent, which such consent may not be unreasonably withheld, and for a term of more than six (6) months (assuming that all rights to review or extend are exercised), upon HOLT's prior written consent, which such consent HOLT may grant or deny in its sole discretion. Any rents or other revenues generated by any such lease shall be for the account of PRPA.

             (iv) Upon HOLT's request and the demonstration by HOLT to PRPA of a commercial need by HOLT to have any part of the Additional Parcels free of any leasehold or licensed interests (other than HOLT's), PRPA shall terminate each lease, license or other arrangement affecting such part of the Additional Parcels (other than this Agreement) to the extent permitted thereby or, if permitted by such lease, license or arrangement, relocate such tenant. In the event PRPA relocates any tenant under any such lease, license or arrangement, or terminates any such lease, license or arrangement at HOLT's request, then HOLT shall pay to PRPA an annual fee (the "Additional Parcel Fee") equal to the difference between yearly rent that the tenant under such lease, license or arrangement, would have been obligated to pay to PRPA as provided in such lease, license or arrangement and the yearly rent, if any, that PRPA will receive from such tenant. HOLT shall not be liable for

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any damages or injury to or caused by the Mummers using the shed located on Pier
98 ("Shed 98") unless caused by HOLT's negligence.

             (v) PRPA shall not have any maintenance or repair obligations whatsoever to HOLT in respect of the Additional Parcels. PRPA has informed HOLT that PRPA intends to close Shed 98. HOLT may not enter or use Shed 98 or the shed on Pier 96 ("Shed 96") unless, prior to any such entry or use thereof by HOLT, HOLT, at its sole cost and expense and in accordance with the provisions of Section 7.6, shall have caused such shed or sheds to be brought into full compliance with all applicable governmental laws, rules, codes, ordinances, orders and regulations (other than the Environmental Statutes referred to in Subsections 10.2(a)(iii)-(v)). In the event any remediation of any environmental condition present in Shed 98 or Shed 96 is required under the Environmental Statutes referred to in Subsections 10.2(a)(iii)-(v) as a condition to the use thereof by HOLT, HOLT shall perform such remediation and PRPA shall reimburse HOLT for fifty percent (50%) of the actual costs incurred by HOLT in connection therewith up to a maximum reimbursement of One Hundred Thousand Dollars ($100,000), whereupon PRPA shall not have any other obligation whatsoever in respect thereto.

             (vi) Any fees or revenues received by HOLT in connection with the use of the Additional Parcels shall be for the account of HOLT. Cargo, either breakbulk or container,

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handled at the Additional Parcels shall not be counted toward the fulfillment by
HOLT of the Container Pick Guarantee or the Breakbulk Guarantee, nor shall Container Pick Fees or Breakbulk Fees be charged with respect thereto unless such charges are due with respect to the handling of such cargo at portions of the Terminal other than the Additional Parcels.

             (vii) PRPA and HOLT agree to consult concerning any funds available to PRPA through the capital budget of the Commonwealth with respect to the Additional Parcels.

         (b) (i) PRPA grants to HOLT, as of the Effective Date, and continuing during the initial Term, subject to the provisions of Section 7.6 hereof, the exclusive right to develop Pier 98 South and Pier 100 South in accordance with the provisions of this Agreement. PRPA shall grant to HOLT, subject to the provisions of Section 7.6, the exclusive right during the initial Term, and the non-exclusive right thereafter, to develop Pier 96
South at such time that Pasha Auto Warehousing, Inc. ("PASHA") either has consented to such grant or no longer has any rights with respect to Pier 96 South. During the Term, PRPA shall not, as to Pier 96, extend the term of PASHA's lease beyond the term under PASHA's current lease, increase the size of the property demised to PASHA or permit any use not currently permitted under PASHA's current lease without HOLT's prior written consent. During the Renewal Periods HOLT shall have and enjoy, subject to the provisions of Section 7.6 and this Subsection 24.2(b), a non-exclusive right to develop the

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Additional Parcels. In consideration of the foregoing development rights, HOLT shall pay to PRPA on the Effective Date of and on each anniversary of the Effective Date, until such time as HOLT and PRPA enter into a Lease and Development Agreement with respect to the Additional Parcels or HOLT's rights with respect thereto are terminated, a development fee equal to Twenty-Five Thousand Dollars ($25,000) (the "Development Fee"). In the event HOLT is substantially unable to use Pier 96 South due to the rights enjoyed by PASHA, the Development Fee shall be reduced to and be $8,333.33 until such time that HOLT can so use Pier 96 South. The amount of the Development Fee for each Renewal Period may be determined by the Arbitrators, subject to Section 2.3(c).

             (ii) During the Renewal Periods PRPA, if it has not previously approved a Proposed Master Plan (as hereinafter defined), may terminate HOLT's interests in and to the Additional Parcels and HOLT's non-exclusive development rights with respect thereto upon ninety (90) days prior written notice, provided that at such time that PRPA intends either by itself or by a third party to develop and use the Additional Parcels for a use other than the then current use.

         (c) (i) HOLT may, at its sole cost and expense, and subject to the provisions of Section 7.6, fill the water area between Pier 98 South and Pier 100 South, and, subject to the immediately following sentence, the water area between Pier 96 South and Pier 98 South. HOLT shall not fill the water area

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between Pier 96 South and 98 South until PRPA has advised HOLT in writing that all required consents relating thereto, if any, have been obtained from Pasha Auto Warehousing, Inc. PRPA will cooperate with and support HOLT with respect to such fill projects at no cost or expense to PRPA.

             (ii) In the event that PRPA exercises its termination rights set forth in Section 24.2(b), PRPA shall, on or before the date on which HOLT's rights to the Additional Parcels terminate ("Additional Parcels Termination Date"), reimburse HOLT for HOLT's actual costs incurred to such date in obtaining the governmental permits necessary for, and, to the extent that it has done so, in undertaking and constructing, the fill project, up to a maximum of Eight Million Dollars ($8,000,000) if the fill project encompasses Piers 96-100 and up to Four Million Dollars ($4,000,000) if the fill project encompasses only Pier 98 South and Pier 100 South (the "Fill Project Reimbursement Amount"). PRPA agrees and acknowledges that any Fill Project Reimbursement Amount may include the cost of remediating environmental problems affecting the fill project and of constructing retaining walls related thereto. The Fill Project Reimbursement Amount shall be paid by PRPA to HOLT as follows: (A) on the Additional Parcels Termination Date PRPA shall pay to HOLT the sum of Five Million Dollars ($5,000,000) or, if the Fill Project Reimbursement Amount is less than $5,000,000, the total amount thereof; and (B) if the Fill Project Reimbursement Amount is greater than $5,000,000, the remaining

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portion thereof in fifty-nine (59) equal consecutive monthly installments of principal (based upon a ten year amortization schedule), together with interest thereon at a rate that is equal to and changes with the prime rate of interest (the "Interest Rate") published from time to time by Provident National Bank, or its successor, in Philadelphia, Pennsylvania, and a final monthly payment on the next succeeding month of all outstanding and unpaid principal and interest. PRPA shall be permitted to pay the unpaid portion of the Fill Project Reimbursement Amount in full at any time without penalty.

             (iii) If on the Additional Parcel Termination Date aggregate future Base Compensation projected to be owed by HOLT to PRPA over the remaining length of the then current Renewal Period is less than the amount of the Fill Project Reimbursement Amount remaining to be paid by PRPA (after PRPA has reimbursed HOLT $5,000,000), then PRPA shall not later than and as a condition to HOLT's surrender of the Additional Parcels cause a letter of credit (the "PRPA Letter of Credit" ) to be issued by a bank acceptable to HOLT, in form and substance reasonably acceptable to HOLT, naming HOLT as beneficiary, in an amount equal at all times to an amount not less than the difference from time to time between the projected aggregate future Base Compensation and the Fill Project Reimbursement Amount remaining to be paid by PRPA to HOLT. Upon payment in full by PRPA to HOLT of the Fill Project Reimbursement Amount, HOLT shall return to PRPA the PRPA Letter of Credit.

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             (iv) HOLT shall provide to PRPA quarterly statements certified by
HOLT's architect or engineer and an officer of HOLT as to the progress and status of the fill project and the itemized costs incurred to such date by HOLT in connection therewith. On the Additional Parcel Termination Date HOLT shall, if requested by PRPA and if PRPA has complied with Subsections 24.2(c)(ii) and
(iii) with respect to the Fill Project Reimbursement Amount, assign and transfer to PRPA all of HOLT's right, title and interest in and to any permits, contracts or warranties relating to the fill project.

         (d) (i) At any time prior to PRPA's notice of its election to exercise its termination rights, HOLT may, at its cost, submit to PRPA for its approval five (5) copies of HOLT's plan for the Major Development of the Additional Parcels (the "Proposed Master Plan") which shall be prepared by a registered architect and shall include a detailed description of the improvements to be constructed by HOLT on the Additional Parcels (the "Major Improvements") and all of the following (all scales shown are minimal):

                 (A) illustrative Site Plan (1" = 100') showing various levels, the locations of all proposed structures, and maximum height and bulk of all proposed structures and all proposed land uses;

                 (B) Area Tabulation for each use type;

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                 (C) Schematic Drawings of each proposed structure including exterior elevations and sketches of the proposed structures;

                 (D) A North-South Section (1" = 100') for each proposed structure and the overall site;

                 (E) An East-West Section (1" = 100') for each proposed structure and the overall site;

                 (F) A written statement describing all proposed structures and the intended uses thereof;

                 (G) A proposed schedule of construction, including a completion date, for each proposed Major Improvement; and

                 (H) Such other plans, drawings or designs that PRPA may reasonably require.

             (ii) PRPA agrees to examine the Proposed Master Plan promptly upon receipt and to notify HOLT in writing within sixty (60) days thereafter of PRPA's approval or disapproval of the Proposed Master Plan. Any notice of disapproval by PRPA shall set forth PRPA's reasons for not approving the Proposed Master Plan. If PRPA has notified HOLT of PRPA's disapproval of any aspect of the Proposed Master Plan, and HOLT elects to submit a revised Proposed Master Plan in order to meet PRPA's stated objection, then PRPA agrees to examine such revised Proposed Master Plan promptly upon receipt thereof and within thirty (30) days thereafter to notify HOLT of PRPA's approval or disapproval thereof. Any notice of disapproval by

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


PRPA shall set forth PRPA's reasons for not approving the Proposed Master Plan. HOLT shall have the right to continue this procedure until the earlier of the date PRPA's approval is obtained and the date on which HOLT received PRPA's notice of its election to exercise its termination rights set forth in Section 24.2(b). If not approved by PRPA in whole, no Proposed Master Plan shall be deemed approved. (The Proposed Master Plan as ultimately approved by PRPA is hereinafter called the "Master Plan").

             (iii) Notwithstanding anything to the contrary contained herein, PRPA may disapprove any aspect of any Proposed Master Plan which PRPA in its sole discretion determines does not promote the goals and objectives of PRPA or will conflict with or compete with any existing or planned PRPA facility. Any proposed Major improvement must be for an intended use that is permitted under
Section 1.4 of this Agreement.

             (iv) As a condition to PRPA's approving any Proposed Master Plan, PRPA and HOLT (or an entity designated by HOLT provided that HOLT guarantees such entity's obligations thereunder and that HOLT would be permitted to undertake a Transfer to such entity pursuant to the provisions of Section 11.1 shall have executed a separate lease and operating agreement for the Additional Parcels providing for: (A) the construction by HOLT of the Major Improvements in accordance in all material respects with the Master Plan; (B) a preliminary lease term (the "Preliminary Lease Term") to terminate upon the substantial

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completion of the Major Improvements; (C) a lease term to commence immediately following the termination of the Preliminary Lease Term, for a duration equal to the length of the remaining Term of this Agreement; (D) two ten (10) year renewal options, each exercisable only if HOLT is not in default at such time and only if HOLT concurrently exercises its option to renew under this Agreement; (E) cross-defaulting between this Agreement and such lease; (F) the termination of the lease upon HOLT's failure to construct the Major Improvements in accordance with the Master Plan and the terms of such Lease; and (G) such other terms and conditions agreed to by PRPA and HOLT, including but not limited to the compensation to be paid by HOLT to PRPA with respect thereto. Upon entering into such new lease and operating agreement, the parties shall execute an amendment to this Agreement effective as of the effective date of such new lease and operating agreement, and the parties shall cause such new lease and operating agreement and such amendment to be filed with the FMC.

             (e) HOLT shall be granted additional rights to renew this Agreement pursuant to Section 2.3(b) hereof at such time that a Master Plan is approved by PRPA. For the purposes of this Agreement, the "Major Development" is a development (other than the fill project referred to in Section 24.2(c)) proposed by HOLT and approved by PRPA as set forth above which, in the reasonable opinion of PRPA, will require HOLT to expend not less than Eighteen Million Dollars ($18,000,000) of which up to Eight

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Million Dollars ($8,000,000) may be attributable to the fill project, or, in the event HOLT is unable to develop Pier 96 South due to the rights thereto enjoyed by PASHA, Six Million Dollars ($6,000,000) of which up to Two Million Six
Hundred Sixty-Six Thousand Dollars ($2,666,000) may be attributable to the fill project, and which, in the reasonable opinion of PRPA, will, when completed, substantially enhance the ability of the Terminal to attract and service additional cargoes.

                                   ARTICLE XXV

                     PRPA'S RIGHT OF ACCESS TO THE TERMINAL

         25.1 Visitors. PRPA shall have the right of access to the Terminal for the purposes of showing the Terminal to visitors and invitees upon reasonable notice to HOLT; provided, however, that such entry shall not unreasonably interfere with HOLT's operations and that PRPA shall take reasonable precautions in order to protect the safety of such visitors and invitees.

         25.2 Property and Cargo Under HOLT's Control. PRPA reserves the right, but shall have no responsibility or obligation, to inspect the Terminal as to fire hazards and other hazards of a like kind or nature. PRPA assumes no responsibility or liability for loss or damage to the property of HOLT or property under the control of HOLT, whether caused by fire, water or otherwise except as otherwise provided by this Agreement, nor

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


does PRPA assume responsibility for any shortages of cargo handled by HOLT at the, as to which HOLT hereby releases PRPA. The right of inspection reserved to PRPA hereunder shall impose no obligation on PRPA to make inspections to ascertain the condition of the Terminal, and shall impose no liability upon PRPA for failure to make such inspections, but nothing contained in this sentence shall reduce PRPA's obligations under other provisions hereof.

         25.3 Utility Lines and Easements. Subject to the giving of reasonable written notice to HOLT, PRPA reserves to itself and others the right to locate, construct, install and maintain sewers, utilities and pipelines upon or across the Terminal at locations which do not unreasonably interfere with HOLT's use of the Terminal, provided that the work related thereto shall not unreasonably interfere with HOLT's use of the Terminal, and that PRPA shall cause the Terminal to be restored following such work. With respect to any such work, PRPA shall consult with HOLT as to the location of such sewers, utilities and pipelines. HOLT shall cooperate with PRPA or its designees in order that the work can be accomplished in the shortest possible time.

         25.4 Commonwealth. The Commonwealth, its contractors, agents, and employees shall have the right, but no obligation, of access to the Terminal to inspect the Terminal to determine the state of maintenance, repair and condition of the Terminal, provided, however, that such entry shall not unreasonably

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interfere with HOLT's operations and that the Commonwealth take reasonable precautions in order to protect its safety.



                                  ARTICLE XXVI

                               PUBLICKER PROPERTY

         26.1 Publicker Site. HOLT shall not construct any improvements or perform any operations which integrate or connect the Terminal and the Publicker Property adjacent to the Terminal without the prior written consent of PRPA, which PRPA may grant or deny in its sole discretion. PRPA shall support any application made or filed by HOLT to repair or restore or fill-in the river bounded edge of the Publicker Property by landfill.



                                  ARTICLE XXVII

                 REPRESENTATIONS AND WARRANTIES OF HOLT AND PRPA

         27.1 Authorization. Each party hereby represents and warrants to the other that it has the requisite power and authority to make and perform its obligations under this Agreement, and the execution of this Agreement has been duly authorized by all requisite corporate action.

         27.2 Non-Conflict. Each party hereby represents and warrants to the other that, except as set forth in the following

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


sentence, the execution, delivery and performance of this Agreement will not violate any provision of, nor conflict with, nor result in a breach of, any of the terms, conditions, or provisions of, nor constitute a default under, any agreement, indenture or instrument to which it is a party. HOLT has advised PRPA that consents from the New Jersey Economic Development Authority, bondholders, trustees, credit facility issuers and/or providers of other financing for the benefit of HOLT for certain project costs associated with the Gloucester Terminal may be required in order for HOLT to move the Gloucester Cranes.

         27.3 Crane Relocation. Holt hereby represents and warrants that, except as set forth in the last sentence of Section 27.2: (i) no legal or other impediment exists which may prevent HOLT from causing the Gloucester Cranes to be moved from the Gloucester Terminal to the Terminal; (ii) it has all legal right, power and authority necessary to cause the Gloucester Cranes to be moved from the Gloucester Terminal to the Terminal; and (iii), it has provided to PRPA, prior to the date hereof, access to true, accurate and complete copies of all agreements, documents and instruments relating to or affecting the Gloucester Cranes.

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

                                 ARTICLE XXVIII

                                  MISCELLANEOUS

         28.1 Notices. Any notice permitted or required to be sent hereunder by either party to the other party shall be in writing, and shall be deemed to have been given when served in person on the addressee, or sent by certified mail, return receipt requested, or by overnight delivery service, postage prepaid, addressed as follows:

         If to PRPA:

                  Philadelphia Regional Port Authority
                  210 W. Washington Square - 8th Floor
                  Philadelphia, PA 19106
                  Attention: John P. LaRue, Executive Director

         with a copy to:

                  Chief Counsel
                  Philadelphia Regional Port Authority
                  210 W. Washington Square - 8th Floor
                  Philadelphia, PA 19106

         If to HOLT:

                  Holt Cargo Systems, Inc.
                  701 North Broadway
                  Gloucester City, New Jersey 08030
                  Attention: Thomas J. Holt, President

         with a copy to:

                  Daniel Promislo, Esquire
                  Wolf, Block, Schorr and Solis-Cohen
                  15th and Chestnut Streets
                  Philadelphia, PA 19102


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


         and with a further copy to:

                  John Evans, Esquire
                  Holt Cargo Systems, Inc.
                  701 North Broadway
                  Gloucester City, NJ 08030

or at such other place and to such other persons as the parties hereto may from time to time designate. In the event of an emergency requiring prompt attention in order to prevent danger to life or serious property damage which does not occur during traditional business hours, in addition to the foregoing notice requirements, notice shall be in writing and sent via telephonic transmission and hand delivery to such telecopier numbers and non-office addresses as the parties may provide to one another from time to time.

         28.2 Captions. The use of "Article" or "Section" headings or captions in this Agreement is solely for the purpose of convenience, and the same shall be entirely disregarded in construing any portion of this Agreement.

         28.3 Terms Binding on Successors. All the terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns and Transferees of the parties hereto. The provisions of this Section 28.3 shall not be deemed as a waiver of any of the conditions limiting Transfers by HOLT set forth herein.

         28.4 Applicable Law. This Agreement and all questions arising thereunder shall be construed according to the laws of


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the Commonwealth of Pennsylvania, except with respect to the requirements of the
Shipping Act of 1984 and any other federal laws or procedures which may be applicable.

         28.5 Consent to Jurisdiction. Service and Venue. For the purpose of enforcing payment of the compensation due hereunder and performance of its obligations hereunder or otherwise in connection herewith, HOLT hereby consents to the jurisdiction and venue of the Court of Common Pleas for Philadelphia County and the Commonwealth Court (to the extent each may have subject matter jurisdiction) or of the United States District Court for the Eastern District of Pennsylvania, and appoints and constitutes Messrs. Wolf, Block, Schorr and Solis-Cohen as its agent for all service of process in connection with any such matter; provided, however, that nothing contained herein shall be or deemed to be a waiver of any right HOLT may have to remove any action from state court to an appropriate federal court as long as any such removal will not operate to prevent PRPA from exercising and enjoying any of its remedies set forth in
Section 19.1, including without limitation, the remedy of confession of judgment in ejectment. The provisions of this Section 28.5 shall not limit or otherwise affect the right of PRPA to institute and conduct action in any other appropriate manner, jurisdiction or court.

         28.6 Limit on PRPA's Liability. Notwithstanding anything to the contrary contained herein, the liability of the PRPA hereunder shall be limited to its interest in and to the

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Terminal and to the revenues and other intangible assets of the PRPA. Any judgment against PRPA hereunder shall be enforceable solely against the foregoing assets of PRPA, and any such judgment shall contain a specific notation that such judgment is not a lien upon and may not be enforced against any real property interests, including leaseholds, of PRPA other than its fee and leasehold interests with respect to the Terminal.

         28.7 Certain Certificates. Upon HOLT's request, made in connection with any loan to be secured by any equipment owned or leased by HOLT for use at the Terminal, including without limitation the HOLT Cranes, PRPA will deliver to HOLT or the lender making such loan, such certificates, instruments and documents as the lender reasonably may request, which certificates, instruments, and documents shall confirm that PRPA has no landlord's lien on, security interest in, distress or distraint right or any other right whatsoever with respect to any such equipment, and agree not to assert any claim against or permit any lien in favor of PRPA to be filed against any such equipment, other than PRPA's option to purchase the HOLT Cranes as provided herein. HOLT shall pay any costs incurred by PRPA (including reasonable attorneys' fees) in connection with any such certificates, instruments and documents.

         28.8 Time of Essence. Time shall be of the essence of this Agreement.

         28.9 Severability. If any provision hereof is found by a court of competent jurisdiction or by a regulatory agency to be

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prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

         28.10 Entire Agreement. This Agreement sets forth all the promises, agreements, conditions and understandings between PRPA and HOLT relative to the Terminal, and there are no promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon PRPA or HOLT unless made in writing and signed by both parties hereto and filed with the FMC.

         28.11 No Third Party Beneficiaries. This Agreement and all of the provisions hereof are for the benefit of the parties executing this Agreement, PPC for the limited extent set forth in Article X and Section 28.13, and the Commonwealth to the limited extent set forth on the signature page, only, and no provisions of this Agreement shall be deemed or construed to grant to any other person or entity any right, power or privilege, or any entitlement to any benefit, claim or interest under this Agreement, and no other person or entity is to have any right of action hereunder, except only as set forth in Section 28.3.

         28.12 Certain Payments at End of Term. At the expiration or termination of this Agreement, including any

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Renewal Periods, either party may set off amounts owed to it hereunder against amounts owed by it hereunder.

         28.13 Releases. (a) The parties acknowledge that the PPC-Holt Agreement remains in full force and effect in its current form and governs and controls the duties and obligations of the parties with respect to the subject matter thereof until the amendment thereof on the Effective Date by this Amended and Restated Lease and Operating Agreement. HOLT and PRPA acknowledge and agree that HOLT has paid to PRPA all base compensation due and payable under the PPC-Holt Agreement through and including December 15, 1990. Payments of base compensation due and payable under the PPC-Holt Agreement which are based on activity levels of HOLT during the current lease year thereunder through the Effective Date hereof shall be paid by HOLT to PRPA on or before the thirtieth (30) day following the Effective Date. Effective as of the Effective Date and subject to HOLT's payments to PRPA as provided in the preceding sentence, PRPA and PPC (which shall join in this Agreement for the limited purpose of this Section 28.13) hereby release HOLT, and, effective as of the Effective Date, HOLT hereby releases PRPA and PPC, from any and all liabilities and obligations arising under the PPC-Holt Agreement through the date hereof, except for such party's indemnification obligations thereunder, and for any and all other contractual, common law or statutory claims, including but not limited to claims arising under the Shipping Act of 1984. Such release shall not prevent or preclude HOLT from impleading PRPA or PPC, filing a cross-claim against PRPA or PPC, or joining or seeking contribution from PRPA or PPC, in any action or suit brought by a third party, nor prevent or preclude PRPA or PPC, as the case may be, from impleading HOLT, filing a cross-claim against HOLT, joining or seeking contribution from HOLT, in any action brought by a third party.

             (b) Immediately prior to the filing of this Agreement with the FMC, the parties shall cause to be filed with the FMC a Termination of License Agreement terminating the Portside License.

         28.14 Review of Operations. Not less frequently than quarterly, on such dates and at such times and locations as PRPA may reasonably designate, representatives of PRPA and HOLT shall meet to review the operations at the Terminal, the need for the dredging of the berths to particular depths, and the performance of both parties hereunder.

         28.15 Transfer Taxes. HOLT shall pay any and all realty transfer taxes that may be due and payable in connection with the execution and delivery of this Agreement.

         28.16 Refrigerated Warehouse Release. HOLT hereby releases and agrees to indemnify, defend and hold PRPA harmless from any and all liability arising from or caused by a breakdown of the refrigeration system of the Refrigerated Warehouse or such system's being out of service for any reason whatsoever, except for willful misconduct by PRPA, its agents or employees.

         28.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof individually or taken together shall bear the signatures of PRPA and HOLT.

                                     156(a)

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

[Corporate Seal]                        HOLT CARGO SYSTEMS, INC.

Attest: /s/ John Evans                  By: /s/ Thomas J. Holt
       -------------------------           ---------------------------------

[Seal]                                  PHILADELPHIA REGIONAL PORT AUTHORITY


Attest: /s/  [illegible]                By: /s/ John P. LaRue
       -------------------------           ---------------------------------
                                        Approved as to Form and Legality

                                        By: /s/ Ronald G. Henry
                                            ---------------------------------
                                            Ronald G. Henry, Chief Counsel
                                            Philadelphia Regional
                                               Port Authority

                                        Title:
                                            ---------------------------------
                                            Office of the Attorney General
                                              of the Commonwealth of
                                              Pennsylvania

                                         Approved as to Propriety and
                                              Sufficiency of Funds

                                         By: /s/ Paul D. Sariego
                                            ---------------------------------
                                            Paul D. Sariego, Comptroller
                                            Philadelphia Regional
                                               Port Authority

                    JOINDER BY PHILADELPHIA PORT CORPORATION

         The Philadelphia Port Corporation joins in this Agreement solely for the purpose of granting to HOLT a release pursuant to Section 28.13.

                                         PHILADELPHIA PORT CORPORATION

                                         By:
                                            ---------------------------------

                    JOINDER BY COMMONWEALTH OF PENNSYLVANIA

          The Commonwealth of Pennsylvania joins in this Agreement solely for the purpose of granting non-disturbance to HOLT pursuant to Section 1.8, consenting to repairs, restorations, alterations and demolition by HOLT which PRPA may from time to time approve under Section 7.6 and filling of berths by HOLT which PRPA may from time to time approve under Section 24.2, consenting to the construction, reconstruction and demolition by or on behalf of PRPA of certain improvements described in Section 7.7, and consenting to the reconstruction and rehabilitation of the Terminal and the Cranes upon a casualty, and to the use of insurance proceeds for such purpose, as set forth in
Section 13.1.

                                         THE COMMONWEALTH OF PENNSYLVANIA


                                         ---------------------------------


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